   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                        AMERICAN DISPOSAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  4953                                 13-3858494
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                           --------------------------

                              745 MCCLINTOCK DRIVE
                                   SUITE 230
                           BURR RIDGE, ILLINOIS 60521
                                 (630) 655-1105
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                           --------------------------

                               ANN L. STRAW, ESQ.
                        AMERICAN DISPOSAL SERVICES, INC.
                              745 MCCLINTOCK DRIVE
                                   SUITE 230
                           BURR RIDGE, ILLINOIS 60521
                                 (630) 655-1105
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   Copies to:

           STEPHEN W. RUBIN, ESQ.                       HOWARD L. SHECTER, ESQ.
             PROSKAUER ROSE LLP                       MORGAN, LEWIS & BOCKIUS LLP
               1585 BROADWAY                                101 PARK AVENUE
          NEW YORK, NEW YORK 10036                      NEW YORK, NEW YORK 10178
               (212) 969-3000                                (212) 309-6000

                           --------------------------

    Approximate date of commencement of proposed sale of securities to the public: As soon as possible after the Registration Statement becomes effective.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
      TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO BE     OFFERING PRICE PER      AGGREGATE          REGISTRATION
              TO BE REGISTERED                     REGISTERED           SHARE(1)       OFFERING PRICE(1)         FEE(1)
Common Stock, par value $.01 per share             6,325,000             $31.25         $197,656,250.00        $59,896.00

(1) The price stated is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices reported for the Common Stock on the Nasdaq National Market on September 19, 1997
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1997

                                5,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------

    Of the 5,500,000 shares of Common Stock offered hereby, 3,500,000 shares are being issued and sold by American Disposal Services, Inc. (the "Company") and 2,000,000 shares are being sold by certain selling stockholders (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "ADSI." On September 24, 1997, the last sale price of the Common Stock as reported by the Nasdaq National Market was $32.50 per share. See "Price Range of Common Stock."

    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                 REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                                                               PROCEEDS TO
                                   PRICE TO     UNDERWRITING    PROCEEDS TO      SELLING
                                    PUBLIC       DISCOUNT(1)    COMPANY(2)    STOCKHOLDERS
-------------------------------------------------------------------------------------------
Per Share......................  $              $              $              $
Total(3).......................  $              $              $              $
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the offering payable by the Company estimated
    at $         .

(3) The Underwriters have been granted an option by the Company (or under certain circumstances by the Selling Stockholders), exercisable within 30 days from the date hereof, to purchase up to 825,000 additional shares of Common Stock, at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full from the Company, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $          , $          and $          , respectively. See "Use of Proceeds"
    and "Underwriting."
                            ------------------------

    The shares of Common Stock are offered by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the shares will be made
against payment on or about                     , 1997, at the offices of
Oppenheimer & Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.
                            ------------------------

                          JOINT BOOK-RUNNING MANAGERS

OPPENHEIMER & CO., INC.                             DONALDSON, LUFKIN & JENRETTE
                                                     SECURITIES
CORPORATION
                           CREDIT SUISSE FIRST BOSTON

               The date of this Prospectus is September   , 1997.

                                     [MAP]

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS, PENALTY BIDS AND PASSIVE MARKET MAKING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION, SHARE AND PER SHARE DATA IN THIS
PROSPECTUS: (I) GIVE EFFECT TO AN EXCHANGE OF THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE ("COMMON STOCK"), IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY, EFFECTIVE AS OF JANUARY 1, 1996; (II) GIVE EFFECT TO A 13.5 FOR 1 STOCK SPLIT CONSUMMATED ON MAY 31, 1996; (III) EXCLUDE 1,554,214 SHARES OF COMMON STOCK OF THE COMPANY ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS AND STOCK OPTIONS; AND (IV) ASSUME NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. AS USED IN THIS PROSPECTUS, THE TERMS "COMPANY" AND "AMERICAN DISPOSAL SERVICES" REFER COLLECTIVELY TO AMERICAN DISPOSAL SERVICES, INC. AND ITS SUBSIDIARIES, UNLESS THE CONTEXT OTHERWISE REQUIRES.

                            ------------------------

                                  THE COMPANY

    American Disposal Services is a regional, integrated, non-hazardous solid waste services company that provides solid waste collection, transfer and disposal services primarily in the Midwest and in the Northeast. The Company owns eight solid waste landfills and owns, operates or has exclusive contracts to receive waste from 17 transfer stations. The Company's operations cover six primary operating regions and its landfills and transfer stations are supported by 12 collection divisions, which currently serve over 305,000 residential, commercial and industrial customers. The Company has adopted an acquisition-based growth strategy and intends to continue its expansion, generally in its existing and proximate markets. Since January 1993, the Company has acquired 55 solid waste businesses, including seven solid waste landfills and 49 solid waste collection companies.

    The Company began its operations in the Midwest and currently has operations in Arkansas, Connecticut, Illinois, Indiana, Kansas, Kentucky, Massachusetts, Missouri, Ohio, Oklahoma, Pennsylvania and Rhode Island. The Company's objective is to build a large profitable fully-integrated solid waste services company with an established market presence in secondary markets. The Company expects the current consolidation trends in the solid waste industry to continue as many independent landfill and collection operators lack the capital resources, management skills and technical expertise necessary to operate in compliance with stringent environmental and other governmental regulations.

    The Company's operating program generally involves a four-step process: (i) acquiring solid waste landfills in markets that are within approximately 125 miles of significant metropolitan centers; (ii) securing captive waste streams for its landfills through the acquisition or development of transfer stations serving those markets, through acquisitions of collection companies and by entering into long-term contracts directly with customers or collection companies; (iii) making "tuck-in" acquisitions of collection companies to further penetrate its target markets; and (iv) integrating these businesses into the Company's operations to achieve operating efficiencies and economies of scale. As part of its acquisition program, the Company has, and in the future may, as specific opportunities arise, evaluate and pursue acquisitions in the solid waste collection and disposal industry that do not strictly conform to the Company's four-step operating program.

    The Company's operating strategy emphasizes the integration of its solid waste collection and disposal operations and the internalization of waste collected. One of the Company's goals is to maximize the captive waste streams (which includes waste from the Company's collection operations and third-party haulers operating under long-term collection contracts) disposed of at each of its landfills. During the six months ended June 30, 1997, the Company's captive waste constituted an average of approximately 71% of the solid waste disposed of at Company-owned landfills. In addition, 87% of the total tonnage collected by the Company during such period was disposed of at Company-owned landfills. The Company plans to continue to pursue its acquisition-based growth strategy to increase the internalization of waste collected and expand its presence in its existing and proximate markets.

                              RECENT DEVELOPMENTS

    Since the consummation of its offering of Common Stock in May 1997 (the "May Offering"), the Company has expanded and strengthened its market presence in its six operating regions through 16 acquisitions, which included the acquisition of two landfills, 16 collection companies and four transfer stations.

    As part of its acquisition strategy, on September 10, 1997, the Company acquired all of the outstanding shares of capital stock of Illinois Bulk Handlers, Inc. ("Bulk Handlers"), Shred-All Recycling Systems, Inc. ("Shred-All"), Fred B. Barbara Trucking Co., Inc. ("Trucking") and Environtech, Inc. ("Environtech," collectively the "Barbara Companies") (the "Acquisition"). The Barbara Companies provide hauling, transfer, recycling and disposal services in the greater Chicago metropolitan area and include a collection company (with a fleet of 150 vehicles), a transfer station and recycling facility (capable of processing traditional recyclables, as well as tires, cement, wood pallets, aluminum scrap and other bulk materials), and a landfill consisting of approximately 326 acres (of which approximately 78 acres are permitted), having approximately 23 years of remaining site life at current average disposal volumes. The Company believes that the Acquisition provides it with a significant opportunity to improve its internalization rates, expand the Company's acquisition platform and provide fully integrated waste services in its Illinois Region.

    In addition, since the May Offering, the Company has continued to expand its presence in its New England Region which the Company entered in September 1996. Since May, the Company has acquired four additional collection operations and one transfer station in Rhode Island and an integrated collection and transfer station operation in Connecticut. The Company believes that as a result of its acquisitions in the region, it currently owns and operates the largest collection operation in Rhode Island and has strategically positioned itself to expand its market share in the New England Region.

    Since the May Offering, the Company increased its credit facility with ING (U.S.) Capital Corporation, as administrative agent, from $125 million to $200 million (the "Credit Facility"). The Credit Facility provides the Company with a term loan of $60 million and an expansion facility of $140 million to be used for acquisitions (of which $20 million may be used for working capital and letter of credit purposes). At September 15, 1997, the outstanding debt under the Credit Facility was $118.9 million, up from $61.4 million at June 30, 1997, primarily as a result of recent acquisitions.

    The Company's principal executive offices are located at 745 McClintock Drive, Suite 230, Burr Ridge, Illinois 60521, and its telephone number is (630) 655-1105.

                                  THE OFFERING

Common Stock Offered by:
  The Company................................  3,500,000 shares
  The Selling Stockholders...................  2,000,000 shares
      Total..................................  5,500,000 shares
Common Stock outstanding after the             18,304,542 shares(1)
  Offering...................................
Use of proceeds..............................  To repay outstanding indebtedness under the
                                               Credit Facility and other obligations. The
                                               Company will not receive any of the proceeds
                                               from the sale of shares by the Selling
                                               Stockholders. See "Use of Proceeds."
Nasdaq National Market symbol................  ADSI

------------------------

(1) Does not include 1,554,214 shares of Common Stock issuable upon the exercise of warrants and stock options outstanding as of September 15, 1997, at a weighted average exercise price of $12.50 per share.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                                             PRO FORMA
                                                                       PRO FORMA       SIX MONTHS ENDED     SIX MONTHS
                                       YEARS ENDED DECEMBER 31,        YEAR ENDED          JUNE 30,            ENDED
                                  ----------------------------------  DECEMBER 31,  ----------------------   JUNE 30,
                                     1994        1995        1996       1996(1)        1996        1997       1997(1)
                                  ----------  ----------  ----------  ------------  ----------  ----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues........................  $   18,517  $   30,004  $   56,804   $  100,508   $   25,177  $   46,274   $  62,316
Cost of operations..............      12,647      17,286      30,376       55,491       13,170      25,080      33,730
Selling, general and
  administrative expenses.......       4,910       5,882       8,328       12,931        4,048       6,357       8,007
Depreciation and amortization
  expense.......................       3,226       6,308      12,334       18,207        5,663       9,056      11,138
                                  ----------  ----------  ----------  ------------  ----------  ----------  -----------
Operating income (loss).........      (2,266)        528       5,766       13,879        2,296       5,781       9,441
Interest expense................      (1,497)     (3,030)     (5,745)          --       (3,057)     (3,458)         --
Interest income.................           2         189         260           --           --          --          --
Other income....................          --          --         179          179           37         109         109
                                  ----------  ----------  ----------  ------------  ----------  ----------  -----------
Income (loss) before income
  taxes and extraordinary item..      (3,761)     (2,313)        460       14,058         (724)      2,432       9,550
Income tax benefit (expense)....       1,372        (332)       (245)      (5,290)         155        (750)     (3,452)
                                  ----------  ----------  ----------  ------------  ----------  ----------  -----------
Income (loss) before
  extraordinary item............      (2,389)     (2,645)        215   $    8,768         (569)      1,682   $   6,098
                                                                      ------------                          -----------
                                                                      ------------                          -----------
Extraordinary item -- loss on
  early retirement of debt......          --        (908)       (476)                     (476)         --
                                  ----------  ----------  ----------                ----------  ----------
Net income (loss)...............      (2,389)     (3,553)       (261)                   (1,045)      1,682
Preferred stock dividend........          --        (190)       (109)                     (109)         --
                                  ----------  ----------  ----------                ----------  ----------
Net income (loss) to common
  stockholders..................  $   (2,389) $   (3,743) $     (370)               $   (1,154) $    1,682
                                  ----------  ----------  ----------                ----------  ----------
                                  ----------  ----------  ----------                ----------  ----------
Net income (loss) per share of
  common stock..................  $    (0.99) $    (1.06) $    (0.05)               $    (0.20) $     0.15
                                  ----------  ----------  ----------                ----------  ----------
                                  ----------  ----------  ----------                ----------  ----------
Weighted average common stock
  and common stock equivalent
  shares........................   2,411,381   3,527,688   7,063,928                 5,864,078  10,884,592
Pro forma net income per share
  of common stock...............                                       $     0.54                            $    0.34
                                                                      ------------                          -----------
                                                                      ------------                          -----------
Pro forma weighted average
  common stock and common stock
  equivalent shares.............                                       16,258,771                           18,187,492

OTHER DATA:
Net cash provided by (used in)
  operating activities..........  $   (1,124) $    5,601  $   11,705                $    2,610  $   11,337
Net cash used in investing
  activities....................      (6,180)    (68,374)    (39,032)                   (9,706)    (77,639)
Net cash provided by financing
  activities....................       5,718      68,608      23,245                     2,211      66,167
EBITDA(2).......................         960       6,836      18,100       32,086        7,959      14,837      20,579
EBITDA margin(3)................         5.2%       22.8%       31.9%        31.9%        31.6%       32.1%       33.0%

                                                                                                JUNE 30, 1997
                                                                                          -------------------------
                                                                                           ACTUAL    AS ADJUSTED(4)
                                                                                          ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................  $   2,166    $    2,166
Working capital.........................................................................      5,344         5,344
Property and equipment, net.............................................................    128,035       140,635
Total assets............................................................................    224,573       285,588
Long-term obligations, net of current portion...........................................     63,817         1,879
Total stockholders' equity..............................................................    129,872       251,060

------------------------
(1) The pro forma information for the year ended December 31, 1996 and the six months ended June 30, 1997 gives effect to the acquisition of Liberty Disposal, Inc. and the Evansville, Indiana Operations of Waste Management of Indiana, LLC, the May Offering, the Acquisition, this Offering and the application of the estimated proceeds therefrom, as described in "Use of Proceeds," as if each of the foregoing had occurred or been in effect on January 1, 1996 and January 1, 1997, respectively.
(2) EBITDA represents operating income plus depreciation and amortization. While EBITDA data should not be construed as a substitute for operating income, net income (loss) or cash flows from operations in analyzing the Company's operating performance, financial position and cash flows, the Company has included EBITDA data (which are not a measure of financial performance under generally accepted accounting principles) because it understands that such data are commonly used by certain investors to evaluate a company's performance in the solid waste industry. EBITDA, as measured by the Company, might not be comparable to similarly titled measures reported by other companies. Funds depicted by the EBITDA measure are not available for management's discretionary use due to required debt service and other commitments or uncertainties.
(3) EBITDA margin represents EBITDA expressed as a percentage of revenues.
(4) Adjusted to give effect to the Acquisition, this Offering and the application of the estimated proceeds therefrom, as described in "Use of Proceeds," as if each of the foregoing had occurred on June 30, 1997. See "Use of Proceeds." Long-term obligations, net of current portion, of $63,817 was adjusted to give effect to borrowings of $44,625 to fund the Acquisition and the application of the estimated net proceeds of $106,563 from this Offering to arrive at the as adjusted balance of $1,879. Long-term obligations, net of current portion, as adjusted of $1,879 does not include additional borrowings of $12,850 used to fund additional acquisitions occurring from July 1, 1997 to September 15, 1997.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AS WELL AS IN THE PROSPECTUS GENERALLY. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

ABILITY TO MANAGE GROWTH

    The Company's goal is to increase the scale of its operations significantly through the acquisition of other solid waste businesses and through internal growth. Consequently, the Company may experience periods of rapid growth with significantly increased staffing level requirements. Such growth could place a significant strain on the Company's management and on its operational, financial and other resources. The Company's ability to maintain and manage its growth effectively will require it to expand its management information systems capabilities and improve its operational and financial systems and controls. Moreover, the Company will need to attract, train, motivate, retain and manage its senior managers, technical professionals and other employees. Any failure to expand its management information system capabilities, to implement and improve its operational and financial systems and controls or to recruit appropriate additional personnel in an efficient manner at a pace consistent with the Company's business growth would have a material adverse effect on the Company's business, financial condition and results of operations.

AVAILABILITY OF ADDITIONAL ACQUISITION TARGETS

    The Company's ongoing acquisition program is a key element of its acquisition-based growth strategy for expanding its solid waste management services. Consequently, the future growth of the Company depends in large part upon the successful continuation of this acquisition program. The Company may encounter substantial competition in its efforts to acquire landfills, transfer stations and collection companies. There can be no assurance that the Company will succeed in locating or acquiring appropriate acquisition candidates at price levels and on terms and conditions that the Company considers appropriate.

INTEGRATION OF ACQUISITIONS

    The financial position and results of operations of the Company will depend to a large extent on the Company's ability to integrate effectively the operations of the companies it has acquired to date, and expects to acquire in the future, and to realize expected efficiencies and economies of scale from such acquisitions. There can be no assurance that the Company's efforts to integrate these operations will be effective, that expected efficiencies and economies of scale will be realized or that the Company will be able to successfully consolidate its operations. The failure to achieve any of these results could have a material adverse effect on the Company's business, financial condition and results of operations.

HIGHLY COMPETITIVE INDUSTRY

    The solid waste collection and disposal business is highly competitive and requires substantial amounts of capital. The Company competes with numerous solid waste management companies, many of which are significantly larger and have greater financial resources than the Company. The Company also competes with those counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. These counties, municipalities and solid waste districts may have financial advantages due to the availability to them of user fees, charges or tax revenues and the greater availability to them of tax-exempt financing. In addition, competitors may reduce the price of their services in an effort to expand market share or to win competitively bid municipal contracts. There can be no assurance that the Company will be able to compete successfully.

FUNDING OF FUTURE CAPITAL REQUIREMENTS; HISTORY OF LOSSES AND WORKING CAPITAL
  DEFICITS

    The Company's acquisition-based growth strategy has resulted in a steady increase in its capital requirements, and such increase may continue in the future as the Company pursues its strategy. The Company has recorded net losses to common stockholders of approximately $2.4 million, $3.7 million and $370,000 during the fiscal years ended December 31, 1994, 1995 and 1996, respectively. In addition, the Company has incurred working capital deficits in the past, and there can be no assurance that its available working capital will be sufficient in the future as it pursues its growth strategy. Furthermore, in connection with the Acquisition, the Company may be obligated to make significant contingent payments over the next nine years if certain business development projects are achieved by the Barbara Companies. See "Business--Recent Developments." To the extent that internally generated cash and cash available under the Credit Facility, as defined below, are not sufficient to provide the cash required for future operations, capital expenditures, acquisitions, earn-out and contingent payments, debt repayment obligations and financial assurance obligations, the Company will require additional equity or debt financing in order to provide such cash. There can be no assurance, however, that such financing will be available or, if available, will be on terms satisfactory to the Company. Where appropriate, the Company may seek to minimize the use of cash to finance its acquisitions by using capital stock, assumption of indebtedness or notes. However, there can be no assurance the owners of the businesses the Company may wish to acquire will be willing to accept non-cash consideration in whole or in part.

USE OF LEVERAGE

    Historically, the Company has incurred significant debt obligations in connection with financing its acquisitions and business growth. The Company has a $200 million Credit Facility with ING (U.S.) Capital Corporation, as administrative agent, Morgan Guaranty Trust Company of New York, as syndication agent, Union Bank of California, N.A., as documentation agent, BHF-Bank Aktiengesellschaft, as co-agent, and Bank of America Illinois, as co-agent. As of June 30, 1997, the Company's consolidated indebtedness was $65.1 million, its consolidated total assets were $224.6 million and its stockholders' equity was $129.9 million. At September 15, 1997, the Company's consolidated indebtedness had increased to approximately $122.2 million primarily as a result of recent acquisitions. See "Business--Recent Developments." Following the completion of the Offering and the application of the net proceeds to the Company for the repayment of the Credit Facility, it is anticipated that the Company's consolidated indebtedness would be approximately $15.6 million. The Company anticipates incurring significant indebtedness in the future in order to fund all or a portion of the purchase price of future acquisitions. The Company's ability to meet its debt service obligations will depend upon its future performance, which, in turn, will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond the Company's control. If the Company fails to generate sufficient cash flow to repay its debt, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that such refinancing or any additional financing could be obtained on terms favorable to the Company or at all.

LIMITATIONS ON INTERNAL EXPANSION

    The Company's operating program depends on its ability to expand and develop its landfills, transfer stations and collection operations. The process of obtaining required permits and approvals to operate or expand solid waste management facilities, including landfills and transfer stations, has become increasingly difficult and expensive, often taking several years, requiring numerous hearings and compliance with zoning, environmental and other regulatory requirements, and often being subject to resistance from citizen or other groups. There can be no assurance that the Company will be successful in obtaining the permits it requires or that such permits will not contain onerous terms and conditions. An inability to receive such permits and approvals could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Extensive Environmental and Land Use Laws and Regulations." In some areas, suitable land may be unavailable for new landfill sites. There can be no assurance that the Company will be successful in obtaining new landfill sites or expanding the permitted capacity of its current landfills once its landfill capacity has been consumed. In such event, the Company could be forced to dispose of collected waste at landfills operated by its competitors, which could have a material adverse effect on the Company's landfill revenues and collection expenses.

DEPENDENCE ON THIRD PARTY COLLECTION OPERATIONS

    A portion of the solid waste delivered to the Company's landfills is delivered by third party collection companies under informal arrangements or without long-term contracts. If these third parties discontinued their arrangements with the Company and if the Company were unable to replace these third party arrangements, the Company's business, financial condition and results of operations might be materially adversely affected.

EXTENSIVE ENVIRONMENTAL AND LAND USE LAWS AND REGULATIONS

    The Company is subject to extensive and evolving environmental and land use laws and regulations, which have become increasingly stringent in recent years as a result of greater public interest in protecting and cleaning up the environment. These laws and regulations affect the Company's business in many ways, including as set forth below.

    EXTENSIVE PERMITTING REQUIREMENTS. In order to develop and operate a landfill or other solid waste management facility, it is necessary to obtain and maintain in effect one or more facility permits and other governmental approvals, including those related to zoning, environmental and land use. In addition, the Company may be required to obtain similar permits and approvals in order to expand its existing landfill and solid waste management operations. These permits and approvals are difficult and time consuming to obtain and are frequently subject to community opposition, opposition by various local elected officials or citizens and other uncertainties. In addition, after an operating permit for a landfill or other facility is obtained, the permit may be subject to modification or revocation by the issuing agency, and it may be necessary to obtain periodically a renewal of the permit, which may reopen opportunities for opposition to the permit. Moreover, from time to time, regulatory agencies may delay the review or grant of these required permits or approvals or may modify the procedures or increase the stringency of the standards applicable to its review or grant of such permits or approvals. In addition, the Company may not be able to ensure that its landfill operations are included and remain in the solid waste management plan of the state or county in which such operations are conducted. The Company may also have difficulty obtaining host agreements with counties or local communities, or existing host communities may demand modifications of existing host agreements in connection with planned expansions, either of which could adversely affect the Company's operations and increase the Company's costs and reduce its margins. There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, including permits or approvals required for planned landfill expansions, and the failure by the Company to obtain or maintain in effect a permit significant to its business could materially adversely affect the Company's business, financial condition and results of operations.

    DESIGN, OPERATION AND CLOSURE REQUIREMENTS. The design, operation and closure of landfills are subject to extensive regulations. These regulations include, among others, the regulations (the "Subtitle D Regulations") establishing minimum federal requirements adopted by the United States Environmental Protection Agency (the "EPA") in October 1991 under Subtitle D of the Resource Conservation and

Recovery Act of 1976 ("RCRA"). The Subtitle D Regulations generally became effective on October 9, 1993 (except for more stringent financial assurance requirements, which became effective April 9, 1997). The Subtitle D Regulations require all states to adopt regulations regarding landfill design, operation and closure requirements that are as stringent as, or more stringent than, the Subtitle D Regulations. All states in which the Company's landfills are located have in place extensive landfill regulations consistent with the Subtitle D requirements. These federal and state regulations require the Company to design the landfill in accordance with stringent technical requirements, monitor groundwater, post financial assurances, and fulfill landfill closure and post-closure obligations. These regulations could also require the Company to undertake investigatory, remedial and monitoring activities, to curtail operations or to close a landfill temporarily or permanently. Furthermore, future changes in these regulations may require the Company to modify, supplement, or replace equipment or facilities at costs which may be substantial.

    LEGAL AND ADMINISTRATIVE PROCEEDINGS. In the ordinary course of its business, the Company may become involved in a variety of legal and administrative proceedings relating to land use and environmental laws and regulations. These may include proceedings by federal, state or local agencies seeking to impose flow control requirements, civil or criminal penalties on the Company for violations of such laws and regulations, or to impose liability on the Company under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") or comparable state statutes, or to revoke or deny renewal of a permit; actions brought by citizens' groups, adjacent landowners or governmental entities opposing the issuance of a permit or approval to the Company or alleging violations of the permits pursuant to which the Company operates or laws or regulations to which the Company is subject; and actions seeking to impose liability on the Company for any environmental damage at its landfill sites or that its landfills or other properties may have caused to adjacent landowners or others, or at sites to which it transported waste, including groundwater or soil contamination. The Company could incur substantial legal expenses during the course of the aforementioned proceedings, and the adverse outcome of one or more of these proceedings could materially adversely affect the Company's business, financial condition and results of operations.

    During the ordinary course of its operations, the Company has from time to time received, and expects that it may in the future receive, citations or notices from governmental authorities that its operations are not in compliance with its permits or certain applicable environmental or land use laws and regulations. The Company generally seeks to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that the Company will always be successful in this regard, and the failure to resolve a significant issue could result in one or more of the adverse consequences to the Company described below under "Potential Liabilities."

    POTENTIAL LIABILITIES. There may be various adverse consequences to the Company in the event that a facility owned or operated by the Company (or a predecessor owner or operator whose liabilities the Company may have acquired expressly or under successor liability theories) causes environmental damage, in the event that waste transported by the Company (or a predecessor) causes environmental damage at another site, in the event that the Company fails (or a predecessor failed) to comply with applicable environmental and land use laws and regulations or the terms of a permit or outstanding consent order or in the event the Company's owned or operated facility or the soil or groundwater thereunder is or becomes contaminated. These may include the imposition of substantial monetary penalties on the Company; the issuance of an order requiring the curtailment or termination of the operations involved or affected; the revocation or denial of permits or other approvals necessary for continued operation or landfill expansion; the imposition of liability on the Company in respect of any environmental damage (including groundwater or soil contamination) at its landfill sites or that its landfills or other facilities or other Company-owned or operated facilities caused to adjacent landowners or others or environmental damage at another site associated with waste transported by the Company; the imposition of liability on the Company under CERCLA or under comparable state laws; and criminal liability for the Company or its officers. Any of the foregoing could materially adversely affect the Company's business, financial condition and results of operations.

    As described under "Business--Environmental Regulations," CERCLA and analogous state laws impose retroactive strict joint and several liability on various parties that are, or have been, associated with a site from which there has been, or is threatened, a release of any hazardous substance (as defined by CERCLA) into the environment. Liability under RCRA, CERCLA and analogous state laws may include responsibility for costs of site investigations, site cleanup, site monitoring, natural resources damages and property damages. Liabilities under RCRA, CERCLA and analogous state laws can be very substantial and, if imposed upon the Company, could materially adversely affect the Company's business, financial condition and results of operations.

    In the ordinary course of its landfill and waste management operations and in connection with its review of landfill and other operations to be acquired, the Company has discovered at one landfill, and may in the future discover at other landfills or waste management facilities, indications of groundwater contamination. In such events, the Company would seek or be required to determine the magnitude and source of the problem and, if appropriate or required by applicable regulations, to design and implement measures to remedy, or halt the spread of, the contamination. There can be no assurance, however, that contamination discovered at a landfill or at other Company sites will not result in one or more of the adverse consequences to the Company described above.

    TYPE, QUANTITY AND SOURCE LIMITATIONS. Certain permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on the importation of out-of-state waste have not withstood judicial challenge. However, from time to time federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although such legislation has not yet been adopted by Congress, if this or similar legislation is enacted, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could materially adversely affect landfills within those states that receive a significant portion of waste originating from out-of-state.

    In addition, certain states and localities may for economic or other reasons restrict the exportation of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the United States Supreme Court held unconstitutional, and therefore invalid, a local ordinance that sought to impose flow controls on taking waste out of the locality. However, certain state and local jurisdictions continue to seek to enforce such restrictions and, in certain cases, the Company may elect not to challenge such restrictions based upon various considerations. In addition, the aforementioned proposed federal legislation, if adopted, could allow states and localities to impose certain flow control restrictions. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, which may materially adversely affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business, financial condition and results of operations could be materially adversely affected.

POTENTIAL LIABILITIES ASSOCIATED WITH ACQUISITIONS

    The businesses acquired by the Company may have liabilities that the Company did not discover or may have been unable to discover during its pre-acquisition investigations, including liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements, and for which the Company, as a successor owner or operator, may be responsible. Any indemnities or warranties, due to their limited scope, amount, or duration, the financial limitations of the indemnitor or warrantor or other reasons, may not fully cover such liabilities.

DEPENDENCE ON SENIOR MANAGEMENT

    The Company is highly dependent on its senior management team. The loss of the services of any member of senior management may have a material adverse effect on the Company's business, financial condition and results of operations. In an effort to minimize this risk, the Company has entered into employment contracts with certain members of senior management. The Company does not maintain "key man" life insurance with respect to members of senior management except for a $2.0 million policy maintained on the Company's President and Chief Executive Officer.

LIMITS ON INSURANCE COVERAGE

    There can be no assurance that the Company's pollution liability insurance will provide sufficient coverage in the event an environmental claim were made against the Company or that the Company will be able to maintain in place such insurance at reasonable costs. An uninsured or underinsured claim of sufficient magnitude could have a material adverse effect on the Company's business, financial condition and results of operations.

INCURRENCE OF CHARGES RELATED TO CAPITALIZED EXPENDITURES

    In accordance with generally accepted accounting principles, the Company capitalizes certain expenditures and advances relating to acquisitions, pending acquisitions and landfill development and expansion projects. Indirect acquisition costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against earnings any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates will be recoverable, through sale or otherwise) relating to any operation that is permanently shut down, any pending acquisition that is not consummated, and any landfill development or expansion project that is not or not expected to be successfully completed. Therefore, the Company may be required to incur a charge against earnings in future periods, which charge, depending upon the magnitude thereof, could materially adversely affect the Company's business, financial condition and results of operations.

USE OF ALTERNATIVES TO LANDFILL DISPOSAL

    Alternatives to landfill disposal, such as recycling and composting, are increasingly being used. In addition, incineration is an alternative to landfill disposal in certain of the Company's markets. There also has been an increasing trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain type of wastes, such as yard wastes, at landfills. These developments may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity or affect the prices that can be charged for landfill disposal services. For example, Illinois, Ohio and Pennsylvania, states in which the Company operates landfills, have adopted bans on the disposal of yard waste or leaves in landfills located in those states, and all of the states in which the Company operates landfills have adopted rules restricting or limiting disposal of tires at landfills. In addition, each of the states in which the Company operates landfills has adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. These recycling goals are being phased in over the next few years. These alternatives, if and when adopted and implemented, may have a material adverse effect on the business, financial condition and results of operations of the Company.

ABILITY TO MEET FINANCIAL ASSURANCE OBLIGATIONS

    The Company is required to post a performance bond or a bank letter of credit or to provide other forms of financial assurance in connection with closure and post-closure obligations with respect to landfills or its other solid waste management operations and may be required to provide such financial assurance in connection with municipal residential collection contracts. If the Company were unable to obtain surety bonds in sufficient amounts, or to provide other required forms of financial assurance, it would be unable to remain in compliance with the Subtitle D Regulations or comparable state requirements and, among other things, might be precluded from entering into certain municipal collection contracts and obtaining or holding landfill operating permits.

SEASONALITY

    The Company's revenues tend to be somewhat lower in the winter months. This is primarily attributable to the fact that: (i) the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months; and (ii) the volume of industrial and residential waste in the regions where the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may delay the development of landfill capacity and otherwise result in the temporary suspension of certain of the Company's operations and could materially adversely affect the Company's overall business, financial condition and results of operations.

ANTI-TAKEOVER PROVISIONS

    The Board of Directors may issue up to 5,000,000 shares of Preferred Stock in the future without stockholder approval upon such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock-- Undesignated Preferred Stock." In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company.

SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICE

    Sale of substantial amounts of shares in the public market or the prospect of such sales could adversely affect the market price of the Company's Common Stock. Upon completion of the Offering, the Company will have outstanding 18,304,542 shares of Common Stock, of which approximately 14,678,432 shares will be freely tradeable. The Company's officers and directors and Charterhouse Environmental Holdings L.L.C., Charterhouse Equity Partners II, L.P. and CDI Equity, LLC who, following the Offering, will beneficially own an aggregate of 3,460,283 shares of Common Stock or options or warrants to purchase shares of Common Stock, have agreed not to sell, offer to sell, distribute, pledge, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or encumber or exercise registration rights with respect to such securities for 180 days after the date of this Prospectus without the prior written consent of Oppenheimer & Co., Inc. and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). Certain additional stockholders of the Company who beneficially own an aggregate of 274,573 shares of Common Stock have agreed to similar restrictions for a period of 90 days. In addition, the Company has registered 2,500,000 shares of Common Stock under the Securities Act pursuant to a shelf registration statement for use in connection with future acquisitions, of which 1,184,068 shares of Common Stock have not yet been issued as of September 15, 1997. Once issued, these shares generally will be freely tradeable by persons not affiliated with the Company; however, the Company has agreed to use its best efforts to restrict such persons from selling such shares during the 90-day period following the effective date of the Registration Statement of which this Prospectus is a part. In their sole discretion and at any time without notice, Oppenheimer & Co., Inc. and DLJ may release all or any portion of the shares subject to lock-up agreements. In addition, following 180 days after the Offering, the holders of 3,023,371 shares of Common Stock and warrants to purchase 168,905 shares of Common Stock have demand and "piggy-back" rights with respect to the registration of such shares of Common Stock for sale to the public. If such holders, by exercising their registration rights, cause a large number of shares to be sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. Furthermore, if the Company is required to include such shares in Company-initiated registration statements, this could have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible for Future Sales" and "Underwriting." As of September 15, 1997, there were outstanding options to purchase a total of 1,385,309 shares of Common Stock and warrants to purchase a total of 168,905 shares of Common Stock.

ABSENCE OF DIVIDENDS

    The Company has never declared or paid dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future.

                                USE OF PROCEEDS

The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered by the Company hereby are estimated to be $106.6 million ($132.0 million if the Underwriters' over-allotment option is exercised in full from the Company). The Company intends to apply all of the net proceeds of the Offering to repay a portion of the amounts outstanding under the Credit Facility and other obligations. The Credit Facility provides for a term loan of $60 million and an expansion facility of $140 million to be used for acquisitions (of which $20 million may be used for working capital and letter of credit purposes). The various loans under the Credit Facility bear interest at rates per annum equal to, at the Company's discretion, either (i) the higher of (a) the federal funds rate plus 0.5% and (b) the prime rate, plus an applicable margin or (ii) the London Interbank Offered Rate ("LIBOR") plus an applicable margin, and have maturities ranging from 2002 to 2004. As of September 15, 1997, the Company had borrowed $118.9 million under the Credit Facility. As of such date, the interest rates on the various loans and lines of credit under the Credit Facility ranged from 6.69% to 8.50%. The Company intends to draw down on the Credit Facility from time to time in order to fund future acquisitions in whole or in part. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The net proceeds from the sale of the 2,000,000 shares of Common Stock offered hereby by the Selling Stockholders, will be paid directly to the Selling Stockholders. The Company will not receive any proceeds from such sale. See "Principal and Selling Stockholders." In connection with the Offering, the Company has granted the Underwriters an over-allotment option. Presently, the Company does not have a sufficient number of shares of Common Stock authorized in the event the Underwriters' over-allotment option is exercised. However, a Special Meeting of Stockholders to approve an increase in the authorized shares of Common Stock is scheduled for October 7, 1997. In the event the stockholders of the Company do not approve the increase in authorized shares of Common Stock, the Selling Stockholders will grant the over-allotment option to the Underwriters, and accordingly, will receive the proceeds therefrom.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock of the Company has been quoted on the Nasdaq National Market under the symbol ("ADSI") since July 26, 1996, the date of the commencement of the Company's initial public offering. The following table sets forth, for the periods indicated, the high and low closing prices of the Common Stock as reported on the Nasdaq National Market:

                                                                                             HIGH        LOW
                                                                                           ---------  ---------
1996
3rd Quarter..............................................................................  $   18.25  $    9.00
4th Quarter..............................................................................  $   18.50  $   15.50
1997
1st Quarter..............................................................................  $   18.00  $   16.50
2nd Quarter..............................................................................  $   25.06  $   16.38
3rd Quarter (through September 24, 1997).................................................  $   33.75  $   21.00

    On September 24, 1997, the last reported sales price of the Common Stock was $32.50 per share.

                                DIVIDEND POLICY

    The Company has never declared or paid any dividends on its Common Stock. The Company and its Board of Directors currently intend to retain any earnings for use in the operation and expansion of the Company's business and do not anticipate paying any dividends on the Common Stock for the foreseeable future. The Credit Facility prohibits the payment of cash dividends without prior bank approval. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth: (i) the current portion of long-term obligations and the actual capitalization of the Company at June 30, 1997; and
(ii) "As Adjusted" amounts to reflect (a) additional borrowings under the Credit Facility of $44.625 million and issuance of 539,917 shares of Common Stock in conjunction with the Acquisition and (b) the sale of 3,500,000 shares of Common Stock offered hereby and the application of the estimated net proceeds of the Offering to repay amounts outstanding under the Credit Facility and to fund costs of the Offering. See "Use of Proceeds."

                                                                                           JUNE 30, 1997
                                                                                       ----------------------
                                                                                                       AS
                                                                                         ACTUAL     ADJUSTED
                                                                                       ----------  ----------
                                                                                       (DOLLARS IN THOUSANDS,
                                                                                         EXCEPT SHARE DATA)
Current portion of long-term debt and capital lease obligations......................  $    1,286  $    1,286
                                                                                       ----------  ----------
                                                                                       ----------  ----------
Long-term debt and capital lease obligations, net of current portion (1).............  $   63,817  $    1,879
Stockholders' equity (2):
  Preferred stock; 5,000,000 shares authorized; no shares issued or outstanding......          --          --
  Common stock; 20,000,000 shares authorized; 13,472,501 shares issued and
  outstanding; 17,512,418 shares issued and outstanding as adjusted..................         135         175
  Warrants outstanding...............................................................         107         107
  Additional paid-in capital.........................................................     136,217     257,365
  Accumulated deficit................................................................      (6,587)     (6,587)
                                                                                       ----------  ----------
    Total stockholders' equity.......................................................     129,872     251,060
                                                                                       ----------  ----------
      Total capitalization...........................................................  $  193,689  $  252,939
                                                                                       ----------  ----------
                                                                                       ----------  ----------

(1) Long-term obligations, net of current portion, of $63,817 was adjusted to give effect to borrowings of $44,625 to fund the Acquisition and the application of the estimated proceeds of $106,563 from this Offering to arrive at the as adjusted balance of $1,879. Long-term obligations, net of current portion, as adjusted of $1,879 does not include additional borrowings of $12,850 used to fund additional acquisitions occurring from July 1, 1997 to September 15, 1997

(2) Excludes (i) 825,000 additional shares of Common Stock that may be sold pursuant to the Underwriters' over-allotment option, and (ii) 1,369,212 shares of Common Stock reserved for issuance pursuant to stock options and outstanding warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents selected consolidated statement of operations, balance sheet, other data and pro forma financial data of the Company for the periods presented. See the Notes to Consolidated Financial Statements and pro forma financial data included elsewhere herein for information concerning the basis of presentation. The following selected consolidated financial data as of December 31, 1995 and 1996 and for each of the three years ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of December 31, 1994 is derived from audited consolidated financial statements that are not included herein. The interim consolidated financial information furnished herein is unaudited and reflects all adjustments (consisting only of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the consolidated financial information for these periods. The pro forma financial data for the year ended December 31, 1996 and as of and for the six months ended June 30, 1997 has been derived from the pro forma consolidated financial statements included elsewhere in this Prospectus.

                                                                                           SIX MONTHS         PRO FORMA
                                                                        PRO FORMA            ENDED           SIX MONTHS
                                         YEARS ENDED DECEMBER 31,       YEAR ENDED          JUNE 30,            ENDED
                                      -------------------------------  DECEMBER 31,  ----------------------   JUNE 30,
                                        1994       1995       1996       1996 (1)       1996        1997      1997 (1)
                                      ---------  ---------  ---------  ------------  ----------  ----------  -----------
                                                   (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues............................  $  18,517  $  30,004  $  56,804   $  100,508   $   25,177  $   46,274   $  62,316
Cost of operations..................     12,647     17,286     30,376       55,491       13,170      25,080      33,730
Selling, general and administrative
  expenses..........................      4,910      5,882      8,328       12,931        4,048       6,357       8,007
Depreciation and amortization
  expense...........................      3,226      6,308     12,334       18,207        5,663       9,056      11,138
                                      ---------  ---------  ---------  ------------  ----------  ----------  -----------
Operating income (loss).............     (2,266)       528      5,766       13,879        2,296       5,781       9,441
Interest expense....................     (1,497)    (3,030)    (5,745)                   (3,057)     (3,458)         --
Interest income.....................          2        189        260           --           --          --          --
Other income........................         --         --        179          179           37         109         109
                                      ---------  ---------  ---------  ------------  ----------  ----------  -----------
Income (loss) before income taxes
  and extraordinary item............     (3,761)    (2,313)       460       14,058         (724)      2,432       9,550
Income tax benefit (expense)........      1,372       (332)      (245)      (5,290)         155        (750)     (3,452)
                                      ---------  ---------  ---------  ------------  ----------  ----------  -----------
Income (loss) before extraordinary
  item..............................     (2,389)    (2,645)       215   $    8,768         (569)      1,682   $   6,098
                                                                       ------------                          -----------
                                                                       ------------                          -----------
Extraordinary item--loss on early
  retirement of debt................         --       (908)      (476)                     (476)         --
                                      ---------  ---------  ---------                ----------  ----------
Net income (loss)...................     (2,389)    (3,553)      (261)                   (1,045)      1,682
Preferred stock dividend............         --       (190)      (109)                     (109)         --
                                      ---------  ---------  ---------                ----------  ----------
Net income (loss) to common
  stockholders......................  $  (2,389) $  (3,743) $    (370)               $   (1,154) $    1,682
                                      ---------  ---------  ---------                ----------  ----------
                                      ---------  ---------  ---------                ----------  ----------
Per share of common stock:
Income (loss) before extraordinary
  item..............................  $   (0.99) $   (0.80) $    0.02                $    (0.12) $     0.15
Extraordinary item..................         --      (0.26)     (0.07)                    (0.08)         --
                                      ---------  ---------  ---------                ----------  ----------
Net income (loss)...................  $   (0.99) $   (1.06) $   (0.05)               $    (0.20) $     0.15
                                      ---------  ---------  ---------                ----------  ----------
                                      ---------  ---------  ---------                ----------  ----------
Pro forma net income per share of
  common stock......................                                    $     0.54                            $    0.34
                                                                       ------------                          -----------
                                                                       ------------                          -----------
Weighted average common stock and
  common stock equivalent shares....  2,411,381  3,527,688  7,063,928                 5,864,078  10,884,592

Pro forma weighted average common
  stock and common stock equivalent
  shares............................                                    16,258,771                           18,187,492
OTHER DATA:
Net cash provided by (used in)
  operating activities..............  $  (1,124) $   5,601  $  11,705                $    2,610  $   11,337
Net cash used in investing
  activities........................     (6,180)   (68,374)   (39,032)                   (9,706)    (77,639)
Net cash provided by financing
  activities........................      5,718     68,608     23,245                     2,211      66,167
EBITDA(2)...........................        960      6,836     18,100       32,086        7,959      14,837      20,579
EBITDA margin(3)....................        5.2%      22.8%      31.9%        31.9%        31.6%       32.1%       33.0%

                                                               DECEMBER 31,                  JUNE 30, 1997
                                                      -------------------------------  --------------------------
                                                        1994       1995       1996      ACTUAL    AS ADJUSTED(4)
                                                      ---------  ---------  ---------  ---------  ---------------
                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA(5):
Cash and cash equivalents...........................  $     548  $   6,383  $   2,301  $   2,166     $   2,166
Working capital (deficit)...........................     (2,237)    (8,819)     1,219      5,344         5,344
Property and equipment, net.........................     17,062     81,250     93,692    128,035       140,635
Total assets........................................     37,557    114,693    144,986    224,573       285,588
Long-term debt and capital
  lease obligations, net of current portion.........     18,487     48,789     65,445     63,817         1,879
Redeemable preferred stock..........................         --      1,908         --         --            --
Stockholders' equity................................     12,132     33,855     58,097    129,872       251,060

------------------------

(1) The pro forma information for the year ended December 31, 1996 and the six months ended June 30, 1997 gives effect to the acquisitions of Liberty Disposal, Inc. and the Evansville, Indiana Operations of Waste Management of Indiana, LLC, the May Offering, this Offering and the application of the estimated proceeds therefrom, as described in "Use of Proceeds," as if each of the foregoing had occurred or been in effect on January 1, 1996 and January 1, 1997, respectively.

(2) EBITDA represents operating income plus depreciation and amortization. While EBITDA data should not be construed as a substitute for operating income, net income (loss) or cash flows from operations in analyzing the Company's operating performance, financial position and cash flows, the Company has included EBITDA data (which are not a measure of financial performance under generally accepted accounting principles) because it understands that such data are commonly used by certain investors to evaluate a company's performance in the solid waste industry. EBITDA, as measured by the Company, might not be comparable to similarly titled measures reported by other companies. Funds depicted by the EBITDA measure are not available for management's discretionary use due to required debt service and other commitments or uncertainties.

(3) EBITDA margin represents EBITDA expressed as a percentage of revenues.

(4) Adjusted to give effect to the Acquisition, this Offering and the application of the estimated proceeds therefrom, as described in "Use of Proceeds," as if each of the foregoing had occurred on June 30, 1997. See "Use of Proceeds." Long-term obligations, net of current portion, of $63,817 was adjusted to give effect to borrowings of $44,625 to fund the Acquisition and the application of the estimated net proceeds of $106,563 from this Offering to arrive at the as adjusted balance of $1,879. Long-term obligations, net of current portion, as adjusted of $1,879 does not include additional borrowings of $12,850 used to fund additional acquisitions occurring from July 1, 1997 to September 15, 1997.

(5) The Company has not declared or paid dividends on Common Stock in any of the periods presented. The Credit Facility prohibits the payment of cash dividends without prior bank approval.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Consolidated Financial Data," the Company's Consolidated Financial Statements and the notes thereto, the Company's Unaudited Pro Forma Consolidated Financial Statements and the notes thereto, and the Barbara Companies' Financial Statements and the notes thereto included elsewhere herein.

INTRODUCTION

    The Company has adopted an acquisition-based growth strategy that focuses principally on: (i) the identification and acquisition of solid waste landfills located in secondary markets that are within approximately 125 miles of significant metropolitan centers; and (ii) securing dedicated waste streams for such landfills by the acquisition or development of transfer stations and the acquisition of collection companies. The Company has completed 55 acquisitions since January 1993. All of these acquisitions were accounted for under the purchase method of accounting for business combinations. Accordingly, the amortization of goodwill and landfill airspace reflects the fair market value of the Company's assets at the time of their acquisition rather than their historical cost basis, and the results of operations for such acquired businesses are included in the Company's financial statements only from the applicable date of acquisition. As a result, the Company believes its historical results of operations for the periods presented are not directly comparable.

    There are several other aspects of the Company's growth strategy that cause management to believe that the Company's historical results of operations may not be consistent with future performance, including the following:

    - CONCENTRATION OF LANDFILL ASSETS. Historically, the mix of the Company's assets has been concentrated in landfills, as opposed to collection and transfer station operations. As a result of goodwill associated with the Company's acquisitions and the amortization expense associated with its landfill assets and closure obligations, the amount of depreciation and amortization as a percentage of the Company's revenues for the year ended December 31, 1996 was relatively high (21.7%) as compared to other solid waste companies. As of the six months ended June 30, 1997, depreciation and amortization as a percentage of the Company's revenue was 19.6%. Management believes that this percentage will continue to decline as the Company further penetrates the market in its Illinois, southwestern Indiana, Missouri, Ohio, western Pennsylvania and New England regions by acquiring or developing transfer stations, acquiring collection operations and making "tuck-in" acquisitions of collection companies.

    - ESTABLISHED MANAGEMENT TEAM. Since 1993, the Company has assembled a management team with substantial experience in the solid waste industry. The Company believes that its senior management team has the ability to manage the Company's operations as they expand. Therefore, the Company believes that the amount of selling, general and administrative expenses is likely to decline as a percentage of revenues as the Company grows.

    - CELL DEVELOPMENT COSTS. Cells developed to date at certain acquired landfills have been constructed with double liner composite systems. However, in September 1996, the Livingston, Illinois landfill received a permit to construct cells utilizing a single liner composite system. The Company continues to explore the possibility of using alternative design systems at its Ohio landfill, which should result in lower cell development costs.

    Consistent with its operating program, the Company believes acquisitions of solid waste companies will have a positive impact on its future results of operations and, accordingly, believes that the Company's historical results should be considered in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and the notes thereto included elsewhere herein. Additionally, neither the historical nor the pro forma results of operations fully reflect the operating efficiencies and improvements that are expected to be achieved by integrating acquired businesses, internalizing waste flows to the Company's landfills and realizing other synergies. See "Business--Strategy."

GENERAL

    REVENUES. The Company's revenues are attributable primarily to fees charged to customers for waste collection, transfer and disposal services. The Company's collection services are generally provided under direct agreements with its customers or pursuant to contracts with municipalities. Commercial and municipal contract terms, where used, generally range from one to five years and commonly have automatic renewal options. A relatively small portion of such agreements also provide for the prepayment of certain fees, which fees are reflected as deferred revenues.

    The table below shows, for the periods indicated, the percentage of the Company's total revenues attributable to services provided. The Company's revenue derived from landfill operations increased substantially with the acquisition of the Clarion, Wyandot and Livingston landfills in separate closings in June, August, and November 1995 (collectively, the "CDI Acquisition"). Since the CDI Acquisition, the Company has acquired proportionately more collection operations than landfill operations, resulting in a decreasing overall percentage of revenues attributable to landfill operations.

                                                                                                      SIX MONTHS
                                                                                                        ENDED
                                                                   YEARS ENDED DECEMBER 31,            JUNE 30,
                                                                -------------------------------  --------------------
                                                                  1994       1995       1996       1996       1997
                                                                ---------  ---------  ---------  ---------  ---------
Collection(1).................................................       68.0%      55.3%      47.5%      40.0%      51.0%
Transfer......................................................        9.1        5.0        2.1        2.2        3.7
Landfill(1)...................................................       22.8       39.0       49.9       57.8       44.4
Other.........................................................        0.1        0.7        0.5     --            0.9
                                                                ---------  ---------  ---------  ---------  ---------
    Total Revenues............................................      100.0%     100.0%     100.0%     100.0%     100.0%
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

------------------------

(1) The portion of collection revenues attributable to disposal charges for waste collected by the Company and disposed of at the Company's landfills has been excluded from collection revenues and included in landfill revenues.

    A component of the Company's business strategy is to maximize internalization of waste it collects and thereby realize higher margins from its operations. By disposing of waste at Company-owned landfills, the Company retains the margin generated through disposal operations that would otherwise be earned by third-party landfills. During the six months ended June 30, 1997, the Company's captive waste (which includes waste from the Company's collection operations and third-party haulers operating under long-term collection contracts) constituted an average of approximately 71% of the solid waste disposed of at its landfills. In addition, 87% of the total tonnage collected by the Company was disposed of at Company-owned landfills.

    EXPENSES. Cost of operations include labor, maintenance and repairs, equipment and facility rent, utilities and taxes, the costs of ongoing environmental compliance, safety and insurance, disposal costs and costs of independent haulers transporting Company waste to disposal sites. Disposal costs include certain landfill taxes, host community fees, landfill site maintenance, fuel and other equipment operating expenses and provision for post-closure expenses, consisting of cap maintenance, groundwater monitoring, methane gas control and recovery and leachate treatment/disposal, anticipated to be incurred in the future.

    Selling, general and administrative ("SG&A") expenses include management, clerical and administrative compensation, overhead, sales costs, community relations expenses, provisions for estimated uncollectible accounts receivable and unrealizable acquisition costs and management fees paid to an affiliate of Charterhouse (which terminated upon closing of the Company's initial public offering in July 1996).

    Depreciation and amortization expense includes depreciation of fixed assets, closure costs and amortization of landfill airspace, goodwill, other intangibles and loan origination fees. The amount of landfill amortization expense related to airspace consumption can vary materially from landfill to landfill depending upon the purchase price, landfill configuration and cell development costs.

    Certain direct landfill development costs, such as engineering, upgrading, construction and permitting costs, are capitalized and amortized based on airspace consumed. All of the Company's capitalized expenditures relating to cell development and landfill expansion work are in connection with cells for which the Company holds a permit for development. The Company believes that the costs associated with engineering, owning and operating landfills will increase in the future as a result of federal, state and local regulations and a growing community awareness of the landfill permitting process. Although there can be no assurance, the Company believes that it will be able to implement price increases sufficient to offset these increased expenses. All indirect landfill development costs, such as executive salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred.

    The Company capitalizes engineering, legal, accounting and other direct costs incurred in connection with potential acquisitions, accounted for using the purchase method for business combinations. The Company, however, routinely evaluates such capitalized costs and expenses those costs related to acquisitions not likely to occur. Indirect acquisition costs, such as executive salaries, general corporate overhead and other corporate services, are expensed as incurred.

    Accrued closure and post-closure costs represent an estimate of the current value of the future obligations associated with closure and post-closure monitoring of non-hazardous solid waste landfills currently owned by the Company. Site specific closure and post-closure engineering cost estimates are prepared annually for landfills owned by the Company. Estimated costs are accrued based on accepted tonnage as landfill airspace is consumed. The Company periodically updates its estimates of future closure and post-closure costs. These changes are accounted for on a prospective basis. The Company expects its closure and post-closure costs per ton to decrease as it expands landfill capacity and as such costs are amortized over greater airspace.

    The Company has estimated that, as of December 31, 1996, closure costs expected to occur during the operating lives of these facilities and expensed over these facilities' useful lives will approximate $35.2 million. In addition, the Company has estimated that, as of December 31, 1996, total costs for post-closure activities, including cap maintenance, groundwater monitoring, methane gas control and recovery and leachate treatment/disposal for up to 30 years after closure in certain cases, will be approximately $10.9 million. The accruals reflect relatively young landfills with estimated remaining lives, based on current waste flows, that range from approximately three to 50 years, and an estimated average remaining life of greater than 20 years.

THE ACQUISITION

    On September 10, 1997, the Company acquired all of the outstanding shares of capital stock of the Barbara Companies. See "Prospectus Summary--Recent Developments." The revenues of the Barbara Companies are attributable primarily to fees charged to customers for solid waste collection, contract waste hauling services, transfer and disposal services.

    The collection services of the Barbara Companies are generally provided either directly to waste generators or pursuant to contracts with municipalities, including the City of Chicago. Commercial and municipal contracts, where applicable, generally range from one to three years and commonly have automatic renewal options. For the six months ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, City of Chicago contract revenues accounted for 30%, 33%, 62% and 65% of the revenues of the Barbara Companies, respectively. Prior to the Acquisition, the Barbara Companies used similar accounting policies to the Company, except that the Barbara Companies used accelerated depreciation methods and did not capitalize costs related to inventory, parts and supplies. Subsequent to the Acquisition, the accounting policies of the Barbara Companies will be conformed to those of the Company. However, the description below is based on historical results.

    Revenues for the year ended December 31, 1996 were $23.7 million, which represents a decrease from $37.2 million for the year ended December 31, 1995. The decrease in revenue in 1996 was primarily due to a significant loss of volume under a residential waste contract with the City of Chicago. The volume under the contract was diverted by the City to four newly constructed materials recycling facilities operated by a competitor which were built to implement the City's recently promulgated recycling regulations. Revenues of $10.5 million for the six months ended June 30, 1997 are consistent with the prior year results of the Company's core business operations.

    Cost of operations for the year ended December 31, 1996 was $14.4 million as compared to $20.2 million for the year ended December 31, 1995. As a percentage of revenues, the Barbara Companies' cost of operations increased to 60.7% from 54.4% in 1995 due to lower revenues from the City of Chicago and a change in the mix of business resulting in a lower proportion of transfer station revenues, which generally have lower operating costs. For the six months ended June 30, 1997, cost of operations for the Barbara Companies was $6.0 million, representing 57.7% as a percentage of revenues.

    SG&A expenses for the year ended December 31, 1996 were $5.4 million compared to $5.4 million for the year ended December 31, 1995. SG&A expenses for the six months ended June 30, 1997 were $1.2 million. Included in SG&A expenses for the years ended 1996, 1995 and 1994 are owner-related, year-end compensation payments amounting to $2.5 million, $3.2 million and $3.2 million, respectively.

RESULTS OF OPERATIONS

    The following table sets forth items in the Company's consolidated statement of operations as a percentage of revenues for the periods indicated.

                                                                                                SIX MONTHS
                                                                                                  ENDED
                                                             YEARS ENDED DECEMBER 31,            JUNE 30,
                                                          -------------------------------  --------------------
                                                            1994       1995       1996       1996       1997
                                                          ---------  ---------  ---------  ---------  ---------
Revenues................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of operations......................................       68.3       57.6       53.5       52.3       54.2
Selling, general and administrative expenses............       26.5       19.6       14.6       16.1       13.7
Depreciation and amortization expenses..................       17.4       21.0       21.7       22.5       19.6
                                                          ---------  ---------  ---------  ---------  ---------
Operating income (loss).................................      (12.2)       1.8       10.2        9.1       12.5
Interest expense, net...................................       (8.1)      (9.5)      (9.7)     (12.1)      (7.5)
Other income............................................         --         --        0.3        0.1        0.2
Income tax benefit (expense)............................        7.4       (1.1)      (0.5)       0.6       (1.6)
Extraordinary loss, net of income tax...................         --       (3.0)      (0.8)      (1.9)    --
                                                          ---------  ---------  ---------  ---------  ---------
    Net income (loss)...................................      (12.9%     (11.8%      (0.5%      (4.2%       3.6%
                                                          ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------
EBITDA margin(1)........................................        5.2%      22.8%      31.9%      31.6%      32.1%

------------------------

(1) EBITDA margin represents EBITDA expressed as a percentage of revenues.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

    REVENUES. Revenues for the six months ended June 30, 1997 were $46.3 million compared to $25.2 million for the six months ended June 30, 1996. Of the increase in revenues, $16.7 million is due primarily to the effects of companies acquired during 1996, the operations of which were included in the Company's financial results for the full six months ended June 30, 1997 and the additional impact of acquisitions completed during the six months ended June 30, 1997. Approximately $4.4 million is attributable to increases in revenues in operations acquired prior to 1996.

    COST OF OPERATIONS. Cost of operations for the six months ended June 30, 1997 was $25.1 million compared to $13.2 million for the six months ended June 30, 1996. This increase was attributable primarily to the increase in revenues described above. As a percentage of revenues, cost of operations was 54.2% in the 1997 period compared to 52.3% in the 1996 period. The increased costs as a percentage of the Company's overall revenues are due to the impact of more substantial collection versus landfill operations in the 1997 period compared to the same period in 1996, in accordance with the Company's acquisition-based growth strategy.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses increased to $6.4 million for the six months ended June 30, 1997 compared to $4.0 million for the six months ended June 30, 1996. As a percentage of revenues, SG&A expenses decreased to 13.7% in the 1997 period from 16.1% in the 1996 period. The decrease in SG&A expenses as a percentage of revenues is due primarily to a significant increase in revenue producing assets, while corporate and other related administrative expenses increased moderately.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for the six months ended June 30, 1997 was $9.1 million compared to $5.7 million for the six months ended June 30, 1996. The increase in depreciation and amortization expense is due primarily to increases in the Company's revenues described above. As a percentage of revenues, depreciation and amortization expense was 19.6% and 22.5% for the six months ended June 30, 1997 and 1996, respectively. The decline as a percentage of revenues in the June 1997 period compared to the June 1996 period is due primarily to the diminished concentration of landfill assets, which typically have higher depreciation and amortization expense than collection operations.

    NET INTEREST EXPENSE. Net interest expense was $3.5 million for the six months ended June 30, 1997 compared to $3.1 million for the six months ended June 30, 1996. This increase is attributable to additional debt incurred to complete certain 1997 acquisitions.

    INCOME TAXES. The Company recorded an income tax provision of $750,000 for the six months ended June 30, 1997 compared to an income tax benefit of $155,000 for the same period in the prior year.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    REVENUES. Revenues in 1996 were $56.8 million compared to $30.0 million in 1995. Approximately $17.1 million of the increase was attributable to the impact of the full year contribution from the CDI Acquisition. In addition, the Company completed 16 acquisitions in 1996, which accounted for approximately $6.3 million of the increase in revenues.

    COST OF OPERATIONS. Cost of operations in 1996 was $30.4 million compared to $17.3 million in 1995, an increase corresponding primarily to the Company's revenue growth described above. As a percentage of revenues, cost of operations declined to 53.5% in 1996 from 57.6% in 1995, due primarily to the following factors. The Company's proportion of landfill operations, which generally have lower operating costs than collection operations, has increased as a result of the full year contribution of the CDI Acquisition. In addition, operating cost savings occurred as a result of the consolidation of the acquired Missouri collection operations and the full year impact of the new transfer stations opened in the Missouri region.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. SG&A expenses were $8.3 million in 1996 compared to $5.9 million in 1995. The increase in the SG&A expenses resulted from the full year impact of the CDI Acquisition as well as increased expenses from the 16 acquisitions completed in 1996. As a percentage of revenues, SG&A expenses declined to 14.6% in 1996 from 19.6% in 1995. The decrease in SG&A expense as a percentage of revenues was due primarily to a significant increase in revenue, while corporate and other related administrative expenses increased moderately. In 1996, the Company terminated a management agreement with an affiliate of its principal shareholder, pursuant to which a management fee of $466,000 was paid in 1996.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for 1996 was $12.3 million compared to $6.3 million in 1995. The increase is due primarily to the CDI Acquisition which significantly increased landfill airspace amortization and provision for closure costs, and to a lesser extent, the capital expenditures and goodwill associated with acquisitions consummated in 1996. As a percentage of revenues, depreciation and amortization expense was 21.7% during 1996 versus 21.0% in 1995. The relatively high percentages are primarily due to the configuration of the Wheatland landfill in 1995 and the high concentration of the Company's assets in landfills following the CDI Acquisition in 1996. Depreciation and amortization expense is expected to decline as a percentage of revenues in future periods as the concentration of the Company's assets in landfills diminishes due to the full year impact of the 1996 collection company acquisitions and as the Company reduces future cell development cost. Net fixed assets increased to $93.7 million in 1996 from $81.3 million in 1995 and goodwill, net of accumulated amortization expense, increased to $31.2 million in 1996 from $15.7 million in 1995.

    NET INTEREST EXPENSE. Net interest expense was $5.5 million in 1996 compared to $2.8 million in 1995. This increase is attributable to the full year impact of additional debt incurred to complete the CDI Acquisition and the 16 acquisitions completed in 1996.

    INCOME TAXES. The Company recorded an income tax provision of $245,000 and $332,000 for 1996 and 1995, respectively. The 1996 provision reflects the Company having consolidated taxable income of $460,000. Although the Company recorded a net loss in 1995, the Company recorded an income tax provision because the Company's subsidiaries were not then consolidated and CDI reported a profit.

    EXTRAORDINARY LOSS. In 1996, the Company recognized an extraordinary loss of $476,000, representing the write-off of unamortized debt issuance costs in connection with the refinancing of its prior credit facility.

YEARS ENDED DECEMBER 31, 1995 AND 1994

    REVENUES. Revenues in 1995 were $30.0 million compared to $18.5 million in 1994. The increase in revenues was due primarily to the effects of the CDI Acquisition and, to a lesser extent, price and volume increases attributable to existing operations. Revenues of $10.1 million in 1995 were generated from companies acquired during 1995, while increases in revenue attributable to operations acquired prior to 1996 amounted to $1.3 million.

    COST OF OPERATIONS. Cost of operations in 1995 was $17.3 million compared to $12.6 million in 1994. This increase in costs was attributable primarily to increases in the Company's revenues described above. As a percentage of revenues, cost of operations was 57.6% in 1995 compared to 68.3% in 1994. This decrease was due primarily to operating efficiencies and improvements from the Company's development of its Missouri region and the impact of the CDI Acquisition, which shifted the relative proportion of the Company's assets toward landfills that typically operate at higher margins than collection operations.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. SG&A expenses were $5.9 million in 1995 compared to $4.9 million in 1994. The increase was a result of expenses associated with the CDI Acquisition, expenses incurred in connection with the Company's increase in personnel and other expenses related to the anticipated expansion of the Company's operations. SG&A expenses as a percentage of revenues were 19.6% in 1995 compared to 26.5% in 1994.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense in 1995 was $6.3 million compared to $3.2 million in 1994. The increase in depreciation and amortization expense is due to the acquisition of the CDI landfills, with their relatively higher depreciation and amortization expense compared to depreciation and amortization expense of collection operations, depreciation of increased capital expenditures and a one time write-off of $505,000 following the Company's election in 1995 not to pursue the enforcement of several covenants not to compete. Net fixed assets increased to $81.3 million in 1995 from $17.1 million in 1994 and goodwill, net of accumulated amortization expense, increased to $15.7 million in 1995 from $13.6 million in 1994.

    NET INTEREST EXPENSE. Net interest expense increased to $2.8 million in 1995 from $1.5 million in 1994. This increase primarily reflects increased indebtedness incurred in connection with acquisitions and capital expenditures.

    INCOME TAXES. Although the Company recorded a net loss in 1995, the Company recorded an income tax expense of $332,000 in 1995 because the Company's subsidiaries were not then consolidated and CDI reported a profit in 1995. The Company recorded an income tax benefit of $1.4 million in 1994. See Note 6 of the Notes to Consolidated Financial Statements included elsewhere herein.

    EXTRAORDINARY LOSS. In 1995, the Company recognized an extraordinary loss of $908,000, representing unamortized deferred debt issuance cost in connection with the extinguishment of debt outstanding under a prior credit facility.

LIQUIDITY AND CAPITAL RESOURCES

    Due to the capital intensive nature of the solid waste industry and the Company's focus on an acquisition-based growth strategy, the Company has used, and expects to continue using, substantially all cash generated from operations to fund acquisitions, capital expenditures and landfill development. Historically, the Company has satisfied its acquisition, capital expenditure and working capital needs primarily through equity and bank financings. There can be no assurance that such financing will continue to be available.

    Net cash provided by operating activities for the six months ended June 30, 1997 increased to $11.3 million compared to $2.6 million for the same period in 1996. The increase was primarily due to acquisition related activities which resulted in an increase in accounts payable and accrued expenses of $6.8 million between the six months ended June 30, 1997 and the six months ended June 30, 1996, an increase in depreciation and amortization of $3.4 million over the prior period, an improvement in net income to $1.7 million for the six months ended June 30, 1997 compared to a loss of $1.2 million in the prior year, offset by an increase in accounts receivable and prepaid expenses of $4.5 million between the six months ended June 30, 1997 and the six months ended June 30, 1996.

    Net cash used in investing activities increased to $77.6 million in the six months ended June 30, 1997 from $9.7 million in the prior year period. The increase was due primarily to payments for acquisitions of $68.2 million completed in the six months ended June 30, 1997 and an increase of $2.8 million in capital expenditures for the six months ended June 30, 1997 compared to June 30, 1996. The Company's capital expenditure requirements have increased significantly, reflecting the Company's rapid growth by acquisition and development of additional revenue producing assets, and will increase further as the Company continues to pursue its acquisition-based growth strategy. During the six months ended June 30, 1997, the Company spent $9.4 million in capital expenditures, of which $4.5 million was for cell development. In fiscal year 1997, the Company expects to spend approximately $20.0 million for capital expenditures, of which $9.0 million is anticipated to be used for cell development.

    Under the Company's Credit Facility, net cash provided by financing activities totalled $66.2 million for the six months ended June 30, 1997, compared to $2.2 million for the six months ended June 30, 1996 reflecting borrowings of $70.9 million in 1997 under the Company's Credit Facility to fund acquisitions. Repayments under the Company's Credit Facility totalled $73.9 million, funded primarily by the net proceeds of $70.1 million from the May Offering.

    In May 1997, the Company increased the amount of its Credit Facility with ING (U.S.) Capital Corporation, as Administrative Agent, and certain other financial institutions as Lenders, from $125 million to $200 million. The Credit Facility provides the Company with a term loan of $60 million and an expansion facility of $140 million to be used for acquisitions (of which $20 million may be used for working capital and letter of credit purposes). The various loans and lines of credit under the Credit Facility bear interest at rates per annum equal to, at the Company's discretion, either: (i) the higher of the prime rate, plus an applicable margin or (ii) the London Interbank Offered Rate ("LIBOR"), plus an applicable margin, and have maturities ranging from 2001 to 2004. As of September 15, 1997, the Company had borrowed $118.9 million under the Credit Facility. As of such date, the interest rates on the various loans and lines of credit under the Credit Facility ranged from 6.69% to 8.50% and the total unused availability under the Credit Facility was approximately $81 million. The Company will use substantially all of the net proceeds from the Offering to repay indebtedness outstanding under the Credit Facility which may be reborrowed in the future. The Company intends to satisfy its interest obligations as well as future capital expenditures and working capital requirements, with cash flows from operations and borrowings under the Credit Facility.

INFLATION AND PREVAILING ECONOMIC CONDITIONS

    To date, inflation has not had a significant impact on the Company's operations. Consistent with industry practice, most of the Company's contracts provide for a pass through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs. The Company therefore believes it should be able to implement price increases sufficient to offset most cost increases resulting from inflation. However, competitive factors may require the Company to absorb at least a portion of these cost increases, particularly during periods of high inflation. The Company is unable to determine the future impact of a sustained economic slowdown.

SEASONALITY

    The Company's revenues tend to be somewhat lower in the winter months. This is primarily attributable to the fact that: (i) the volume of waste relating to construction and demolition activities tends to increase in the spring and summer months; and (ii) the volume of industrial and residential waste in the regions where the Company operates tends to decrease during the winter months. In addition, particularly harsh weather conditions may delay the development of landfill capacity and otherwise result in the temporary suspension of certain of the Company's operations and could materially adversely affect the Company's overall business, financial condition and results of operations.

                                    BUSINESS

INTRODUCTION

    American Disposal Services is a regional, integrated, non-hazardous solid waste services company that provides solid waste collection, transfer and disposal services primarily in the Midwest and in the Northeast. The Company owns eight solid waste landfills and owns, operates or has exclusive contracts to receive waste from 17 transfer stations. The Company's operations cover six primary operating regions and its landfills and transfer stations are supported by 12 collection divisions, which currently serve over 305,000 residential, commercial and industrial customers. The Company has adopted an acquisition-based growth strategy and intends to continue its expansion, generally in its existing and proximate markets. Since January 1993, the Company has acquired 55 solid waste businesses, including seven solid waste landfills and 49 solid waste collection companies.

    The Company began its operations in the Midwest and currently has operations in Arkansas, Connecticut, Illinois, Indiana, Kansas, Kentucky, Massachusetts, Missouri, Ohio, Oklahoma, Pennsylvania and Rhode Island. The Company's objective is to build a large profitable fully-integrated solid waste services company with an established market presence in secondary markets. The Company expects the current consolidation trends in the solid waste industry to continue as many independent landfill and collection operators lack the capital resources, management skills and technical expertise necessary to operate in compliance with stringent environmental and other governmental regulations.

    The Company's principal growth strategy is to identify and acquire solid waste landfills located in markets that are within approximately 125 miles of significant metropolitan centers and to secure dedicated waste streams for such landfills by acquisition or development of transfer stations and acquisition of collection companies.

    The Company's operating program generally involves a four-step process: (i) acquiring solid waste landfills in markets that are within approximately 125 miles of significant metropolitan centers; (ii) securing captive waste streams for its landfills through the acquisition or development of transfer stations serving those markets, through acquisitions of collection companies and by entering into long-term contracts directly with customers or collection companies; (iii) making "tuck-in" acquisitions of collection companies to further penetrate its target markets; and (iv) integrating these businesses into the Company's operations to achieve operating efficiencies and economies of scale. As part of its acquisition program, the Company has, and in the future may, as specific opportunities arise, evaluate and pursue acquisitions in the solid waste collection and disposal industry that do not strictly conform to the Company's four-step operating program.

    The Company's operating strategy emphasizes the integration of its solid waste collection and disposal operations and the internalization of waste collected. One of the Company's goals is to maximize the captive waste streams (which includes waste from the Company's collection operations and third-party haulers operating under long-term collection contracts) disposed of at each of its landfills. During the six months ended June 30, 1997, the Company's captive waste constituted an average of approximately 71% of the solid waste disposed of at Company-owned landfills. In addition, 87% of the total tonnage collected by the Company during such period was disposed of at Company-owned landfills. The Company plans to continue to pursue its acquisition-based growth strategy to increase the internalization of waste collected and expand its presence in its existing and proximate markets.

RECENT DEVELOPMENTS

    Since the May Offering, the Company has expanded and strengthened its market presence in its six operating regions through 16 acquisitions, which included the acquisition of two landfills, 16 collection companies and four transfer stations.

    As part of the Acquisition, the Company acquired all of the outstanding shares of capital stock of Bulk Handlers, Shred-All, Trucking and Environtech from Fred B. Barbara ("Mr. Barbara") and certain related persons. The Barbara Companies provide hauling, transfer, recycling and disposal services in the greater

Chicago metropolitan area and include a collection company (with a fleet of 150 vehicles), a transfer station and recycling facility (capable of processing traditional recyclables, as well as tires, cement, wood pallets, aluminum scrap and other bulk materials), and a landfill consisting of approximately 326 acres (of which approximately 78 acres are permitted), having approximately 23 years of remaining site life at current average disposal volumes.

    In 1976, Mr. Barbara started his own solid waste business after leaving his family's solid waste business, which has had a presence in the Chicago solid waste market since 1951. In connection with the Acquisition, Mr. Barbara entered into employment and non-competition agreements with the Company having an initial term of five years, under which he would focus on business development opportunities within the Illinois Region. In addition, Mr. Barbara may receive additional contingent payments of up to approximately $50 million over the next nine years if certain ongoing business development projects are achieved by the Barbara Companies. The Company believes that the Acquisition provides it with a significant opportunity to improve its internalization rates, expand the Company's aquisition platform and provide fully integrated waste services in its Illinois Region.

    In addition, since the May Offering, the Company has continued to expand its presence in its New England Region, which the Company entered in September 1996. Since May, the Company has acquired four additional collection operations and one transfer station in Rhode Island, and an integrated collection and transfer station operation in Connecticut. The Company believes that as a result of its acquisitions in the region, it currently owns and operates the largest collection operation in Rhode Island and has strategically positioned itself to expand its market share in the New England Region.

    Since the May Offering, the Company increased its Credit Facility from $125 million to $200 million. The Credit Facility provides the Company with a term loan of $60 million and an expansion facility of $140 million to be used for acquisitions (of which $20 million may be used for working capital and letter of credit purposes). At September 15, 1997, the outstanding debt under the Credit facility was $118.9 million, up from $61.4 million at June 30, 1997, primarily as a result of recent acquisitions.

INDUSTRY BACKGROUND

    In the United States, landfilling is at present the most common means of disposing of non-hazardous municipal solid waste ("MSW"), which consists primarily of refuse and garbage from households and commercial establishments. The Company believes that in recent years there has been a trend towards consolidation of landfill ownership and that a similar trend is emerging in the solid waste collection industry, which historically has been characterized by numerous small companies. The Company believes that these trends will continue and are the result of several factors: (i) environmental regulations, including Subtitle D Regulations and related state regulations and programs have significantly increased the amount of capital and the technical expertise required in order to own and operate a landfill; (ii) a number of municipalities are electing to privatize the operations of their municipal landfills as an alternative to funding the changes to these landfills that are required in order to comply with the Subtitle D Regulations and related state regulations and programs; (iii) as a result of heightened sensitivity to environmental concerns by many communities, it is becoming increasingly desirable in many markets for collection companies to provide waste reuse and reduction programs, such as recycling and composting, in addition to conventional waste collection services. Due in part to these trends, the Company believes that significant opportunities exist to expand and further integrate its operations in each of its existing markets, as well as in new markets that meet the Company's acquisition criteria.

STRATEGY

    The Company's objective is to build a large, profitable, fully-integrated solid waste services company with an established market presence in secondary markets. The Company's strategy for achieving this objective is to establish a market presence generally anchored by its landfills; to increase volume in its markets through "tuck-in" acquisitions of collection companies and marketing to new customers; to provide a high level of customer service; to implement selective price increases; and to continue to implement strict cost controls and reduce corporate overhead as a percentage of revenues. The Company believes that this strategy of building an integrated entity should provide it with competitive cost advantages in its targeted regional markets. The Company's ability to implement its strategy is enhanced by the experience of its senior managers and their knowledge of the solid waste industry. There can be no assurance, however, that the Company will be successful in the execution of its strategy. See "Risk Factors."

    The Company targets acquisitions in geographic areas characterized by one or more of the following criteria: (i) the availability of permitted and underutilized landfill capacity located outside of, but within 125 miles of, a significant metropolitan center; (ii) the absence of a dominant competitor in the area which would preclude the Company from implementing its business strategy; (iii) anticipated economic and population growth; and (iv) near- or medium-term scheduled closures of competing landfills.

    The Company has adopted the following four-step operating program in executing its business strategy:

        1. LANDFILL ACQUISITIONS. Once the Company identifies an area that qualifies under its target market criteria, the Company seeks to establish a market presence, generally by acquiring one or more landfills in that area that can be accessed economically from the metropolitan center or from the regional market area, either through direct hauling or through strategically located transfer stations. In evaluating a landfill acquisition, the Company considers, among others, the following factors: (i) current disposal costs together with transportation costs to the targeted landfill relative to transportation and disposal costs of potential competitors; (ii) expected landfill life; (iii) opportunities for landfill expansion; and (iv) projected short-term ability to secure a minimum of 500 tons per day of disposal volume.

        2. SECURE CAPTIVE WASTE VOLUMES. After the Company has acquired a landfill, it seeks to build a market presence and increase the utilization of the landfill by securing captive waste streams, which includes developing and acquiring transfer stations, entering into waste collection contracts and acquiring waste collection companies. Generally, the Company pursues the acquisition of collection companies that: (i) have well-established residential or commercial collection routes and accounts; (ii) own and operate transfer stations; or (iii) do not own landfills and are vulnerable to volatile disposal pricing, which the Company believes it can minimize through landfill ownership.

        3. 'TUCK-IN" ACQUISITIONS. The Company acquires service rights, obligations, machinery and equipment in "tuck-in" acquisitions of collection companies to: (i) increase the waste stream directed to its landfills; (ii) maximize its market presence; and (iii) take advantage of economies of scale which should increase earnings and return on capital.

        4. INTEGRATION AND EXPANSION OF OPERATIONS. Immediately upon closing any acquisition, the Company integrates the acquired company into its operations by: (i) instituting strict cost control procedures; (ii) consolidating and rationalizing collection routes and pricing; (iii) implementing Company operating policies and procedures (including programs designed to improve employee productivity and equipment utilization); (iv) establishing a sales and marketing force; and (v) converting the acquired company to the Company's accounting, data processing and management reporting systems. During the transition period following acquisitions, the Company retains the management of certain companies it acquires in order to benefit from management's local operating knowledge and the goodwill it has developed. Additionally, on a selective basis, the Company seeks to expand the capacity of its landfills to accommodate increasing waste volumes and improve profitability.

    In addition, the Company may, as specific opportunities arise, evaluate and pursue acquisitions in the solid waste collection and disposal industry that do not strictly conform to the Company's four-step operating program.

ACQUISITION PROGRAM

    The Company has assembled an experienced acquisition team comprised of operations, environmental, engineering, legal, financial and accounting personnel, each engaged in identifying and evaluating acquisition opportunities in order to execute its operating program. The Company has established pre-acquisition review procedures for acquisition candidates, including legal, financial, engineering, operational and environmental reviews. The environmental review includes, where appropriate, investigation of geologic, hydrogeologic and other site conditions, past and current operations (including types of waste deposited), design and construction records, permits, regulatory compliance history, regulatory agency records and available soil sampling, groundwater and air monitoring results. The Company uses regional managers to assist in the acquisition process by identifying suitable candidates and performing pre-acquisition review and evaluation tasks.

    In considering whether to proceed with an acquisition, in addition to determining whether the candidate meets the Company's criteria described above, the Company evaluates a number of factors, including: (i) the acquisition candidate's historical and projected financial results; (ii) any expected synergies with one or more of the Company's existing operations; (iii) the proposed purchase price and the Company's expected resultant internal rate of return on investment and the expected impact on the Company's earnings per share; (iv) whether the candidate will enhance the Company's ability to effect other acquisitions in the vicinity; (v) the candidate's customer service reputation and relationships with the local communities; (vi) the composition and size of the candidate's customer base; (vii) the types of services provided by the candidate; and (viii) whether the candidate has definable and controllable liabilities, including potential environmental liabilities. The Company believes that significant opportunities exist to acquire new landfills and to develop its existing markets, and reviews acquisition opportunities on an ongoing basis.

COMPLETED ACQUISITIONS

    The Company has completed 55 acquisitions of solid waste companies in 12 states since January 1993, which are summarized in the table below.

          COMPANY                     BUSINESS                PRINCIPAL LOCATION              DATE ACQUIRED
---------------------------  ---------------------------  ---------------------------  ---------------------------
MISSOURI REGION:
Wheatland                    Landfill                     Scammon, KS                  January 1993
Pittsburg Sanitation         Collection                   Pittsburg, KS                January 1993
Ozark Sanitation             Collection                   Carthage, MO                 January 1993
Trashmaster                  Collection                   Joplin, MO                   January 1993
A-1 Trash Service            Collection                   Verona/Aurora, MO            April 1993
Tate's Transfer              Transfer Station             Verona/Aurora, MO            April 1993
Renfro Sanitation            Collection                   Branson, MO                  June 1993
B&B Trash                    Collection                   Pittsburg, KS                July 1993
B&B Refuse                   Collection                   Neosho, MO                   December 1993
Apex Sanitation              Collection                   Grove, OK and                December 1993
                                                          Green Forest, AR
Epps Sanitation              Collection                   Branson, MO                  December 1993
Cummings Sanitation          Collection                   Nixa, MO                     May 1994
Light Hauling                Collection                   Branson, MO                  August 1994
Poole's Sanitation           Collection                   Bentonville, AR              August 1994
Southwest Waste              Collection                   Springfield, MO              July 1996
Nesvold Sanitation           Collection                   Seneca, MO                   December 1996
Sparky's Waste Control       Collection                   Springfield, MO              January 1997
Cupp Disposal                Collection                   Joplin, MO                   June 1997
Sunset Disposal              Landfill and Collection      Coffeyville, KS              August 1997
L. B. Smith                  Collection                   Springfield, MO              August 1997
Supreme Sanitation           Collection                   Pittsburg, KS                August 1997

          COMPANY                     BUSINESS                PRINCIPAL LOCATION              DATE ACQUIRED
---------------------------  ---------------------------  ---------------------------  ---------------------------
ILLINOIS REGION:
Livingston                   Landfill                     Pontiac, IL                  November 1995
Barbara Companies            Landfill, Collection,        Chicago, IL                  September 1997
                             Beneficial Reuse
                             and Transfer Station
SOUTHWESTERN INDIANA
  REGION:
WMX-Evansville               Landfill, Collection and     Evansville, IN               April 1997
                             Transfer Station
Action Trash & Disposal      Collection                   Vincennes, IN                July 1997
T&G Container                Collection and Transfer      Washington, IN               July 1997
                             Station
Mother Earth                 Collection, Beneficial       Louisville, KY               August 1997
                             Reuse
                             and Transfer Station
OHIO REGION:
Wyandot                      Landfill                     Upper Sandusky, OH           August 1995
Environmental                Collection                   Findlay, OH                  May 1996
  Transportation and
  Management
R&R Waste Disposal           Collection                   Findlay, OH                  May 1996
Jerry's Rubbish              Collection                   Findlay, OH                  June 1996
Seneca Disposal              Collection                   Tiffin, OH                   June 1996
Ross Bros. Waste &           Collection and Transfer      Mt. Vernon, OH               September 1996
  Recycling                  Station
D&L Hauling                  Collection                   Findlay, OH                  October 1996
Rutledge Trucking            Collection                   Delaware, OH                 November 1996
Morrow Sanitary Company      Collection                   Mt. Gilead, OH               November 1996
Bowers-Phase II              Collection and Transfer      Vickery, OH                  December 1996
                             Station
Cargo Services               Collection                   Mt. Gilead, OH               December 1996
Rumpke Waste (routes)        Collection                   Fostoria, OH                 December 1996
Christiansen's               Collection                   Sandusky, OH                 May 1997
D&R Refuse                   Collection                   Kenton, OH                   July 1997
Geyer Sanitation             Collection                   Galion, OH                   July 1997
WESTERN PENNSYLVANIA
  REGION:
Clarion                      Landfill and Collection      Leeper, PA                   June 1995
Mauthe Sanitation            Collection                   Strattanville, PA            March 1996
Allied Waste Systems         Collection                   Youngstown, OH               February 1997
Horodyski                    Collection                   Warren, OH                   April 1997
Township Garbage             Collection                   Warren, OH                   July 1997
NEW ENGLAND REGION:
T&J Trucking                 Collection                   Johnston, RI                 September 1996
American Disposal Services,  Collection                   Johnston, RI                 September 1996
  Inc./N.E.E.D.
A-1 Container                Collection                   Rehoboth, MA                 January 1997
BFI--Derby District          Collection and Transfer      Seymour, CT                  May 1997
                             Station
Liberty Disposal             Collection                   Providence, RI               May 1997
A. Macera                    Collection                   Johnston, RI                 August 1997
Macera Bros.                 Collection and Transfer      Cranston, RI                 August 1997
                             Station
R.D. Compactor               Collection                   Providence, RI               September 1997

    MISSOURI REGION. The Company established a market presence in the Missouri Region in January 1993 with the acquisition of its Wheatland landfill. The Company is in the later stages of its operating program in the Missouri Region. Since purchasing the Wheatland landfill, the Company has acquired one transfer station and independently developed three transfer stations. The Company also has exclusive contracts to accept waste from two other transfer stations. Additionally, the Company acquired 19 collection companies, including the three operations purchased simultaneously with the Wheatland landfill. The collection operations and transfer stations have been consolidated into three divisions. The Company has integrated acquired companies by consolidating and rationalizing routes and pricing, reducing overhead through consolidating an acquired company's operations, implementing the Company's cost controls and operating procedures, converting acquired companies to the Company's management reporting systems and implementing a sales and marketing team. The Company continues to pursue "tuck-in" acquisitions of collection companies to increase its per ton margins through internalizing waste streams. The Company also seeks to expand its operations by taking advantage of the economic efficiencies provided by its integrated operations and is in the process of developing another transfer station. Since the acquisition of its Wheatland landfill, the Company has increased the waste volume at its landfill by approximately 1,000 tons per day. Acquisition activity since the May Offering has included the acquisition of one landfill and four collection companies. Such activity has expanded the service area of the Company within the region.

    ILLINOIS REGION. The Company established a market presence in north-central Illinois in November 1995 with the acquisition of its Livingston landfill, which is located approximately 90 miles from downtown Chicago. The acquisition of the Livingston landfill was particularly attractive to the Company's management because of the expected closing of two competing landfills that accepted an aggregate of approximately 15,000 tons per day and the management team's experience with the Chicago market. Since the acquisition of the Livingston landfill, one of the competing landfills in the Chicago metropolitan area has closed and the other is expected to close in 1998. Since the acquisition of the Livingston landfill, the Company has increased the waste volume at this landfill by approximately 4,000 tons per day through intensified sales and marketing efforts. Approximately 71% of the waste volume at the Livingston landfill is captive waste.

    In September 1997, the Company acquired the Barbara Companies, which provide solid waste collection, transportation, hauling, transfer and disposal services in northern Illinois. In addition, as part of the Acquisition, the Company acquired the Environtech landfill, which services the Chicago metropolitan area. The Acquisition provides the Company with a significant opportunity to expand and strengthen its presence in the Illinois Region.

    SOUTHWESTERN INDIANA REGION. In April 1997, the Company acquired the Blackfoot landfill, two collection companies, an exclusive transfer station contract and a permit to develop a new transfer station, all located in the southwestern Indiana Region (which includes western Kentucky). These acquisitions provided the Company with the opportunity to enter the southwestern Indiana Region and to secure a significant market share position in that region through the acquisition of a single, fully integrated solid waste management operation. The Company plans to pursue additional "tuck-in" acquisitions of collection companies to increase its per ton margins through internalizing waste streams. Since the May Offering, the Company has acquired three additional collection companies and two transfer stations and has expanded its regional presence into the Louisville, Kentucky market.

    OHIO REGION. The Company established a market presence in north-central Ohio in August 1995 with the acquisition of its Wyandot landfill, which is located within approximately 125 miles of Cleveland, Ohio and within approximately 75 miles of Toledo and Columbus, Ohio. The Company is in the later stages of its operating program in the Ohio Region. To date, the Company has acquired 14 collection companies and has acquired, developed or secured exclusive contracts with four transfer stations in the Ohio Region. Since the acquisition of the Wyandot landfill, the Company has increased the waste volume at this landfill by approximately 300 tons per day, primarily through the acquisition of collection companies, new operating contracts with two transfer stations and implementation of a new sales focus. To further expand its operations, the Company is seeking to increase capacity at the Wyandot landfill. See "Business-- Operations--Landfills." As part of its ongoing strategy in the Ohio Region, the Company seeks to continue to increase its volume of internalized waste through additional "tuck-in" acquisitions in order to increase per ton margins. Since the May Offering, the Company has acquired three collection companies in the region.

    WESTERN PENNSYLVANIA REGION. The Company entered the western Pennsylvania Region in June 1995 with the acquisition of its Clarion landfill and an affiliated collection company. The Clarion landfill is located within 80 miles of both Pittsburgh and Erie, Pennsylvania. The Company began the second phase of its operating program in the western Pennsylvania Region (which includes eastern
Ohio) in March 1996 by acquiring a second collection company. Since the acquisition of the Clarion landfill, the Company has increased deliveries to this landfill by approximately 300 tons per day to the maximum daily limit, primarily through the acquisition of collection companies. As a result of this acquisition, the volume of the Company's internalized waste has increased in the western Pennsylvania Region. As part of its ongoing strategy in the western Pennsylvania market, the Company seeks to continue to increase its volume of internalized waste through additional "tuck-in" acquisitions in order to increase per ton margins.

    NEW ENGLAND REGION. The Company began operating in the New England Region in September 1996 with the acquisition of two collection companies in Rhode Island. The Company was attracted to the New England Region because it was largely an unconsolidated market where no existing operator had a competitive advantage since the State of Rhode Island owns and operates the sole landfill in the state. As a result, the Company has focused its acquisition strategy on collection companies. Since May, the Company has acquired four collection companies and one transfer station in Rhode Island and an integrated collection and transfer station operation in Connecticut. The Company believes that as a result of its acquisitions in the region, it currently owns and operates the largest collection operation in Rhode Island and has strategically positioned itself to expand its market share in the New England Region.

OPERATIONS

    The Company's waste management operations include the ownership and operation of solid waste landfills, transfer stations and waste collection services. The Company believes that all of its landfills and transfer stations comply with or exceed the requirements mandated by the Subtitle D Regulations and the applicable state regulations. The Company regularly monitors incoming waste at its landfills to determine if such wastes are in compliance with its permits.

LANDFILLS

    The Company currently owns eight landfill operations permitted to receive solid waste. These landfill operations are located in Illinois, Indiana, Ohio, Pennsylvania, Kansas and Oklahoma.

    Each of the Company's landfill operations is located on land owned by the Company. The permitted waste streams at each of these landfills include both MSW and certain special waste (the type of special waste varying from landfill to landfill). During the six months ended June 30, 1997, the Company's captive waste (including the Company's collection operations and third party haulers operating under long-term contracts) constituted an average of approximately 71% of the solid waste disposed of at its landfills.

    The table and landfill descriptions below provide certain additional information, as of September 15, 1997 regarding the eight landfills that the Company owns and operates.

                                                                      APPROXIMATE ACREAGE               APPROXIMATE
                                                                  ----------------------------       UNUSED PERMITTED
LANDFILLS                                   LOCATION                TOTAL      PERMITTED (1)           AIRSPACE (2)
-------------------------------  -------------------------------  ---------  -----------------  ---------------------------
                                                                                                      (IN MILLIONS OF
                                                                                                       CUBIC YARDS)
Wheatland......................  Scammon, KS                             68             55                     1.0
Resource Recovery..............  Cherryvale, KS                         282             37                     2.6
Pittsburg County...............  McAlester, OK                           76             30                     1.4
Livingston.....................  Pontiac, IL                            556            255                    29.0
Environtech....................  Morris, IL                             326             78                     6.3
Blackfoot......................  Evansville, IN                         379            166                    17.8
Wyandot(3).....................  Upper Sandusky, OH                     344             87                     5.9
Clarion........................  Leeper, PA                             606             60                     3.8
                                                                  ---------            ---                     ---
    Total......................                                       2,637            768                    67.8
                                                                  ---------            ---                     ---
                                                                  ---------            ---                     ---

------------------------
(1) Permitted acreage, as used in this table and in this Prospectus, represents the portion of the total acreage on which disposal cells and supporting facilities have been constructed (including any that may have been filled or capped) or may be constructed based upon an approval issued by the state generally authorizing the development or siting of a landfill on the acreage. Prior to actually constructing and/or operating each new disposal cell on the permitted acreage, it may be necessary, depending upon the regulatory requirements of the particular state, for the Company to obtain additional authorizations with respect to such cell. The portion of total acreage that is not currently permitted acreage is not currently available for waste disposal.

(2) Unused permitted airspace represents in cubic yards the estimated portion of the permitted acreage that has not yet been used for waste disposal but may be available for waste disposal after certain approvals are secured and, in some instances, new disposal cells are constructed. Prior to actually constructing and/or operating a new disposal area or cell on permitted acreage, it may be necessary, depending upon the regulatory requirements of the particular state or locality, for the Company to obtain additional authorizations.

(3) The Company has applied for a permit to increase the permitted acreage and permitted cubic airspace at the Wyandot landfill by approximately 98 acres and approximately 19.1 million cubic yards, respectively.

    The Company monitors the available permitted in-place disposal capacity at each of its landfills on an ongoing basis and evaluates whether to seek to expand this capacity. In making this evaluation, the Company considers various factors, including the volume of waste projected to be disposed of at the landfill, the size of the unpermitted acreage included in the landfill, the likelihood that the Company will be successful in obtaining the necessary approvals and permits required for the expansion and the costs that would be involved in developing the expanded capacity. The Company also considers on an ongoing basis the extent to which it is advisable, in light of changing market conditions and/or regulatory requirements, to seek to expand or change the permitted waste streams at a particular landfill or to seek other permit modifications. Set forth below is certain information concerning certain of the new permits, permit modifications and approvals that the Company is currently seeking to enable it to expand its disposal capacity. There can be no assurance that the Company will succeed in obtaining any of such permits, permit modifications or approvals, or that additional permits, permit modifications or approvals will not be required or that additional requirements will not be imposed by regulatory agencies. See "Risk Factors--Limitations on Internal Expansion" and "--Extensive Environmental Land Use Laws and Regulations."

    WHEATLAND. The Wheatland landfill consists of approximately 68 acres, and the Company has an option to purchase up to approximately 800 additional acres in the vicinity. Approximately 55 of the owned acres are permitted acres and there are approximately 1.0 million cubic yards of unused permitted airspace. The Company anticipates that after a planned expansion, the Wheatland landfill would have approximately six years of total site life at current average disposal levels (two years if such expansion is not approved by the Cherokee County Board of Commissioners). In addition, the Company has an option to purchase an undeveloped parcel in Missouri, which has been granted a permit to develop a landfill.

    RESOURCE RECOVERY. The Resource Recovery landfill consists of approximately 282 acres, of which approximately 37 are permitted. There are approximately 2.6 million cubic yards of unused permitted airspace. The Resource Recovery landfill has approximately 20 years of total site life at current average disposal levels.

    PITTSBURG COUNTY. The Pittsburg County landfill consists of approximately 76 acres, of which approximately 30 are permitted acres. There are approximately
1.4 million cubic yards of unused permitted airspace. The Pittsburg County landfill would have approximately 25 years of total site life at current average disposal levels.

    LIVINGSTON. The Livingston landfill consists of approximately 556 acres, of which approximately 255 are permitted acres. There are approximately 29.0 million cubic yards of unused permitted airspace. Previously, cells developed at the Livingston landfill have been constructed with double composite liner systems. In September 1996, the Livingston landfill received a permit to construct cells using a single liner composite system. In February 1997, Livingston received a significant modification permit from the Illinois Environmental Protection Agency for a major lateral and vertical expansion and re-permitting of the site. This significant modification permit includes authorization to expand the residual waste monofill into a facility capable of accepting various special wastes and MSW, and thereby increased the permitted acreage by approximately 200 acres to approximately 255 acres and increased the site's available capacity from approximately 6.0 million cubic yards to an estimated available capacity of approximately 29.0 million cubic yards. The Livingston landfill has approximately 13 years of total site life at current average disposal levels, which have increased substantially since its acquisition by the Company.

    ENVIRONTECH. The Environtech landfill consists of approximately 326 acres of which 78 acres have received local siting approval and/or state permitting. There are approximately 6.3 million cubic yards of unused airspace, 6.1 million cubic yards of which have received local siting approval and awaiting approval by the Illinois Environmental Protection Agency (the "Illinois EPA"). The application for approval by Illinois EPA was submitted in September, 1996 and the Company believes it will receive Illinois EPA approval by the end of 1997. Environtech has approximately 23 years of total site life at current average disposal levels.

    BLACKFOOT. The Blackfoot landfill in Evansville, Indiana consists of approximately 379 acres, of which approximately 166 are permitted acres. The site recently received a permit which increases the available capacity to approximately 17.8 million cubic yards of airspace. The Blackfoot landfill has approximately 42 years of total site life at current average disposal levels.

    WYANDOT. The Wyandot landfill consists of approximately 344 acres in three proximate locations, and the Company has an option to purchase up to approximately 94 adjacent additional acres in the vicinity. Approximately 87 of the owned acres are permitted, and there are approximately 5.9 million cubic yards of unused permitted airspace. Cells developed to date at the Wyandot landfill have been constructed with double composite liner systems. The Company has applied for a permit from applicable regulatory authorities to use a single composite liner in constructing new cells, which the Company believes should reduce cell development costs. In addition, the Company has applied for a permit from the Ohio Environmental Protection Agency to expand its landfill capacity by using the valley between two of the hills that are currently permitted for waste disposal, as well as the option acreage. The Company anticipates that if it exercised its option, obtained the required permits and constructed the additional landfill areas, the Wyandot landfill would have approximately 50 years of total site life at current disposal levels. Currently, however, the Wyandot landfill has approximately 10 years of total site life at current average disposal levels.

    CLARION. The Clarion landfill consists of approximately 606 acres, of which approximately 60 are permitted acres. There are approximately 3.8 million cubic yards of unused permitted airspace. Cells developed at the Clarion landfill have been, and due to regulatory requirements will continue to be, constructed with double liner systems. The Clarion landfill has approximately 10 years of total site life at current average disposal levels.

TRANSFER STATIONS

    The Company has an active program to acquire, develop, own, operate and contract to receive waste volumes from transfer stations in markets which are proximate to its operations. The use of transfer stations reduces the Company's costs associated with the transportation of its collected waste and also increases the market area served by the Company's landfills. Presently, the Company owns, operates or has exclusive contracts to receive waste from a total of 17 transfer stations, including six in the Missouri Region, two in the Illinois Region, three in the southwestern Indiana Region, four in the Ohio Region and two in the New England Region. Typically, the Company acquires transfer stations that will service its Company-owned landfills.

COLLECTION OPERATIONS

    The Company collects solid waste from over 305,000 residential, commercial and industrial customers through its own collection operations and through brokerage arrangements with other haulers. The Company's collection operations are conducted generally within a 50-mile radius of either its transfer stations or landfills, which allows the Company to serve a geographic area within a radius of approximately 125 miles from its landfills. The Company also contracts with local generators of solid waste and directs the waste to either its own landfill or to a third-party landfill or for additional handling at one of its transfer stations. During the six months ended June 30, 1997, the Company's captive waste constituted an average of approximately 71% of the solid waste disposed of at Company-owned landfills. In addition, 87% of the total tonnage collected by the Company was disposed of at Company-owned landfills.

    Fees for the Company's commercial and industrial collection services are determined by such factors as collection frequency, type of equipment and containers furnished, the type, volume and weight of the waste collected, the distance to the disposal or processing facility and the cost of disposal or processing. A majority of the Company's commercial and industrial waste collection services are performed under contracts. Substantially all of the Company's municipal solid waste collection services are performed under contracts with municipalities. These contracts grant the Company exclusive rights to service all or a portion of the residential homes in a specified community or provide a central repository for residential waste drop-off. As of September 15, 1997, the Company had approximately 65 municipal contracts in place. Municipal contracts in the Company's market areas are typically awarded, at least initially, on a competitive bid basis and usually range in duration from one to five years. Fees are based primarily on the frequency and type of service, the distance to the disposal or processing facility and the cost of disposal or processing. Municipal collection fees are usually paid either by the municipalities from tax revenues or through direct service charges to the residents receiving the service. The Company also provides subscription residential collection services directly to households.

SALES AND MARKETING

    The Company has a coordinated marketing strategy which is formulated at the corporate level and implemented at the regional level. In addition to competitive pricing, the Company's marketing strategy emphasizes quality service particularly with respect to rapid turnaround time at its landfills. Each manager implements the Company's marketing strategy, which is overseen by senior management. Depending upon the size of the region and its customer mix, each manager may focus on commercial, industrial, residential or municipal accounts to a varying degree. The Company maintains periodic contact with all of its accounts to increase customer retention. Company salespersons call on prospective customers in a specified geographic territory.

    Since the Company acquires its waste collection operations primarily from entrepreneurs who generally do not have independent sales forces, the Company often retains these entrepreneurs during the transition period following the acquisition of such operations to acquaint the Company's sales force with the acquired companies' customer base.

    The Company has a diverse customer base, with no single customer accounting for more than 10% of the Company's revenues during the six months ended June 30, 1997. The Company does not believe that the loss of any single customer would have a material adverse effect on the Company's results of operations.

COMPETITION

    The solid waste collection and disposal business is highly competitive and requires substantial amounts of capital. The Company competes with numerous local and regional companies and, in selected areas, with the large national waste management companies. The industry is led by several national waste management companies, such as Waste Management, Inc., Browning-Ferris Industries, Inc., USA Waste Services, Inc., Republic Industries, Inc. and Allied Waste Industries, Inc., and includes numerous local and regional companies of varying sizes and competitive resources such as Superior Services, Inc., Eastern Environmental Services, Inc. and Waste Industries, Inc. The large national companies, as well as a number of the regional companies, are significantly larger and have greater financial resources than the Company. The Company also competes with those counties and municipalities that maintain their own waste collection and disposal operations. These counties and municipalities may have financial advantages due to the availability to them of tax revenues and tax exempt financing. The Company competes primarily by charging competitive prices and offering quality service. Competitors may reduce the price of their services in an effort to expand market share or to win competitively bid municipal contracts.

    The solid waste collection and disposal industry is currently undergoing significant consolidation, and the Company encounters competition in its efforts to acquire landfills and collection operations. Accordingly, it may become uneconomical for the Company to make further acquisitions or the Company may be unable to locate or acquire suitable acquisition candidates at price levels and on terms and conditions that the Company considers appropriate, particularly in markets the Company does not already serve.

    Competition in the disposal industry may also be affected by the increasing national emphasis on recycling and other waste reduction programs, which may reduce the volume of waste deposited in landfills. See "Risk Factors--Highly Competitive Industry and "--Use of Alternatives to Landfill Disposal."

LIABILITY INSURANCE AND BONDING

    The Company carries a broad range of insurance for the protection of its assets and operations that it believes is customary to the waste management industry, including pollution liability coverage. Specifically, each of the Company's eight landfills has pollution liability coverage of $10 million per occurrence or $10 million in the aggregate subject to a $10,000 deductible. Nevertheless, if the Company were to incur liability for environmental damage which exceeds coverage limits or is not covered by insurance, its business, financial condition and results of operations could be materially adversely affected.

    The Company is required to post a performance bond or a bank letter of credit or to provide other forms of financial assurance in connection with closure and post-closure obligations with respect to landfills and its other solid waste management operations and may be required to provide such financial assurance in connection with municipal residential collection contracts. As of June 30, 1997, the Company had outstanding approximately $33.2 million of performance bonds. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts, or to provide other required forms of financial assurance, it would be unable to remain in compliance with the Subtitle D Regulations or comparable state requirements and, among other things, might be precluded from entering into certain municipal collection contracts and obtaining or holding landfill operating permits.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information concerning the Company's executive officers and directors as of September 15, 1997:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
David C. Stoller.....................................          46   Chairman; Director
Richard De Young.....................................          43   President; Chief Executive Officer; Director
Richard Kogler.......................................          38   Vice President; Chief Operating Officer
Stephen P. Lavey.....................................          36   Vice President; Chief Financial Officer
Ann L. Straw.........................................          44   Vice President; General Counsel and Secretary
Lawrence R. Conrath, Sr..............................          41   Vice President; Controller
John J. McDonnell....................................          42   Vice President--Engineering
Mary T. Ryan.........................................          44   Vice President--Corporate Affairs
Merril M. Halpern....................................          62   Director
A. Lawrence Fagan (1)................................          67   Director
Richard T. Henshaw, III (2)..........................          58   Director
G.T. Blankenship (2).................................          68   Director
Norman Steisel (1)...................................          54   Director

------------------------

(1) Member of audit committee

(2) Member of compensation committee

    DAVID C. STOLLER has been Chairman and a director of the Company since January 1, 1996. He has served in the same capacities for ADS, Inc. ("ADS") since January 1993 and County Disposal, Inc. ("CDI") since May 1995; both ADS and CDI were predecessor entities of the Company. Since January 1997, he has been a Managing Director of Charterhouse, which is a private investment firm specializing in leveraged buy-out acquisitions. From August 1992 through December 1996, Mr. Stoller served as the Chairman of Charterhouse Environmental Capital Group, Inc. ("Charterhouse Environmental Capital"), which provided management and consulting services to companies with environmental operations including the Company. Charterhouse Environmental Capital is an affiliate of Charterhouse. Mr. Stoller was a partner at the law firm of Milbank, Tweed, Hadley & McCloy (where he remains as "Of Counsel") from January 1989 through July 1992.

    RICHARD DE YOUNG has been Chief Executive Officer since September 4, 1997 and President and a director of the Company since January 1, 1996. He has also served as President of ADS since April 1994 and as a director since September 1993 and was the Chief Operating Officer and Vice President for ADS from January 1993 through April 1994. Mr. De Young has been a director of CDI since May 1995, and its President since July 31, 1996. From June 1982 through January 1993 he was employed by Waste Management of North America, a subsidiary of WMX Technologies, Inc. ("WMX"), most recently as a Regional Operations Vice President, with responsibility for landfill and collection operations in the Midwest region.

    RICHARD KOGLER has been a Vice President and the Chief Operating Officer of the Company since January 1, 1996. He previously served in the same capacities for ADS since May 1995 and as President of CDI between May 1995 and July 1996. He has been Vice President of CDI since July 31, 1996. From October 1984 through May 1995 Mr. Kogler was employed by WMX, most recently as a Regional Operations Vice President.

    STEPHEN P. LAVEY has been a Vice President and the Chief Financial Officer of the Company since February 1997. He was previously employed by Bank of America from June 1990 through January 1997, most recently as a Vice President in its Environmental Services Lending Group, specializing in the solid waste, environmental engineering and water purification industries. Mr. Lavey is also a Certified Public Accountant.

    ANN L. STRAW has been a Vice President and the General Counsel of the Company since the Exchange. She previously served in the same capacities for ADS (since June 1995) and for CDI (since June 1995). She has been the Secretary of the Company since January 1, 1996, and of ADS and CDI since July 31, 1995. From 1986 through May 1995 she was employed by WMX, most recently as a Group Counsel for WMX's Midwest Group.

    LAWRENCE R. CONRATH, SR. has been Controller of the Company since the Exchange and a Vice President since May 1996. He previously served as Controller for ADS since May 1994. Prior to joining the Company, Mr. Conrath spent two years with United Waste Systems, Inc., as Regional Controller of its Michigan region. From 1978 through 1990, Mr. Conrath was employed by WMX in several financial positions, most recently as Director of Accounting for the WMX Urban Services Group. Mr. Conrath is also a Certified Public Accountant.

    JOHN J. MCDONNELL has been a Vice President--Engineering of the Company since the Exchange. He previously served as Environmental Engineer for ADS (since February 1993) and CDI (since June 1995). From 1985 through February 1993, Mr. McDonnell was employed by WMX, most recently as an Engineering Manager.

    MARY T. RYAN has been a Vice President--Corporate Affairs since March 1997 after joining the Company in November 1996. From May 1996 to November 1996, she was employed by Ketchum Public Relations as Senior Vice President, Corporate Issues. From July 1984 to April 1995 she was employed by WMX Technologies, Inc., most recently as Vice President, Management Services.

    MERRIL M. HALPERN has served as a director of the Company since January 1, 1996. Since October 1984, Mr. Halpern has served as Chairman of the Board of Charterhouse. From 1973 to October 1984, Mr. Halpern served as President and Chief Executive Officer of Charterhouse. Mr. Halpern is also a director of Designer Holdings Ltd., a developer and marketer of designer sportswear lines ("Designer Holdings"); Insignia Financial Group, Inc., a real estate management firm; and Microwave Power Devices, Inc., a manufacturer of highly linear power amplifiers primarily for the wireless telecommunications market ("MPD").

    A. LAWRENCE FAGAN has served as a director of the Company since January 1, 1996. He has been President of Charterhouse since January 1997 and formerly served as Executive Vice President of Charterhouse since 1984. Mr. Fagan is also a director of Designer Holdings and MPD.

    RICHARD T. HENSHAW, III has been a director of the Company since January 1, 1996. He has served as a director of ADS (since January 1993) and CDI (since May
1995). Mr. Henshaw has been a Managing Director of Charterhouse since January 1997 and formerly served as a Senior Vice President of Charterhouse since 1991. Prior thereto he was a Senior Vice President of The Bank of New York. Mr. Henshaw is also a director of Cornell Corrections, Inc., a provider of privatized correctional services.

    G.T. BLANKENSHIP has been a director of the Company since January 1, 1996. He previously served as a director of ADS (since January 1991). Mr. Blankenship has been a self-employed private investor since 1990.

    NORMAN STEISEL has been a director of the Company since July 1996. He has been the President of EnEssCo Strategies, a strategic consulting services firm specializing in government regulated markets, since January 1994. From January 1990 through December 1993, Mr. Steisel was the First Deputy Mayor of the City of New York. Prior to 1990, he was a Senior Vice President at Lazard Freres & Co., specializing in environmental, corporate and municipal finance.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of September 15, 1997 and after completion of this Offering, by: (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) the Company's Chief Executive Officer and each of the Company's other current executive officers; and (iv) the Company's directors and executive officers as a group.

                                                            SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                                                   OWNED                                 OWNED
                                                             PRIOR TO OFFERING      SHARES TO     AFTER OFFERING (1)
                                                          -----------------------  BE SOLD IN   -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS                       NUMBER      PERCENT        THE        NUMBER      PERCENT
--------------------------------------------------------  ----------  -----------   OFFERING    ----------  -----------
                                                                                   -----------
Charterhouse Environmental Holdings, L.L.C. (2).........   1,867,289        12.6%     740,000    1,127,289        6.2%
Charterhouse Equity Partners II, L.P. (3)...............   2,511,973        17.0%   1,000,000    1,511,973        8.3%
CDI Equity, LLC (4).....................................     644,109         4.4%     260,000      384,109        2.1%
David C. Stoller (5)(6).................................     124,171       *               --      124,171       *
Richard De Young (5)(7).................................     124,587       *               --      124,587       *
Stephen P. Lavey........................................          --         --            --           --
Merril M. Halpern (6)...................................          --         --            --           --
A. Lawrence Fagan (6)...................................          --         --            --           --
Richard T. Henshaw, III (6).............................          --         --            --           --
G.T. Blankenship (8)....................................     100,935       *               --      100,935       *
Norman Steisel..........................................          --         --            --           --          --
Richard Kogler (5)......................................      17,755       *               --       17,755       *
Ann L. Straw (5)(9).....................................      12,080       *               --       12,080       *
John J. McDonnell (5)(10)...............................      29,958       *               --       29,958       *
Lawrence R. Conrath (5)(11).............................      20,426       *               --       20,426       *
Mary T. Ryan (12).......................................       7,000       *               --        7,000       *
All directors and executive officers as a group (13
  persons)(5)...........................................     436,912         2.9%                  436,912        2.4%

------------------------

*   Less than one percent.

(1) Assumes no exercise of the Underwriters' over-allotment option to purchase up to 825,000 additional shares of Common Stock. See "Use of Proceeds" and "Underwriting."

(2) The address of Charterhouse Environmental Holdings, L.L.C. ("Charter Environmental") is c/o Charterhouse Group International, Inc., 535 Madison Avenue, New York, New York 10022. Charterhouse Equity Partners, L.P. ("CEP") and StollerCo Partners, L.P. ("StollerCo") are the members of Charter Environmental, with a majority of the ownership interests being held by CEP. The general partner of CEP is CHUSA Equity Investors, L.P., whose general partner is Charterhouse Equity, Inc., a wholly-owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares of Common Stock held by Charter Environmental would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse. Mr. Stoller is a partner of StollerCo and disclaims beneficial ownership of shares of Common Stock held of record by Charter Environmental.

(3) The address of Charterhouse Equity Partners II, L.P. ("CEP II") is c/o Charterhouse Group International, Inc., 535 Madison Avenue, New York, New York 10022. The general partner of CEP II is CHUSA Equity Investors II, L.P., whose general partner is Charterhouse Equity II, Inc., a wholly-owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares of Common Stock held by CEP II would, for purposes of Section 13(d) of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse.

(4) The address of CDI Equity, LLC ("CDI Equity") is c/o Aetna Life Insurance Company, Conveyor RC21, 151 Farmington Avenue, Hartford, Connecticut 06156. The member interests in CDI Equity, LLC are held as follows: 99% by Aetna Life Insurance Company, which is a wholly-owned subsidiary of Aetna Services, Inc., which is a wholly-owned subsidiary of Aetna, Inc., and 1% by CDI Equity, Inc., a wholly-owned subsidiary of Aetna Life Insurance Company.

(5) Includes options exercisable within 60 days of September 15, 1997 to purchase 124,171, 122,120, 17,755, 28,962, 19,528 and 11,880 shares granted under the American Disposal Services, Inc. 1996 Stock Option Plan to Messrs. Stoller, De Young, Kogler, McDonnell and Conrath and Ms. Straw, respectively. For purposes of computing the percentage of outstanding shares beneficially held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be beneficially owned for the purpose of computing the percentage ownership of such person or group of persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(6) Merril M. Halpern and A. Lawrence Fagan are executive officers, directors and stockholders of Charterhouse and Richard T. Henshaw, III and David C. Stoller are executive officers of Charterhouse. Messrs. Halpern, Fagan, Henshaw and Stoller each disclaim beneficial ownership of the shares of Common Stock beneficially owned by Charterhouse.

(7) Includes 2,467 shares held jointly by Mr. De Young and his wife.

(8) Includes 7,995 shares held by Mr. Blankenship's wife, of which Mr. Blankenship disclaims beneficial ownership.

(9) Includes 200 shares held by Ms. Straw's minor children.

(10) Includes 996 shares held by Mr. McDonnell's minor children.

(11) Includes 498 shares held jointly by Mr. Conrath and his wife and 400 shares held in an IRA for the benefit of Mr. Conrath.

(12) Includes 6,000 shares held in an IRA for the benefit of Ms. Ryan and 1,000 shares held jointly by Ms. Ryan and her husband.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's authorized capital stock consists of 20,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). A Special Meeting of Stockholders to approve an increase in the authorized shares to 100,000,000 shares of Common Stock is scheduled for October 7, 1997. The discussions of the Common Stock and Preferred Stock here and elsewhere in this Prospectus are qualified in their entirety by reference to: (i) the Certificate of Incorporation of the Company, as amended, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part; and
(ii) the applicable Delaware law.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Stockholders casting a plurality of votes of the stockholders entitled to vote in an election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of Preferred Stock that may be issued at such future time or times. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after the payment of all debts and other liabilities and subject to the prior rights of Preferred Stock that may be outstanding at such time. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

    As of September 15, 1997, there were 14,804,542 shares of Common Stock outstanding.

UNDESIGNATED PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control of others. At present, the Company has no plans to issue any of the Preferred Stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (for the purposes of determining the number of shares outstanding, under Delaware law, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer are excluded from the calculation); or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Section 203 defines a business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

    Certain provisions of the Company's Certificate of Incorporation and Delaware law may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock. In particular, the ability of the Board of Directors to issue Preferred Stock without further stockholder approval may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of Common Stock.

REGISTRATION RIGHTS

    After the Offering, the holders of 3,023,371 shares of Common Stock and warrants to purchase 168,905 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the agreements between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of Common Stock therein. The holders of such registrable securities may also require the Company on two separate occasions to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its diligent reasonable efforts to effect such registration. These rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

TRANSFER AGENT

    The Transfer Agent for the Common Stock is the Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004. Its telephone number is
(212) 509-4000.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have approximately 18,304,542 shares of Common Stock outstanding (assuming no exercise of the Underwriters' overallotment option). Of these shares, approximately 14,678,432 shares will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, as that term is defined by the Securities Act (an "Affiliate"), which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

    After the Offering, the holders of 3,023,371 shares of Common Stock, and warrants to purchase 168,905 shares of Common Stock, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by Affiliates) immediately upon the effectiveness of such registration.

    The Company's officers and directors and Charter Environmental, CEP II and CDI Equity, who, following the Offering, will beneficially own an aggregate of 3,460,283 shares of Common Stock or options or warrants to purchase shares of Common Stock, have agreed not to sell, offer to sell, distribute, pledge, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or encumber, or exercise any registration rights with respect to, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock now owned by them or hereafter acquired or with respect to which they have acquired or hereafter acquire the power of disposition for a period of 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc. and DLJ. Certain additional stockholders of the Company who beneficially own an aggregate of 274,573 shares of Common Stock have agreed to similar restrictions for a period of 90 days. Additionally, the Company has agreed not to sell, offer to sell, distribute, pledge, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or encumber, or exercise registration rights with respect to, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock now owned by them or hereafter acquired or with respect to which they have acquired or hereafter acquire the power of disposition for a period 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc., and DLJ subject to certain limited exceptions.

    In addition, the Company has registered 2,500,000 shares of Common Stock under the Securities Act pursuant to a shelf registration statement for use in connection with future acquisitions, of which 1,184,068 shares of Common Stock have not yet been issued as of September 15, 1997. Once issued, these shares generally will be freely tradeable by persons not affiliated with the Company; however, the Company has agreed to use its best efforts to restrict such persons from selling such shares during the 90-day period following the effective date of the Registration Statement of which this Prospectus is a part.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who owns shares that were purchased from the Company (or any Affiliate) at least one year previously, including persons who may be deemed Affiliates of the Company, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from the Company (or any Affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Oppenheimer & Co., Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Credit Suisse First Boston Corporation are acting as Representatives, has severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite the name of such underwriter below:

                                                                                            NUMBER OF
                                                                                            SHARES OF
UNDERWRITER                                                                                COMMON STOCK
----------------------------------------------------------------------------------------  --------------
Oppenheimer & Co., Inc..................................................................
Donaldson, Lufkin & Jenrette Securities Corporation.....................................
Credit Suisse First Boston Corporation..................................................

                                                                                          --------------
    Total...............................................................................      5,500,000
                                                                                          --------------
                                                                                          --------------

    The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $    per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $    per share of certain brokers and
dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be changed by the Representatives. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    The Company, or in certain instances the Selling Stockholders, has granted the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 825,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them as shown in the foregoing table bears to the number shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

    The Company and the Selling Stockholders have agreed to indemnify the representatives of the Underwriters and the several Underwriters against certain liabilities, including, without limitation liabilities under the Securities Act.

    The Company's officers and directors and Charter Environmental, CEP II and CDI Equity, who, following the Offering, will beneficially own an aggregate of 3,460,283 shares of Common Stock or options or warrants to purchase shares of Common Stock after the Offering, have agreed not to sell, offer to sell, distribute, pledge, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or encumber, or exercise registration rights with respect to, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock now owned by them or hereafter acquired or with respect to which they have acquired or hereafter acquire the power of disposition for a period of 180 days after the date of this Prospectus without the prior written consent of Oppenheimer & Co., Inc. and DLJ. Certain additional stockholders of the Company who beneficially own an aggregate of 274,573 shares of Common Stock have agreed to similar restrictions for a period of 90 days. The Company has also agreed not to sell, offer to sell, distribute, pledge, grant any option for the sale of, or otherwise dispose of, directly or indirectly, or encumber, or exercise registration rights with respect to, any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exchangeable for shares of Common Stock now owned by them or hereafter acquired or with respect to which they have acquired or hereafter acquire the power of disposition for a period of 180 days after the date of this Prospectus, without the prior written consent of Oppenheimer & Co., Inc. and DLJ, subject to certain limited exceptions. In addition, the Company has registered 2,500,000 shares of Common Stock under the Securities Act pursuant to a shelf registration statement for use in connection with future acquisitions, of which 1,184,068 shares of Common Stock have not yet been issued as of September 15, 1997. Once issued, these shares generally will be freely tradeable by persons not affiliated with the Company; however, the Company has agreed to use its best efforts to restrict such persons from selling such shares during the 90-day period following the effective date of the Registration Statement of which this Prospectus is a part. See "Shares Eligible for Future Sale."

    Alliance Capital Management L.P. ("Alliance") holds approximately 4.9% of the Common Stock of the Company on behalf of its client discretionary investment advisory accounts, including pooling vehicles such as mutual funds and group trust portfolios. Alliance is approximately 58% owned by The Equitable Companies Incorporated, which directly and indirectly owns approximately 77% of DLJ, one of the Representatives.

    The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. In "passive" market making, market makers in the Common Stock who are Underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the Common Stock until the time, if any, at which a stablizing bid is made. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions, penalty bids and passive market making may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The legality of the Common Stock offered hereby will be passed upon for the Company by Proskauer Rose LLP, 1585 Broadway, New York, New York 10036. Certain legal matters will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178.

                                    EXPERTS

    The Consolidated Financial Statements of the Company at December 31, 1994, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and the Registration Statement of which this Prospectus forms a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein or incorporated by reference and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Consolidated Financial Statements of the Barbara Companies at December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, and at June 30, 1997 and for the six months ended June 30, 1997 appearing in this Prospectus and the Registration Statement of which this Prospectus forms a part, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. Reports, proxy, information statements and other information regarding the Company filed electronically with the Commission are available on the Commission's web site (http://www.sec.gov).

    The Company has filed with the Commission a Registration Statement on Form S-3 (which term shall encompass any amendments and exhibits thereto) under the Securities Act with respect of the Shares offered hereby. This Prospectus, which forms a part of such Registration Statement, does not contain all the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to such Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Any interested parties may inspect such Registration Statement, without charge, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and may obtain copies of all or any part of it from the Commission upon payment of the fees prescribed by the Commission. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sales made hereunder or thereunder shall under any circumstances create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof or that there has been no change in the affairs of the Company since the date hereof or thereof.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997; (iii) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, specifically including the Company's Current Reports on Form 8-K dated April 15, 1997, May 29, 1997 and September 10, 1997; and (iv) the Company's Proxy Statement dated April 21, 1997 relating to the 1997 Annual Meeting of Stockholders held on May 28, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement or a material fact or an omission to state a material fact that is required to be stated or that is necessary to make statement not misleading in light of the circumstances in which it was made.

    THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THE PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO ANN L. STRAW, SECRETARY, AMERICAN DISPOSAL SERVICES, INC., 745 MCCLINTOCK DRIVE, SUITE 230, BURR RIDGE, ILLINOIS 60521, TELEPHONE: (630) 655-1105.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AMERICAN DISPOSAL SERVICES, INC. AND SUBSIDIARIES:
  CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Auditors...........................................................................        F-2
  Consolidated Balance Sheets at December 31, 1996 and 1995................................................        F-3
  Consolidated Statements of Operations for the years ended December 31, 1996, 1995 and 1994...............        F-4
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994.....        F-5
  Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994...............        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7
  Condensed Consolidated Balance Sheet at June 30, 1997 (Unaudited)........................................       F-20
  Condensed Consolidated Statements of Operations for the six months ended June 30, 1997 and 1996
    (Unaudited)............................................................................................       F-21
  Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1997 and 1996
    (Unaudited)............................................................................................       F-22
  Notes to Condensed Consolidated Financial Statements (Unaudited).........................................       F-23

  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
  Pro Forma Consolidated Financial Statements (Unaudited)..................................................       F-26
  Pro Forma Condensed Consolidated Balance Sheet at June 30, 1997 (Unaudited)..............................       F-27
  Pro Forma Consolidated Income Statement for the year ended December 31, 1996 (Unaudited).................       F-28
  Notes to Pro Forma Consolidated Income Statement for the year ended December 31, 1996 (Unaudited)........       F-29
  Pro Forma Consolidated Income Statement for the six months ended June 30, 1997 (Unaudited)...............       F-32
  Notes to Pro Forma Consolidated Income Statement for the six months ended June 30, 1997 (Unaudited)......       F-33

FRED B. BARBARA COMPANIES:
  COMBINED FINANCIAL STATEMENTS
  Report of Independent Auditors...........................................................................       F-36
  Combined Balance Sheets at June 30, 1997 and at December 31, 1996 and 1995...............................       F-37
  Combined Statements of Income for the six months ended June 30, 1997 and for the years ended December 31,
    1996, 1995 and 1994....................................................................................       F-38
  Combined Statements of Stockholders' Equity for the six months ended June 30, 1997 and for the years
    ended December 31, 1996, 1995 and 1994.................................................................       F-39
  Combined Statements of Cash Flows for the six months ended June 30, 1997 and for the years ended December
    31, 1996, 1995 and 1994................................................................................       F-40
  Notes to Combined Financial Statements...................................................................       F-41

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
American Disposal Services, Inc.

    We have audited the accompanying consolidated balance sheets of American Disposal Services, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Disposal Services, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
February 26, 1997, except as to

  Note 5 for which the

  date is March 21, 1997 and
  except as to Note 10
  for which the date is
  March 25, 1997

                        AMERICAN DISPOSAL SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1996        1995
                                                                                            ----------  ----------
Current assets:
  Cash and cash equivalents...............................................................  $    2,301  $    6,383
  Cash held in escrow.....................................................................          --         156
  Trade receivables--Net of allowance for doubtful accounts of $473 and $476..............       9,741       6,331
  Prepaid expenses........................................................................       1,248         686
  Inventory...............................................................................         354         312
                                                                                            ----------  ----------
Total current assets......................................................................      13,644      13,868

Property and equipment, net...............................................................      93,692      81,250

Other assets:
  Cost over fair value of net assets of acquired businesses, net of accumulated
    amortization of $1,374 and $823.......................................................      31,237      15,739
  Other intangible assets, net of accumulated amortization of $439 and $305...............       1,610       1,081
  Debt issuance costs, net of accumulated amortization of $204 and $71....................       2,392         815
  Other...................................................................................       2,411       1,940
                                                                                            ----------  ----------
                                                                                            $  144,986  $  114,693
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................................................  $    3,359  $    3,185
  Accrued liabilities.....................................................................       4,249       2,360
  Deferred revenues.......................................................................       2,245       1,202
  Current portion of long-term debt and capital lease obligations.........................       2,572       3,440
  Note payable to stockholder.............................................................          --      12,500
                                                                                            ----------  ----------
Total current liabilities.................................................................      12,425      22,687

Long-term debt and capital lease obligations, net of current portion......................      65,445      48,789
Accrued environmental and landfill costs..................................................       7,603       6,214
Deferred income taxes.....................................................................       1,416       1,240

Redeemable preferred stock................................................................          --       1,908

Stockholders' equity:
  Common stock, $.01 par value, 20,000,000 shares authorized; shares issued and
    outstanding; 1996--8,872,381; 1995--5,662,865.........................................          89          57
  Preferred stock, $.01 par value, 5,000,000 shares authorized; none issued and
    outstanding in 1996 and 1995..........................................................          --          --
Warrants outstanding......................................................................         107         107
Additional paid-in capital................................................................      66,170      41,590
Accumulated deficit.......................................................................      (8,269)     (7,899)
                                                                                            ----------  ----------
                                                                                                58,097      33,855
                                                                                            ----------  ----------
                                                                                            $  144,986  $  114,693
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                             ----------------------------------
                                                                                1996        1995        1994
                                                                             ----------  ----------  ----------
Revenues...................................................................  $   56,804  $   30,004  $   18,517
Cost of operations.........................................................      30,376      17,286      12,647
Selling, general, and administrative expenses..............................       8,328       5,882       4,910
Depreciation and amortization..............................................      12,334       6,308       3,226
                                                                             ----------  ----------  ----------
Operating income (loss)....................................................       5,766         528      (2,266)
Interest expense...........................................................      (5,745)     (3,030)     (1,497)
Interest income............................................................         260         189           2
Other income...............................................................         179          --          --
                                                                             ----------  ----------  ----------
Income (loss) before income taxes and extraordinary item...................         460      (2,313)     (3,761)
Income tax benefit (expense)...............................................        (245)       (332)      1,372
                                                                             ----------  ----------  ----------
Income (loss) before extraordinary item....................................         215      (2,645)     (2,389)
Extraordinary item -- loss on early retirement of debt.....................        (476)       (908)         --
                                                                             ----------  ----------  ----------
Net loss...................................................................        (261)     (3,553)     (2,389)
Preferred stock dividend...................................................        (109)       (190)         --
                                                                             ----------  ----------  ----------
Net loss applicable to common stockholders.................................  $     (370) $   (3,743) $   (2,389)
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Per common share:
  Income (loss) before extraordinary item..................................  $      .02  $     (.80) $     (.99)
  Extraordinary item.......................................................        (.07)       (.26)         --
                                                                             ----------  ----------  ----------
  Net loss.................................................................  $     (.05) $    (1.06) $     (.99)
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------
Weighted average common stock and common stock equivalent shares
  outstanding..............................................................   7,063,928   3,527,688   2,411,381
                                                                             ----------  ----------  ----------
                                                                             ----------  ----------  ----------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                            COMMON STOCK                       ADDITIONAL                    TOTAL
                                       -----------------------    WARRANTS       PAID-IN    ACCUMULATED   STOCKHOLDERS'
                                         SHARES      AMOUNT      OUTSTANDING     CAPITAL      DEFICIT        EQUITY
                                       ----------  -----------  -------------  -----------  ------------  ------------
Balance -- December 31, 1993.........   2,099,952   $      21     $     107     $  14,170    $   (1,767)   $   12,531
Issuance of common stock, net of
  issuance costs.....................     282,393           3            --         1,987            --         1,990
Net loss.............................          --          --            --            --        (2,389)       (2,389)
                                       ----------         ---         -----    -----------  ------------  ------------
Balance -- December 31, 1994.........   2,382,345          24           107        16,157        (4,156)       12,132
Issuance of common stock, net of
  issuance costs.....................   3,280,520          33            --        25,433            --        25,466
Net loss.............................          --          --            --            --        (3,553)       (3,553)
Dividends on preferred stock.........          --          --            --            --          (190)         (190)
                                       ----------         ---         -----    -----------  ------------  ------------
Balance -- December 31, 1995.........   5,662,865          57           107        41,590        (7,899)       33,855
Issuance of common stock, net of
  issuance costs.....................   3,162,500          32            --        24,573            --        24,605
Exercise of common stock warrants and
  options............................      47,016          --            --             7            --             7
Dividends on preferred stock.........          --          --            --            --          (109)         (109)
Net loss.............................          --          --            --            --          (261)         (261)
                                       ----------         ---         -----    -----------  ------------  ------------
Balance at December 31, 1996.........   8,872,381   $      89     $     107     $  66,170    $   (8,269)   $   58,097
                                       ----------         ---         -----    -----------  ------------  ------------
                                       ----------         ---         -----    -----------  ------------  ------------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                     1996        1995       1994
                                                                                  ----------  ----------  ---------
OPERATING ACTIVITIES
Net loss........................................................................  $     (261) $   (3,553) $  (2,389)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
  Extraordinary item, net.......................................................         476         908         --
  Depreciation and amortization.................................................      12,334       6,308      3,226
  Provision for environmental and landfill costs................................         571         292         48
  Deferred income taxes.........................................................         176          47     (1,372)
  Gain on sale of fixed assets..................................................         (98)         --         --
  Changes in operating assets and liabilities, net of effects from acquisitions:
    Trade receivables...........................................................      (2,600)       (340)      (625)
    Prepaid expenses, cash held in escrow and other assets......................      (1,029)        (33)      (361)
    Inventory...................................................................         (42)       (128)       (96)
    Accounts payable, accrued liabilities and accrued environmental and landfill
      costs.....................................................................       1,522       1,846        235
    Deferred revenue............................................................         656         254        210
                                                                                  ----------  ----------  ---------
Net cash provided by (used in) operating activities.............................      11,705       5,601     (1,124)

INVESTING ACTIVITIES
Capital expenditures............................................................     (14,003)     (6,173)    (5,600)
Cost of acquisitions............................................................     (25,029)    (62,201)      (580)
                                                                                  ----------  ----------  ---------
Net cash used in investing activities...........................................     (39,032)    (68,374)    (6,180)

FINANCING ACTIVITIES
Net proceeds from issuances of common stock.....................................      24,605      25,466      1,990
Exercise of stock options and warrants..........................................           7          --         --
Redemption of preferred stock...................................................      (1,950)         --         --
Net proceeds from issuance of preferred stock...................................          --       1,908         --
Preferred stock dividend........................................................        (109)       (190)        --
Proceeds from issuance of long-term debt........................................      66,950      32,568      6,319
Repayments of indebtedness......................................................     (51,162)     (2,698)    (2,511)
Proceeds from (payment of) note payable to stockholder..........................     (12,500)     12,500         --
Debt issuance costs.............................................................      (2,596)       (946)       (80)
                                                                                  ----------  ----------  ---------
Net cash provided by financing activities.......................................      23,245      68,608      5,718
                                                                                  ----------  ----------  ---------
Net increase (decrease) in cash and cash equivalents............................      (4,082)      5,835     (1,586)
Cash and cash equivalents, at beginning of year.................................       6,383         548      2,134
                                                                                  ----------  ----------  ---------
Cash and cash equivalents, at end of year.......................................  $    2,301  $    6,383  $     548
                                                                                  ----------  ----------  ---------
                                                                                  ----------  ----------  ---------

Supplemental cash flow information:
Cash paid for interest..........................................................  $    6,222  $    2,515  $   1,426
Cash (refunds) paid for income taxes............................................        (159)        478         --

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1996, 1995 AND 1994

1. FORMATION AND BASIS OF PRESENTATION

    ADS, Inc. (ADS) was organized January 15, 1991, to acquire, develop, and operate non-hazardous municipal solid waste disposal, collection, and transfer operations and provide non-hazardous solid waste disposal management services to commercial, industrial, and residential customers. During 1993, an affiliate of Charterhouse Equity Partners, L.P. (CEP) purchased a controlling interest in ADS.

    County Disposal, Inc. (County) was incorporated by Charterhouse Equity Partners II, L.P. (CEPII) on April 27, 1995, for the purpose of acquiring certain net assets of Envirite Corporation (Envirite). On April 28, 1995, Envirite and County entered into an Asset Purchase Agreement whereby County agreed to purchase from Envirite certain landfill facilities and waste transportation and collection equipment located in Livingston County, Illinois, and Wyandot County, Ohio; all of the issued and outstanding capital stock of County Environmental Services, Inc., a wholly-owned subsidiary of Envirite, which owned and operated a landfill facility and waste transportation and collection equipment located in Clarion County, Pennsylvania; and certain related assets and assumption of certain liabilities.

    Effective January 1, 1996, the stockholders of ADS and County exchanged their shares for shares of a newly created holding company by the name of American Disposal Services, Inc. (the Company). This share exchange (the Exchange) qualifies as a transfer of companies under common control as affiliates of Charterhouse Group International, Inc. are the general partners and in control of CEP and CEPII and, accordingly, the transaction has been accounted for at historical cost in a manner similar to pooling of interests accounting. The financial statements have been prepared as if this Exchange had occurred as of December 31, 1993.

    In July 1996, the Company issued 3,162,500 shares of common stock at $9.00 per share in its initial public offering. Proceeds from the offering, net of underwriting commissions and related expenses, were $24.6 million. Immediately following the offering, the Company had 8,825,365 common stock shares issued and outstanding. The offering proceeds were used to finance acquisitions and paydown a portion of the debt facility.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risks consist primarily of trade receivables. Credit risk on trade receivables is minimized as a result of the large and diverse nature of the Company's customer base. No single group or customer represents greater than 10% of total accounts receivable. The Company maintains an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations.

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    Trade receivables, trade payables, and debt obligations are carried at cost which approximates fair value.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents represent cash in banks and liquid investments with original maturities of three months or less.

CASH HELD IN ESCROW

    Cash held in escrow represents cash held in banks restricted to fund obligations incurred in acquiring businesses.

INVENTORY

    Inventory is stated at the lower of cost (first in, first out method) or market and consists principally of equipment parts, materials, and supplies.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation of equipment is computed using the straight-line method over the estimated useful lives of the respective assets as follows:

Vehicles and equipment.....................  3 to 12 years

                                                  25 to 30
Buildings..................................          years

    Expenditures for major renewals are capitalized, and expenditures for routine maintenance and repairs are charged to expense as incurred.

    Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering, construction of landfill improvements, cell development costs, and the direct costs of Company personnel dedicated for these purposes. Preparation costs for individual secure land disposal cells are recorded in property and equipment and amortized as the airspace is filled.

INTANGIBLE ASSETS

    The cost over fair value of tangible net assets of acquired businesses represents long-lived intangible assets including routes, tradenames and goodwill and is amortized on a straight-line method over periods

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) not exceeding 40 years. Other intangible assets, substantially all of which are covenants not to compete and customer lists, are amortized on the straight-line method over their estimated lives, typically no more than 12 years. Amortization expense for fiscal years 1996, 1995, and 1994 related to intangible assets was approximately $1.0 million, $1.4 million, and $600,000, respectively. In 1995, the Company determined not to enforce certain covenants not to compete which arose from 1993 transactions with the net book value of such covenants of $505,000, was fully written-off and included in 1995 amortization expense.

    The Company continually evaluates the value and future benefits of its intangibles. The Company assesses recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value would be reduced if it becomes probable that the Company's best estimate for expected future cash flows of the related business would be less than the carrying amount of the intangible over the remaining amortization period. For the three year period ended December 31, 1996, there were no adjustments to the carrying amounts of intangibles resulting from these evaluations.

DEFERRED ACQUISITION COSTS

    The Company capitalizes engineering, legal, accounting, and other direct costs paid to outside parties that are incurred in connection with potential acquisitions. The Company, however, routinely evaluates such capitalized costs and charges to expense those relating to abandoned acquisition candidates. Indirect acquisition costs, such as executive salaries, general corporate overhead, and other corporate services are expensed as incurred. Net deferred acquisition costs, included in other intangible assets, were approximately $545,000 and $370,000 at December 31, 1996 and 1995, respectively.

ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

    Accrued environmental and landfill costs represent landfill accruals which are provided for environmental compliance costs and closure and post-closure costs. These accruals are based on accounting estimates by management determined primarily from the results of engineering studies and reviews and on interpretation of the technical standards of the Environmental Protection Agency's Subtitle D regulations, or the approved state counterpart, and recently promulgated air emissions standards under the Clean Air Act, as they apply on a state-by-state basis. The Company typically provides accruals for these costs as permitted airspace of such facilities is consumed. Closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Certain of these accrued environmental and landfill costs, principally capping, leachate collection and removal, and methane gas control and recovery, are operating and maintenance costs to be incurred during the 30-year period after the facility closes, but are accrued during the operating life of the site in accordance with the landfill operation requirements of Subtitle D and the EPA's recently promulgated air emissions standards. An environmental and landfill cost accrual is provided as a liability assumed for purchased landfill operations based on permitted airspace consumed prior to the acquisition date and is included in the purchase price allocation (see Note 3). The Company has estimated that, as of December 31, 1996, post-closure expenses, including cap maintenance, groundwater monitoring, methane gas control and recovery and leachate treatment/disposal for up to 30 years after closure in certain cases, will approximate $10.9 million. In addition, the Company has estimated that, as of December 31, 1996, closure costs expected to occur during the operating lives of these facilities' useful lives will approximate

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$35.2 million. These accruals are reviewed by management periodically and revised prospectively for any significant changes in future cost estimates.

INCOME TAXES

    Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

    Landfill revenues are recorded at the date of actual waste disposal. Revenues billed prior to the performance of services are deferred and recorded as income in the period in which the related services are rendered, generally over a three-month period.

EARNINGS PER SHARE

    Earnings per share is based on the weighted average number of common stock and common stock equivalent shares outstanding during each year and incremental shares from the assumed exercise of options and warrants granted and computed using the treasury stock method.

STOCK-BASED COMPENSATION

    The Company typically grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for such stock option grants in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Options Issued to Employees" (APB 25), and, accordingly, typically recognizes no compensation expense for these stock option grants.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of ("SFAS No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addressees the accounting for long-lived assets that are expected to be disposed of. SFAS No. 121 is effective for the Company's fiscal year ended December 31, 1996. The adoption of this Statement did not have a material effect on the Company's financial position or results of operations.

    In October 1996, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 96-1, "Environmental Remediation Liabilities." The SOP is effective for fiscal years beginning after December 15, 1996, and provides that enviromental remediation liabilities should be accrued when the criteria of FAS 5, "Accounting for Contingencies," are met. Included in the SOP are benchmarks to aid in the determination of when such criteria are met and environmental liabilities should be recognized. It also provides that the accrual for such liabilities should include future costs of those employees expected to devote a significant amount of

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) time directly to the remediation effort. The Company does not believe that the adoption of SOP 96-1 will have a material impact on its financial statements.

3. ACQUISITIONS

    The acquisitions below have been accounted for using the purchase method of accounting and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their fair values at their respective acquisition dates with the residual allocated to cost over fair value of net assets acquired.

    During 1996 the Company acquired 16 non-hazardous solid waste businesses, consisting of 16 collection operations and two transfer stations. As described in Note 1, the Company acquired three non-hazardous solid waste landfills and a solid waste collection operation (the Envirite Acquisition) during 1995.

    The Company has not completed its valuation of certain of its 1996 purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations is completed.

    The purchase prices allocated to the net assets acquired are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Property and equipment..................................................  $   8,425  $  62,288
Accounts receivable and inventory.......................................        810      3,363
Other assets............................................................        785      1,664
Cost over fair value of net assets acquired.............................     15,642      3,060
Total liabilities assumed...............................................       (633)    (8,174)
                                                                          ---------  ---------
Total cash paid.........................................................  $  25,029  $  62,201
                                                                          ---------  ---------
                                                                          ---------  ---------

    The pro forma unaudited results of operations for the years ended December 31, 1996 and 1995, assuming each acquisition above had occurred on January 1, 1995, are as follows (in thousands, except per share data):

                                                                       YEARS ENDED DECEMBER
                                                                               31,
                                                                      ----------------------
                                                                         1996        1995
                                                                      ----------  ----------
Revenues............................................................  $   64,356  $   56,371
Operating income (loss).............................................       5,966      (1,106)
Net loss applicable to common stockholders..........................        (370)     (8,500)
Pro forma loss per share of common stock............................        (.05)      (2.41)
Weighted average common stock and common stock equivalent shares
  outstanding.......................................................   7,063,928   3,527,688

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

3. ACQUISITIONS (CONTINUED)
    The pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1995 nor are they necessarily indicative of future operating results.

4. PROPERTY AND EQUIPMENT

    Property and equipment are summarized as follows (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                            1996       1995
                                                                         ----------  ---------
Land...................................................................  $    5,417  $   5,038
Landfills..............................................................      78,547     66,529
Buildings..............................................................       3,285      2,695
Vehicles and equipment.................................................      23,977     14,335
                                                                         ----------  ---------
                                                                            111,226     88,597
Less: Accumulated depreciation and amortization........................     (17,534)    (7,347)
                                                                         ----------  ---------
                                                                         $   93,692  $  81,250
                                                                         ----------  ---------
                                                                         ----------  ---------

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

5. OBLIGATIONS

    Obligations, which approximate fair value, are summarized as follows (in thousands):

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
Long-term debt:
  Acquisition loan, ING Capital Corporation.................................................  $  41,506  $      --
  Term loan, ING Capital Corporation........................................................     24,750         --
  Other borrowings, with interest rates ranging from 7.0% to 11.0%..........................      1,101      1,285
  Term loan, Bank of America................................................................         --     20,000
  Revolving loan, Bank of America...........................................................         --     10,847
  Term loan A, ING Capital Corporation......................................................         --     12,525
  Term loan B, ING Capital Corporation......................................................         --      4,000
  Revolving loan, ING Capital Corporation...................................................         --      2,423
Capital lease obligations:
  Capital lease obligations with interest and principal due monthly through 1999, at various
    interest rates ranging from 6.0% to 9.5%, secured by equipment..........................        660      1,149
                                                                                              ---------  ---------
                                                                                                 68,017     52,229
Less: Current portion.......................................................................      2,572      3,440
                                                                                              ---------  ---------
Long-term obligations, net of current portion...............................................  $  65,445  $  48,789
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    In May 1996, the Company entered into a credit agreement with Internationale Nederlanden (US) Capital Corporation (ING), as administrative agent, and Morgan Guaranty Trust Company of New York, as document agent, that provided for borrowings of up to $87 million to finance acquisitions and provide working capital (Credit Facility), which was used to repay the existing credit agreements with Bank of America and ING, as well as the note payable to stockholder and the redeemable preferred stock. In August 1996, this Credit Facility was amended to provide for borrowings up to $110 million. The Credit Facility consists of a $25 million term loan, $10 million revolving loan, and $75 million acquisition facility. The various loans and lines of credit under the Credit Facility bear interest at rates per annum equal to, at the Company's discretion either: (i) the higher of (a) the federal funds rate plus 0.5% and
(b) the prime rate, plus an applicable margin ranging from 0% to 1.5%; or (ii) the London Interbank Offered Rate (LIBOR), plus an applicable margin ranging from 1.50% to 3.25%, and have maturities ranging from 2001 to 2003. The term loan had an interest rate of 8.88% at December 31, 1996 and the acquisition facility had an interest rate of 8.68% at December 31, 1996. The Credit Facility is secured by substantially all of the assets of the Company. Under terms of the Credit Facility, the Company is subject to various debt covenants, including maintenance of certain financial ratios and other restrictions. The Credit Facility requires the Company to use 50% of the proceeds of any equity offering to repay a portion of the term loans. Effective March 21, 1997, the Company amended the Credit Facility (i) to expand the borrowing capacity to $125 million, (ii) to waive the term loan repayment requirement of any offering proceeds and (iii) to permit the reborrowing of any amounts under the expansion facility which may be repaid in connection with an equity offering consummated in 1997. In connection with refinancings during 1996 and 1995, the Company recognized an extraordinary loss, net of income tax benefit, of $476,000 and $908,000, respectively, representing unamortized deferred debt issuance costs.

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

5. OBLIGATIONS (CONTINUED)
    At December 31, 1996, maturities of obligations (excluding capital lease obligations) are as follows (in thousands):

1997...............................................................  $   2,207
1998...............................................................      6,507
1999...............................................................      8,890
2000...............................................................     12,920
2001 and thereafter................................................     36,833
                                                                     ---------
                                                                     $  67,357
                                                                     ---------
                                                                     ---------

6. INCOME TAXES

    Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting and income tax purposes. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1996       1995
                                                                                               ---------  ---------
Deferred tax assets arising from:
  Net operating loss carryforwards...........................................................  $   2,938  $   3,111
  Closure and post-closure costs.............................................................        421        421
  Amortization of intangibles................................................................        881        550
  Other......................................................................................         26         41
                                                                                               ---------  ---------
Total deferred tax assets....................................................................      4,266      4,123

Valuation allowance..........................................................................     (2,280)    (2,323)
                                                                                               ---------  ---------
Net deferred tax assets......................................................................      1,986      1,800

Deferred tax liabilities arising from:
  Property and equipment.....................................................................      2,855      2,898
  Amortization of intangibles and landfill...................................................        472         84
  Capital leases.............................................................................         32         32
  Other......................................................................................         43         26
                                                                                               ---------  ---------
Total deferred tax liabilities...............................................................      3,402      3,040
                                                                                               ---------  ---------
Net deferred tax liability...................................................................  $   1,416  $   1,240
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    At December 31, 1996, the Company had net operating loss (NOL) carryforwards of approximately $8.0 million for federal income tax purposes that expire in years 2006 to 2010. The utilization of the NOL carryforwards is limited by future taxable earnings generated at the subsidiary level. The Company recorded a valuation allowance to reflect uncertainty as to the utilization of such NOL carryforwards for financial reporting purposes. The maximum annual utilization of such NOL carryforwards are limited under the Internal Revenue Code as a result of changes in ownership that have occurred.

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

6. INCOME TAXES (CONTINUED)
    Significant components of the income tax expense (benefits) were as follows (in thousands):

                                                                                               DECEMBER 31,
                                                                                      -------------------------------
                                                                                        1996       1995       1994
                                                                                      ---------  ---------  ---------
Current:
  Federal...........................................................................  $      99  $     141  $      --
  State.............................................................................        (30)       144         --
                                                                                      ---------  ---------  ---------
                                                                                             69        285         --

Deferred:
  Federal...........................................................................        146         38     (1,205)
  State.............................................................................         30          9       (167)
                                                                                      ---------  ---------  ---------
                                                                                            176         47     (1,372)
                                                                                      ---------  ---------  ---------
Total provision.....................................................................  $     245  $     332  $  (1,372)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    A reconciliation from the statutory income tax rate to the effective income tax rate was as follows:

                                                                                                DECEMBER 31,
                                                                                       -------------------------------
                                                                                         1996       1995       1994
                                                                                       ---------  ---------  ---------
Federal statutory income tax rate....................................................       34.0%     (34.0)%     (34.0)%
Effect of:
  State taxes, net of federal tax effect.............................................         --        3.1       (2.9)
  Nondeductible goodwill.............................................................       15.5         --         --
  Net operating loss with no benefit.................................................         --       39.6        0.1
  Other, net.........................................................................        3.8        1.6        0.3
                                                                                             ---  ---------  ---------
Effective tax rate...................................................................       53.3%      10.3%     (36.5)%
                                                                                             ---  ---------  ---------
                                                                                             ---  ---------  ---------

7. RELATED PARTY TRANSACTIONS

    The Company had entered into a management agreement with a stockholder for certain services to be rendered to the Company in exchange for annual management fees. The management agreement was terminated in connection with the initial public offering during July 1996. Management fees of approximately $466,000, $659,000, and $515,000 were incurred in 1996, 1995, and 1994, respectively.

    At December 31, 1995, the Company had a $12,500,000 unsecured note payable outstanding to a stockholder, which was issued on November 16, 1995 and was due November 16, 1996, bearing an annual interest rate of prime plus 3%. The Company repaid the note payable to the stockholder in May 1996. Interest expense relating to this note payable was approximately $621,000 and $180,000 in 1996 and 1995, respectively.

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

8. COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL AND REGULATORY REQUIREMENTS

    The business and activities of the Company are, and may become more, extensively regulated by, among others, the federal Environmental Protection Agency, the Department of Transportation, the Interstate Commerce Commission, and various state and local environmental and transportation regulatory authorities. The Company is subject to various statutes and regulations which include, but are not limited to, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, and numerous state and local laws and regulations. The full impact of these laws and regulations and the possible adoption of new statutes and regulations with respect to the Company's facilities and operations is uncertain and could have material adverse effects on the Company's business, results of operations, and financial condition in that the Company: (i) could be required to incur additional expenses in compliance efforts, (ii) might be unable to comply, forcing the Company to cease operations, and (iii) could incur additional liability for past operation(s) of acquired assets. These regulations may also impose restrictions on the Company's operations, such as limiting the expansion of disposal facilities, limiting or banning the disposal of out-of-state waste or certain other categories of waste, or mandating the disposal of local refuse.

    Although the Company believes it is in substantial compliance with current regulatory requirements, because of heightened political and public concern over environmental issues, companies in the waste disposal industry, including the Company, may become subject to judicial and administrative proceedings involving federal, state, or local agencies in the normal course of business.

    The Company has obtained some levels of pollution liability insurance covering certain claims for sudden or gradual onset environmental damage at its landfill sites. The Company carries a comprehensive general liability insurance policy which management considers adequate to protect its assets and operations from other risks.

    The Company also may be subject to claims for personal injury or property damage arising out of motor vehicle accidents involving its trucks. The Company currently carries insurance with policy limits which management believes to be sufficient to cover these risks. If the Company were to incur liabilities outside of or in excess of its insurance limits, its financial condition could be adversely affected.

    In connection with the Company's existing landfills, the Company has provided financial assurance bonds for approximately $15.2 million at December 31, 1996 from a financial institution to provide financial assurance that closure and postclosure expenses will be met in the event that the Company is not able to fulfill its closure and postclosure obligations.

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At December 31, 1996, future minimum lease payments under noncancelable lease obligations are as follows (in thousands):

                                                                                                 CAPITAL     OPERATING
                                                                                                 LEASES       LEASES
                                                                                               -----------  -----------
1997.........................................................................................   $     431    $   1,151
1998.........................................................................................         192          930
1999.........................................................................................         104          667
2000.........................................................................................          --          298
2001 and thereafter..........................................................................          --          437
                                                                                                    -----   -----------
Total minimum lease payments.................................................................         727    $   3,483
                                                                                                            -----------
                                                                                                            -----------
Less: Amount representing interest...........................................................          67
                                                                                                    -----
Present value of net minimum lease payments..................................................   $     660
                                                                                                    -----
                                                                                                    -----

    Rental expense in 1996, 1995, and 1994 was approximately $1.3 million, $793,000, $132,000, respectively.

REDEEMABLE PREFERRED STOCK

    On March 28, 1995, ADS issued 1,950 shares of its Series A Preferred Stock and 46,550 warrants to purchase shares of common stock of the Company, for $1,950,000. The holder of the warrants can purchase one common share for each warrant held at the exercise price of $.10 per share on or before December 31, 2002. The Company redeemed the outstanding preferred stock in May 1996, and paid any accrued dividends related to the preferred stock. The warrants were redeemed for shares of common stock in 1996.

9. STOCKHOLDERS' EQUITY

STOCK OPTIONS

    The Company's Board of Directors adopted the American Disposal Services, Inc. 1996 Stock Option Plan effective January 1, 1996. As of December 31, 1996, the plan permits grants of options up to an aggregate of 1,100,000 shares of common stock to employees and certain consultants of the Company, on such terms as the Company's compensation committee (or a stock option subcommittee thereof) determines. Options granted under the plan as of January 1, 1996 replaced existing stock options granted by ADS and County in connection with the Exchange. The stock options vest over three and five year periods and are exercisable over a ten year period from the original grant dates. All vesting is subject to acceleration under specified circumstances.

    Options to purchase an aggregate of 63,601 shares were granted outside the plan to a former employee and were fully vested as of January 1, 1996. Such shares have an exercise price of $7.17 per share, increasing at 25% per annum from the date of original grant of the ADS stock options they replace.

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

9. STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of stock option information follows:

                                                           1996                    1995                    1994
                                                  ----------------------  ----------------------  ----------------------
                                                              WEIGHTED                WEIGHTED                WEIGHTED
                                                               AVERAGE                 AVERAGE                 AVERAGE
                                                              EXERCISE                EXERCISE                EXERCISE
                                                   OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                                  ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at beginning of year................    869,617   $    7.36     186,444   $    7.17     144,900   $    7.17
  Granted.......................................     68,270        9.00     683,173        7.41      41,544        7.17
  Exercised.....................................        467        7.17           0          --           0          --
  Forfeited.....................................     (2,506)       7.64           0          --           0          --
                                                  ---------       -----   ---------       -----   ---------       -----
Outstanding at end of year......................    934,914   $    7.47     869,617   $    7.36     186,444   $    7.17
                                                  ---------       -----   ---------       -----   ---------       -----
                                                  ---------       -----   ---------       -----   ---------       -----
Exercisable at end of year......................    434,553                 105,223                       0
Available for future grant......................    228,220                 293,984                 977,157
Weighted average value of options granted during
 the year.......................................              $    4.33               $    1.88

    As of December 31, 1996, the Company had outstanding 934,914 options with exercise prices between $7.17 and $9.00 per share and weighted average remaining lives of 8.2 years.

    The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), requires use of option valuation models that were not developed for use in valuing stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Disclosure of pro forma information regarding net loss and net loss per share is required by FAS 123, and has been determined as if the Company had accounted for its stock options granted in 1996 and 1995 under the fair value method. The options granted in 1996 were valued using the Black-Scholes option pricing model. The options granted in 1995, as a non-public company, were valued using the minimum value method. The Black-Scholes option valuation model requires the input of highly subjective assumptions and, because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the model cannot necessarily provide a single measure of the fair value of its stock options. The following assumptions were utilized in the valuation:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------

Risk-free interest rate.................................................      6.65%      5.85%
Expected dividend yield.................................................         0%         0%
Expected stock price volatility.........................................      44.4%        n/a
Expected life of options................................................    5 years    5 years

                        AMERICAN DISPOSAL SERVICES, INC.

                        DECEMBER 31, 1996, 1995 AND 1994

9. STOCKHOLDERS' EQUITY (CONTINUED)
    Had compensation cost for the Company's stock options granted in 1996 and 1995 been determined based on the fair value at the dates of grants, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
Pro forma net loss (in thousands of dollars).............................  ($    687) ($  3,807)
Pro forma net loss per share applicable to common shareholders...........  ($   0.10) ($   1.08)

    The pro forma effect for 1996 and 1995 is not representative of the pro forma effect in future years as the pro forma disclosures reflect only the fair value of stock options granted in 1996 and 1995 and do not reflect the fair value of outstanding options granted prior to 1995.

STOCK WARRANTS

    In connection with obtaining various credit agreements, the Company issued warrants to purchase 168,905 shares of common stock with exercise prices ranging from $4.72 to $7.41 per share. The Company recorded the fair value of the warrants as a component of equity and recognized debt issuance cost of $106,666. The warrants expire 10 years from date of issuance.

    In connection with the Exchange, 5,000,000 shares of new preferred stock of the Company were authorized with none issued at December 31, 1996 and 1995.

10. SUBSEQUENT EVENTS

    Subsequent to December 31, 1996, the Company acquired substantially all the assets of Sparky's Waste Control and A-1 Container, and acquired the stock of Allied Waste Systems, Inc. In addition, the Company entered into definitive asset purchase agreements on March 24, 1997 and March 25, 1997 to acquire substantially all the assets of Liberty Disposal, Inc. and the Evansville, Indiana operations of Waste Management of Indiana, LLC, respectively.

                        AMERICAN DISPOSAL SERVICES, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                        JUNE 30,
                                                                                                          1997
                                                                                                       -----------
                                               ASSETS
Current assets:
  Cash and cash equivalents..........................................................................   $   2,166
  Restricted cash held in escrow.....................................................................       2,900
  Trade receivables, net.............................................................................      18,217
  Prepaid expenses and other.........................................................................       1,872
  Inventory..........................................................................................         541
                                                                                                       -----------
Total current assets.................................................................................      25,696
Property, plant, and equipment, net..................................................................     128,035
Other assets:
  Cost over fair value of net assets of acquired businesses, net of accumulated amortization of
    $1,966...........................................................................................      64,484
  Other intangible assets, net of accumulated amortization of $555...................................       1,862
  Debt issuance costs, net of accumulated amortization of $425.......................................       3,144
  Other assets.......................................................................................       1,352
                                                                                                       -----------
                                                                                                        $ 224,573
                                                                                                       -----------
                                                                                                       -----------
                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...................................................................................   $   6,161
  Accrued liabilities................................................................................       9,165
  Deferred revenues..................................................................................       3,740
  Current portion of long-term debt and capital lease obligations....................................       1,286
                                                                                                       -----------
Total current liabilities............................................................................      20,352

Long-term debt and capital lease obligations, net of current portion.................................      63,817
Accrued environmental and landfill costs.............................................................       9,116
Deferred income taxes................................................................................       1,416

Total stockholders' equity (13,472,501 shares of common stock issued and outstanding)................     129,872
                                                                                                       -----------
                                                                                                        $ 224,573
                                                                                                       -----------
                                                                                                       -----------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                             SIX MONTHS ENDED
                                                                                                 JUNE 30,
                                                                                         ------------------------
                                                                                             1997         1996
                                                                                         ------------  ----------
Revenues...............................................................................  $     46,274  $   25,177
Cost of operations.....................................................................        25,080      13,170
Selling, general and administrative expenses...........................................         6,357       4,048
Depreciation and amortization..........................................................         9,056       5,663
                                                                                         ------------  ----------
  Operating income.....................................................................         5,781       2,296
Interest expense, net..................................................................         3,458       3,057
Other income...........................................................................           109          37
                                                                                         ------------  ----------
  Income (loss) before income taxes and extraordinary loss.............................         2,432        (724)
Income tax benefit (expense)...........................................................          (750)        155
                                                                                         ------------  ----------
  Income (loss) before extraordinary loss..............................................         1,682        (569)
Extraordinary loss, net of income tax benefit..........................................            --        (476)
                                                                                         ------------  ----------
  Net income (loss)....................................................................         1,682      (1,045)
Preferred stock dividend...............................................................            --        (109)
                                                                                         ------------  ----------
  Net income (loss) applicable to common stockholders..................................  $      1,682  $   (1,154)
                                                                                         ------------  ----------
                                                                                         ------------  ----------
Net income (loss) per share:
  Income (loss) before extraordinary loss..............................................  $       0.15  $    (0.12)
  Extraordinary loss, net of income tax benefit........................................            --       (0.08)
                                                                                         ------------  ----------
  Net income (loss) applicable to common stockholders..................................  $       0.15  $    (0.20)
                                                                                         ------------  ----------
                                                                                         ------------  ----------
Weighted average common stock and common stock equivalent shares outstanding...........    10,884,592   5,864,078
                                                                                         ------------  ----------
                                                                                         ------------  ----------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------
OPERATING ACTIVITIES
Net income (loss).........................................................................  $    1,682  $   (1,154)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activites:
  Depreciation and amortization...........................................................       9,056       5,663
  Provision for environmental and landfill costs..........................................         263         264
  Extraordinary loss......................................................................          --         476
  Changes in operating assets and liabilities, net of effects from acquisitions:
    Trade receivables.....................................................................      (5,112)     (1,292)
    Prepaid expenses, restricted cash held in escrow and other assets.....................      (2,559)     (1,842)
    Accounts payable, accrued liabilities and accrued environmental and landfil costs.....       7,099         251
    Deferred revenue......................................................................         908         244
                                                                                            ----------  ----------
Net cash provided by operating activities.................................................      11,337       2,610
                                                                                            ----------  ----------
INVESTING ACTIVITIES
  Capital expenditures....................................................................      (9,429)     (6,610)
  Cost of acquisitions....................................................................     (68,210)     (3,096)
                                                                                            ----------  ----------
Net cash used in investing activities.....................................................     (77,639)     (9,706)
                                                                                            ----------  ----------
FINANCING ACTIVITIES
  Net proceeds from issuance of common stock..............................................      70,093          --
  Redemption of preferred stock...........................................................          --      (1,950)
  Preferred stock dividend................................................................          --         (85)
  Proceeds from issuance of long-term debt................................................      70,946      71,245
  Repayments of indebtedness..............................................................     (73,899)    (52,866)
  Payment of note payable to stockholder..................................................          --     (12,500)
  Debt issuance costs.....................................................................        (973)     (1,081)
  Other...................................................................................          --        (552)
                                                                                            ----------  ----------
Net cash provided by financing activities.................................................      66,167       2,211
                                                                                            ----------  ----------
Net decrease in cash and cash equivalents.................................................        (135)     (4,885)
Cash and cash equivalents, at beginning of period.........................................       2,301       6,383
                                                                                            ----------  ----------
Cash and cash equivalents, at end of period...............................................  $    2,166  $    1,498
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                        AMERICAN DISPOSAL SERVICES, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                             JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

1. FORMATION AND BASIS OF PRESENTATION

    ADS, Inc. (ADS) was organized on January 15, 1991, to acquire, develop, and operate non-hazardous municipal solid waste disposal, collection, and transfer operations and provide non-hazardous solid waste disposal management services to commercial, industrial, and residential customers. During 1993, an affiliate of Charterhouse Equity Partners, L.P. (CEP) purchased a controlling interest in ADS.

    County Disposal, Inc. (County) was incorporated by Charterhouse Equity Partners II, L.P. (CEPII) on April 27, 1995, for the purpose of acquiring certain net assets of Envirite Corporation (Envirite). On April 28, 1995, Envirite and County entered into an Asset Purchase Agreement whereby County agreed to purchase from Envirite certain landfill facilities and waste transportation and collection equipment located in Livingston County, Illinois, and Wyandot County, Ohio; all of the issued and outstanding capital stock of County Environmental Services, Inc., a wholly-owned subsidiary of Envirite, which owned and operated a landfill facility and waste transportation and collection equipment located in Clarion County, Pennsylvania; and certain related assets and assumption of certain liabilities.

    Effective January 1, 1996, the stockholders of ADS and County exchanged their shares for shares of a newly created holding company by the name of American Disposal Services, Inc. (the Company). This share exchange (the Exchange) qualified as a transfer of companies under common control as affiliates of Charterhouse Group International, Inc. are the general partners and in control of CEP and CEPII and, accordingly, the transaction was accounted for at historical cost in a manner similar to pooling of interests accounting.

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997. These financial statements should be read in conjunction with the consolidated financial statements, including the notes thereto, for the fiscal year ended December 31, 1996 included in the Company's Annual Report on Form 10-K/A.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. RELATED PARTY INTEREST EXPENSE

                                                                                            SIX MONTHS ENDED
                                                                                                JUNE 30,
                                                                                          --------------------
                                                                                            1997       1996
                                                                                          ---------  ---------
                                                                                              (DOLLARS IN
                                                                                               THOUSANDS)
Charterhouse Equity Partners II, L.P.                                                     $  --      $     621
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                        AMERICAN DISPOSAL SERVICES, INC.

                             JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

3. ENVIRONMENTAL MATTERS

    See the Company's Annual Report on Form 10-K/A for a description of environmental matters.

4. PUBLIC OFFERING

    Effective May 13, 1997 the Company completed a public offering of 4,600,000 shares (including the underwriters' over-allotment option) at $16.50 per share resulting in net proceeds to the Company of approximately $70.1 million. Immediately following the offering, the Company had 13,472,501 shares of common stock outstanding.

5. ACQUISITIONS

    The acquisitions below have been accounted for using the purchase method of accounting and, accordingly, the results of their operations have been included in the Company's results of operations from their respective acquisition dates. The purchase prices have been allocated to the assets acquired and liabilities assumed based on their fair values at their respective acquisition dates with the residual allocated to cost over fair value of net assets acquired.

    During the first six months of 1997, the Company acquired nine non-hazardous solid waste businesses, consisting of nine collection operations, two transfer stations, and one landfill. During 1996, the Company acquired sixteen non-hazardous solid waste businesses, consisting of sixteen collection operations and two transfer stations.

    The Company has not completed its valuation of certain of its 1997 and 1996 purchases and the purchase price allocations are subject to change when additional information concerning asset and liability valuations is completed.

    The pro forma unaudited results of operations for the six months ended June 30, 1997 and 1996 include all acquisitions which have closed as of June 30, 1997 and assuming each acquisition and the public offering completed in May 1997 had occurred on January 1, 1996, are as follows (in thousands, except per share data):

                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
Revenues                                                                   $  55,421  $  46,038
Operating income                                                               7,377      5,264
Net income applicable to common
  stockholders before extraordinary loss                                       3,169      1,651
Pro forma income per share of
  common stock                                                                  0.22       0.16
Weighted average common stock and
  common stock equivalent shares
  outstanding                                                                 14,148     10,464

                        AMERICAN DISPOSAL SERVICES, INC.

                             JUNE 30, 1997 AND 1996

                                  (UNAUDITED)

5. ACQUISITIONS (CONTINUED)
    The pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on January 1, 1996 nor are they necessarily indicative of future operating results.

6. RECENTLY ISSUED ACCOUNTING STANDARD

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, EARNINGS PER SHARE, which is required to be adopted in the fourth quarter of 1997; earlier adoption is not allowed. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of primary and fully diluted earnings per share for the three and six months ended June 30, 1997 and 1996 is not material.

                        AMERICAN DISPOSAL SERVICES, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The following unaudited Pro Forma Consolidated Financial Statements (Pro Forma Financial Data) are based on the historical Consolidated Financial Statements of the Company, Fred B. Barbara Companies, Liberty Disposal, Inc. and Evansville, Indiana Operations of Waste Management, Inc. (collectively the Pro Forma Acquisitions) included elsewhere herein or incorporated by reference, adjusted to give effect to the Pro Forma Acquisitions, the May Offering and this Offering.

    The Pro Forma Condensed Consolidated Balance Sheet gives effect to the acquisition of Fred B. Barbara Companies and this Offering as if they had occurred as of June 30, 1997. The Pro Forma Consolidated Income Statement for the year ended December 31, 1996 gives effect to the Pro Forma Acquisitions, the May Offering and this Offering as if they had occurred on January 1, 1996. The Pro Forma Consolidated Income Statement for the six months ended June 30, 1997 gives effect to the Pro Forma Acquisitions, the May Offering and this Offering as if they had occurred on January 1, 1997. The Pro Forma Financial Data does not purport to represent what the Company's results would actually have been had the Pro Forma Acquisitions in fact occurred on such date or to project the Company's results of operations and financial position for any future period or date. The Pro Forma Financial Data does not give effect to any transactions other than the Pro Forma Acquisitions, the May Offering and this Offering, as discussed in the notes to the Pro Forma Financial Data set forth below.

    The Pro Forma Acquisitions were accounted for using the purchase method of accounting. Under purchase accounting, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their respective fair values.

    The pro forma adjustments are based on available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances. The Pro Forma Financial Data and accompanying notes should be read in conjunction with the historical Consolidated Financial Statements of the Company, Fred B. Barbara Companies, Liberty Disposal, Inc. and including the notes thereto, and other financial information pertaining to the Company included elsewhere herein or incorporated by reference.

                        AMERICAN DISPOSAL SERVICES, INC.
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                           FRED B. BARBARA COMPANIES
                                                                                          ADJUSTED
                                                                  ACQUISITION          FRED B. BARBARA
                                                COMPANY    --------------------------     COMPANIES         THE        COMPANY
                                              HISTORICAL   HISTORICAL    ADJUSTMENTS   ACQUISITION(A)   OFFERING(C)   PRO FORMA
                                              -----------  -----------  -------------  ---------------  -----------  -----------
                   ASSETS
Current Assets:
  Cash and cash equivalents.................   $   2,166    $   4,114     ($  4,114)      $      --      $      --    $   2,166
  Cash held in escrow.......................       2,900          511          (511)             --             --        2,900
  Trade receivables.........................      18,217        3,137        (3,137)             --             --       18,217
  Prepaids and other current assets.........       2,413          249          (249)             --             --        2,413

                                              -----------  -----------  -------------       -------     -----------  -----------
  Total current assets......................      25,696        8,011        (8,011)             --             --       25,696

Property and equipment, net.................     128,035       12,374           226          12,600             --      140,635

Cost over fair value of net assets acquired,
  net.......................................      64,484           --        48,340          48,340             --      112,824
Other intangible and deferred assets, net...       5,006           --            75              75             --        5,081
Other assets................................       1,352           --            --              --             --        1,352
                                              -----------  -----------  -------------       -------     -----------  -----------
        Total assets........................   $ 224,573    $  20,385     $  40,630       $  61,015      $      --    $ 285,588
                                              -----------  -----------  -------------       -------     -----------  -----------
                                              -----------  -----------  -------------       -------     -----------  -----------

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Loans with banks..........................   $      --    $     610     $    (610)      $      --      $      --    $      --
  Advances from stockholder.................          --           70           (70)             --             --           --
  Accounts payable..........................       6,161          485          (485)             --             --        6,161
  Accrued liabilities.......................       9,165          585          (585)             --             --        9,165
  Deferred revenues.........................       3,740           90           (90)             --             --        3,740
  Current portion of long term debt and
     capital lease obligations..............       1,286           --            --              --             --        1,286
                                              -----------  -----------  -------------       -------     -----------  -----------
Total current liabilities...................      20,352        1,840        (1,840)             --             --       20,352

Long-term debt and capital lease
  obligations, net of current portion.......      63,817           --        44,625          44,625       (106,563)       1,879
Accrued environmental and landfill costs....       9,116        1,765            --           1,765             --       10,881
Deferred income taxes.......................       1,416           --            --              --             --        1,416
Total stockholders' equity..................     129,872       16,780        (2,155)         14,625(b)     106,563      251,060
                                              -----------  -----------  -------------       -------     -----------  -----------
  Total liabilities and stockholders'
     equity.................................   $ 224,573    $  20,385     $  40,630       $  61,015      $      --    $ 285,588
                                              -----------  -----------  -------------       -------     -----------  -----------
                                              -----------  -----------  -------------       -------     -----------  -----------

(a) Reflects the acquisition of Fred B. Barbara Companies accounted for using the purchase method. Pursuant to the Purchase Agreement, only property and equipment and accrued environmental and landfill costs were acquired. The Company has not yet determined the final allocation of the purchase price as current information regarding the fair value of assets to be acquired is not available and accordingly, the amounts shown below may differ from the amounts ultimately determined.

   Allocation of purchase price based upon preliminary estimated values:

Land and landfill permit                                                                   $   7,200
Other property and equipment                                                                   5,400
                                                                                           ---------
  Property and equipment                                                                      12,600
Cost over fair value of assets acquired                                                       48,340
Identifiable intangible assets                                                                    75
                                                                                           ---------
                                                                                           $  61,015
                                                                                           ---------
                                                                                           ---------

(b) Reflects the portion of the purchase price for the acquisition of Fred B. Barbara Companies in the form of Company common stock.

(c) Reflects proceeds of this offering less underwriting discounts and estimated expenses, using a price per share of $32.50, and the application of net proceeds therefrom.

                        AMERICAN DISPOSAL SERVICES, INC.
                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
                                  (UNAUDITED)

                                                                                                            FRED B.
                                                                                                            BARBARA
                                               LIBERTY DISPOSAL                  WMX-EVANSVILLE            COMPANIES
                                                 ACQUISITION                       ACQUISITION            ACQUISITION
                                       --------------------------------  -------------------------------  ------------
                            COMPANY     HISTORICAL                        HISTORICAL                       HISTORICAL
                          HISTORICAL        (A)        ADJUSTMENTS (B)       (C)        ADJUSTMENTS (D)       (E)
                          -----------  -------------  -----------------  ------------  -----------------  ------------
Revenues................   $  56,804     $   7,003        $      --       $   12,985       $      --       $   23,716
Cost of operations......      30,376         4,607               (4)           6,830            (291)          14,384
Selling, general
  and administrative
  expenses..............       8,328         1,534             (695)           1,517            (246)           5,368
Depreciation and
  amortization..........      12,334           559              331            2,467            (430)           2,303
                          -----------  -------------         ------      ------------         ------      ------------
  Operating income......       5,766           303              368            2,171             967            1,661

Interest expense, net...       5,485            84              (84)              --              --             (183)
Other income............         179            --               --               --              --               --
                          -----------  -------------         ------      ------------         ------      ------------
Income before income
  taxes.................         460           219              452            2,171             967            1,844
Income tax expense
  (i)...................         245            --              200               --             947               55
                          -----------  -------------         ------      ------------         ------      ------------
Net income..............   $     215     $     219        $     252       $    2,171       $      20       $    1,789
                          -----------  -------------         ------      ------------         ------      ------------
                          -----------  -------------         ------      ------------         ------      ------------
Pro forma net income
  per share of
  common stock..........
Pro forma weighted
  average common stock
  and common stock
  equivalent shares
  outstanding (j).......


                                               THE
                                               MAY          THE
                                            OFFERING     OFFERING       COMPANY
                          ADJUSTMENTS (F)      (G)          (H)        PRO FORMA
                          ---------------  -----------  -----------  -------------
Revenues................     $      --      $      --    $      --   $     100,508
Cost of operations......          (411)            --           --          55,491
Selling, general
  and administrative
  expenses..............        (2,875)            --           --          12,931
Depreciation and
  amortization..........           643             --           --          18,207
                               -------     -----------  -----------  -------------
  Operating income......         2,643             --           --          13,879
Interest expense, net...           183         (2,129)      (3,356)             --
Other income............            --             --           --             179
                               -------     -----------  -----------  -------------
Income before income
  taxes.................         2,460          2,129        3,356          14,058
Income tax expense
  (i)...................         1,682            830        1,331           5,290
                               -------     -----------  -----------  -------------
Net income..............     $     778      $   1,299    $   2,025   $       8,768
                               -------     -----------  -----------  -------------
                               -------     -----------  -----------  -------------
Pro forma net income
  per share of
  common stock..........                                             $        0.54
                                                                     -------------
                                                                     -------------
Pro forma weighted
  average common stock
  and common stock
  equivalent shares
  outstanding (j).......                                                16,258,771
                                                                     -------------
                                                                     -------------

                        AMERICAN DISPOSAL SERVICES, INC.

                NOTES TO PRO FORMA CONSOLIDATED INCOME STATEMENT

                          YEAR ENDED DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(a) Reflects the historical income statement for Liberty Disposal, Inc. for the year ended December 31, 1996 incorporated by reference.

(b) Adjustments to reflect the historical amounts for the Liberty Disposal, Inc. acquisition noted in footnote (a) as follows:

Reduction in cost of operations due to:
  Incremental rental expense as set forth in the purchase
    agreement........................................................  $      88
  Reduction in wage expense per employment agreements................        (92)
                                                                       ---------
Net reduction in cost of operations..................................  $      (4)
                                                                       ---------
                                                                       ---------
Reduction in selling, general and administrative expenses due to:
  Reduction in officer's salary per employment agreement.............  $    (417)
  Reduction in office employee wages per employment agreements.......       (278)
                                                                       ---------
Net reduction in selling, general and administrative expenses........  $    (695)
                                                                       ---------
Incremental depreciation and amortization due to:
  Incremental depreciation of assets acquired assuming a composite
    life of 4.6 years................................................  $      16
  Amortization of excess purchase price over forty years.............        295
  Amortization of identifiable intangible assets over five years.....         20
                                                                       ---------
Net incremental depreciation and amortization........................  $     331
                                                                       ---------
                                                                       ---------
Reduction in interest expense to reflect the debt not acquired.......  $     (84)
                                                                       ---------
                                                                       ---------

(c) Reflects the historical statement of revenues and direct operating expenses for Evansville, Indiana Operations of Waste Management, Inc. for the year ended December 31, 1996 incorporated by reference.

(d) Adjustments to reflect the historical amounts for the Evansville, Indiana Operations of Waste Management, Inc. acquisition noted in footnote (c) as follows:

Reduction in cost of operations due to reclassification to conform to
  the Company's financial presentation...............................  $    (291)
                                                                       ---------
                                                                       ---------
Reduction in selling, general and administrative salaries of
  employees terminated prior to the WMX Evansville acquisition.......  $    (246)

Reduction in depreciation and amortization due to:
  Reduction in depreciation and amortization of assets acquired as a result of preliminary purchase price allocation assuming a composite life of 8 years for property and equipment and 45 years
    for the landfill.................................................  $    (932)
  Incremental amortization of excess purchase price over forty
    years............................................................        191
  Incremental amortization of identifiable intangible assets over
    five years.......................................................         20
  Reclassification to conform to the Company's financial
    presentation.....................................................        291
                                                                       ---------
Net reduction in depreciation and amortization.......................  $    (430)
                                                                       ---------
                                                                       ---------

                        AMERICAN DISPOSAL SERVICES, INC.

                          YEAR ENDED DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(e) Reflects the historical income statement for Fred B. Barbara Companies for the year ended December 31, 1996, included herein.

(f) Adjustments to reflect the historical amounts for the Fred B. Barbara Companies acquisition noted in footnote (e) as follows:

Reduction in cost of operations due to:
  Reduction in rental expense as set forth in the purchase
    agreement......................................................  ($    396)
  Reduction in wage expense per employment agreement...............        (15)
                                                                     ---------
Net Reduction in cost of operations................................  ($    411)
                                                                     ---------
                                                                     ---------
Reduction in selling, general and administrative expenses:
  Reduction in officer's salary per employment agreement...........  ($  2,573)
  Reduction in office employee wages per employment agreements.....       (302)
                                                                     ---------
Net Reduction in selling, general and administrative expenses......  ($  2,875)
                                                                     ---------
                                                                     ---------
Incremental reduction in depreciation and amortization due to:
  Reduction in depreciation and amortization of assets acquired as a result of preliminary purchase price allocation assuming a composite life of 6.5 years for property and equipment and 23.5
    for landfill...................................................       (581)
  Amortization of excess purchase price over forty years...........      1,209
  Amortization of identifiable intangible assets over five years...         15
                                                                     ---------
Net incremental depreciation and amortization......................  $     643
                                                                     ---------
                                                                     ---------
Reduction in interest income to reflect working capital not
  acquired.........................................................  $     183
                                                                     ---------
                                                                     ---------

(g) Reduction in interest expense to reflect the use of proceeds resulting from the Company's May 13, 1997 offering as follows:

Net offering proceeds.............................................  $  70,093
Funding of Liberty Disposal acquisition...........................    (15,675)
Funding of WMX Evansville acquisition.............................    (29,228)
                                                                    ---------
Net proceeds available to pay down acquisition facility...........     25,190
Average 1995 interest rate on acquisition facility................      8.45%
                                                                    ---------
Reduction in interest expense.....................................  $   2,129
                                                                    ---------
                                                                    ---------

                        AMERICAN DISPOSAL SERVICES, INC.

                          YEAR ENDED DECEMBER 31, 1996

                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(h) Reduction in interest expense to reflect the use of proceeds of this Offering as follows:

Net offering proceeds.............................................  $ 106,563
Funding of Fred B. Barbara Companies..............................    (44,625)
                                                                    ---------
Net proceeds available to pay down acquisition facility...........     61,938
Average 1996 interest rate on acquisition facility................      8.45%
                                                                    ---------
Reduction in interest expense.....................................      5,234
Less adjustment to limit the amount of interest expense recovered
  to the actual interest expense realized.........................     (1,878)
                                                                    ---------
                                                                    $   3,356
                                                                    ---------
                                                                    ---------

(i) Adjusted to reflect the income tax effect of the pro forma adjustments based on an estimated marginal tax rate of 39% limited by the utilization of the net operating loss (NOL) carryforwards. The maximum annual utilization of such NOL carryforwards are limited under the Internal Revenue Code as a result of changes in ownership that have occurred.

(j) Weighted average common stock and common stock equivalent shares outstanding at December 31, 1996 gives effect to the issuance of 4.6 million shares in the May Offering, the 3.5 million shares in this Offering, and the issuance of common stock in connection with the Fred B. Barbara Companies acquisition as if such transactions had occurred as of January 1, 1996.

                        AMERICAN DISPOSAL SERVICES, INC.
                    PRO FORMA CONSOLIDATED INCOME STATEMENT
                         SIX MONTHS ENDED JUNE 30, 1997
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
                                  (UNAUDITED)

                                                                                                              FRED B.
                                                                                                              BARBARA
                                             LIBERTY DISPOSAL                    WMX-EVANSVILLE             ACQUISITION
                                               ACQUISITION                        ACQUISITION              -------------
                          COMPANY    --------------------------------  ----------------------------------   HISTORICAL
                        HISTORICAL   HISTORICAL (A)   ADJUSTMENTS (B)  HISTORICAL (A)    ADJUSTMENTS (C)        (D)
                        -----------  ---------------  ---------------  ---------------  -----------------  -------------
Revenues..............   $  46,274      $   2,569        $      --        $   3,021         $      --        $  10,452
Cost of operations....      25,080          1,484               18            1,470               (70)           6,033
Selling, general and
  administrative
  expenses............       6,357            320              (43)             437               (69)           1,161
Depreciation and
  amortization........       9,056            193              143              586              (202)           1,050
                        -----------        ------          -------           ------             -----      -------------
  Operating income....       5,781            572             (118)             528               341            2,208

Interest expense,
  net.................       3,458             24              (24)              --                --              (28)
Other income..........         109             --               --               --                --               --
                        -----------        ------          -------           ------             -----      -------------
Income before income
  taxes...............       2,432            548              (94)             528               341            2,236

Income tax expense
  (h).................         750             --              177               --               339               43
                        -----------        ------          -------           ------             -----      -------------
Net income............   $   1,682      $     548        $    (271)       $     528         $       2        $   2,193
                        -----------        ------          -------           ------             -----      -------------
                        -----------        ------          -------           ------             -----      -------------
Pro forma net income
  per share of common
  stock...............
Pro forma weighted
  average common stock
  and common stock
  equivalent shares
  outstanding (i).....


                                               THE
                                               MAY
                                            OFFERING         THE        COMPANY
                         ADJUSTMENTS (E)       (F)      OFFERING (G)   PRO FORMA
                        -----------------  -----------  -------------  ----------
Revenues..............      $      --       $      --     $      --    $   62,316
Cost of operations....           (285)             --            --        33,730
Selling, general and
  administrative
  expenses............           (156)             --            --         8,007
Depreciation and
  amortization........            312              --            --        11,138
                                -----      -----------  -------------  ----------
  Operating income....            129              --            --         9,441
Interest expense,
  net.................             28          (1,039)       (2,419)           --
Other income..........             --              --            --           109
                                -----      -----------  -------------  ----------
Income before income
  taxes...............            101           1,039         2,419         9,550
Income tax expense
  (h).................            793             407           943         3,452
                                -----      -----------  -------------  ----------
Net income............      $    (692)      $     632     $   1,476    $    6,098
                                -----      -----------  -------------  ----------
                                -----      -----------  -------------  ----------
Pro forma net income
  per share of common
  stock...............                                                 $     0.34
                                                                       ----------
                                                                       ----------
Pro forma weighted
  average common stock
  and common stock
  equivalent shares
  outstanding (i).....                                                 18,187,492
                                                                       ----------
                                                                       ----------

                        AMERICAN DISPOSAL SERVICES, INC.

                NOTES TO PRO FORMA CONSOLIDATED INCOME STATEMENT

                         SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(a) Reflects the historical income statements for Evansville, Indiana Operations of Waste Management, Inc. and Liberty Disposal, Inc. from the period of January 1, 1997 through the dates of acquisitions as follows incorporated by reference:

Evansville, Indiana Operations of Waste Management, Inc.....  April 1, 1997
Liberty Disposal, Inc.......................................  May 15, 1997

(b) Adjustments to reflect the historical amounts for the Liberty Disposal, Inc. acquisition noted in footnote (a) as follows:

Incremental cost of operations due to:
  Incremental rental expense as set forth in the purchase
    agreement.....................................................   $      52
  Reduction in wage expense per employment agreements.............         (34)
                                                                         -----
Net incremental cost of operations................................   $      18
                                                                         -----
                                                                         -----
Reduction in selling, general and administrative expenses due to:
  Reduction in officer's salary per employment agreement..........   $     (31)
  Reduction in office employee wages per employment agreements....         (12)
  Reduction in office employee wages per employment agreements....         (12)
                                                                         -----
Net reduction in selling, general and administrative expenses.....         (43)
                                                                         -----
                                                                         -----
Incremental depreciation and amortization due to:
  Incremental depreciation of assets acquired assuming a composite
    life of 4.6 years.............................................   $      29
  Amortization of excess purchase price over forty years..........         107
  Amortization of identifiable intangible assets over five
    years.........................................................           7
                                                                         -----
Net incremental depreciation and amortization.....................   $     143
                                                                         -----
                                                                         -----
Reduction in interest expense to reflect the debt not acquired....   $     (24)
                                                                         -----
                                                                         -----

(c) Adjustments to reflect the historical amounts for the Evansville, Indiana Operations of Waste Management, Inc. acquisition noted in footnote (a) as follows:

Reduction in cost of operations due to reclassification to conform
  to the Company's financial presentation.........................   $     (70)
                                                                         -----
                                                                         -----
Reduction in selling, general and administrative salaries of
  employees terminated prior to the acquisition...................   $     (69)
                                                                         -----
                                                                         -----
Reduction in depreciation and amortization due to:
  Reduction in depreciation and amortization of assets acquired as a result of preliminary purchase price allocation assuming a composite life of 8 years for property and equipment and 45
    years for the landfill........................................   $    (321)
  Incremental amortization of excess purchase price over forty
    years.........................................................          44
  Incremental amortization of identifiable intangible assets over
    five years....................................................           5
  Reclassification to conform to the Company's financial
    presentation..................................................          70
                                                                         -----
Net reduction in depreciation and amortization....................   $    (202)
                                                                         -----
                                                                         -----

                        AMERICAN DISPOSAL SERVICES, INC.

                         SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(d) Reflects the historical income statement for Fred B. Barbara Companies for the six months ended June 30, 1997 included herein.

(e) Adjustments to reflect the historical amounts for the Fred B. Barbara Companies acquisition noted in footnote (d) as follows:

Reduction in cost of operations due to:
  Reduction in rental expenses as set forth in the purchase          $    (280)
    agreement.....................................................
  Reduction in wage expense per employment agreement..............          (5)
                                                                         -----
Net Reduction in cost of operations...............................   $    (285)
                                                                         -----
                                                                         -----
Reduction in selling, general and administrative expenses:
  Reduction in officer's salary per employment agreement..........   $    (110)
  Reduction in office employee wages per employment agreements....         (46)
                                                                         -----
Net Reduction in selling, general and expenses....................   $    (156)
                                                                         -----
                                                                         -----
Incremental reduction in depreciation and amortization due to:
  Reduction in depreciation and amortization of assets acquired as   $    (300)
    a result of preliminary purchase price allocation assuming a composite life of 6.5 years for property and equipment and
    23.5 for landfill.............................................
  Amortization of excess purchase price over forty years..........         605
  Amortization of identifiable intangible assets over five                   7
    years.........................................................
                                                                         -----
Net incremental depreciation and amortization.....................   $     312
                                                                         -----
                                                                         -----
Reduction in interest income to reflect working capital not          $      28
  acquired........................................................
                                                                         -----
                                                                         -----

(f) Reduction in interest expense to reflect the use of proceeds resulting from the Company's May 13, 1997 offering as follows:

Net offering proceeds.............................................  $  70,093
Funding of Liberty Disposal acquisition...........................    (15,675)
Funding of WMX Evansville acquisition.............................    (29,228)
                                                                    ---------
Net proceeds available to pay down acquisition facility...........     25,190
Average 1997 interest rate on acquisition facility................       8.25%
                                                                    ---------
Annual reduction in interest expense..............................  $   2,078
                                                                    ---------
Reduction in interest expense through June 30, 1997...............  $   1,039
                                                                    ---------
                                                                    ---------

                        AMERICAN DISPOSAL SERVICES, INC.

                         SIX MONTHS ENDED JUNE 30, 1997
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

(g) Reduction in interest expense to reflect the use of proceeds of this Offering as follows:

Net offering proceeds.............................................  $ 106,563
Funding of Fred B. Barbara Companies..............................    (44,625)
                                                                    ---------
Net proceeds available to pay down acquisition facility...........     61,938
Average 1997 interest rate on acquisition facility................       8.25%
                                                                    ---------
Annual reduction in interest expense..............................  $   5,110
                                                                    ---------
Reduction in interest expense through June 30, 1997...............  $   2,555
                                                                    ---------
Less adjustment to limit the amount of interest expense recovered
  to the actual interest expense realized.........................       (136)
                                                                    ---------
                                                                    $   2,419
                                                                    ---------
                                                                    ---------

(h) Adjusted to reflect the income tax effect on the pro forma adjustments based on an estimated marginal tax rate of 39% limited by the utilization of the net operating loss (NOL) carryforwards. The maximum annual utilization of such NOL carryforwards are limited under the Internal Revenue Code as a result of changes in ownership that have occurred.

(i) Weighted average common stock and common stock equivalent shares outstanding at June 30, 1997 gives effect to the issuance of 4.6 million shares in the May 13, 1997 offering, the 3.5 million shares in this Offering, and the issuance of common stock in connection with the Fred B. Barbara Companies acquisition as if such transactions had occurred as of January 1, 1997.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Fred B. Barbara Companies

    We have audited the accompanying combined balance sheets of Fred B. Barbara Companies (the Combined Companies) as of June 30, 1997, December 31, 1996 and December 31, 1995, and the related combined statements of income, stockholders' equity, and cash flows for the six months ended June 30, 1997, and for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Combined Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Fred B. Barbara Companies as of June 30, 1997, December 31, 1996 and December 31, 1995, and the combined results of its operations and its cash flows for the six months ended June 30, 1997, and for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                             Ernst & Young LLP

Chicago, Illinois
August 1, 1997

                           FRED B. BARBARA COMPANIES

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                                  DECEMBER 31,
                                                                                   JUNE 30,   --------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
                                                      ASSETS

Current assets:
  Cash and cash equivalents......................................................  $   4,114  $   2,834  $   3,342
  Cash held in escrow............................................................        511        496        455
  Trade receivables less allowance for doubtful accounts of $147, $147, and
    $128.........................................................................      3,137      4,383      5,613
  Prepaid expenses and other assets..............................................        249        203        487
                                                                                   ---------  ---------  ---------
Total current assets.............................................................      8,011      7,916      9,897
Property and equipment, net......................................................     12,374     13,021     11,966
                                                                                   ---------  ---------  ---------
                                                                                   $  20,385  $  20,937  $  21,863
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Loan with banks................................................................  $     610  $     850  $      --
  Advances from stockholder......................................................         70         70      1,645
  Accounts payable...............................................................        485      1,090      1,483
  Accrued liabilities............................................................        585        741        756
  Deferred revenues..............................................................         90         85         66
                                                                                   ---------  ---------  ---------
Total current liabilities........................................................      1,840      2,836      3,950
Accrued environmental and landfill costs.........................................      1,765      1,707      1,063
Stockholders' equity:
  Common stock...................................................................          1          1          1
  Additional paid-in capital.....................................................      6,559      6,559      6,450
  Retained earnings..............................................................     10,220      9,834     10,399
                                                                                   ---------  ---------  ---------
                                                                                      16,780     16,394     16,850
                                                                                   ---------  ---------  ---------
                                                                                   $  20,385  $  20,937  $  21,863
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                            See accompanying notes.

                           FRED B. BARBARA COMPANIES

                         COMBINED STATEMENTS OF INCOME

                             (DOLLARS IN THOUSANDS)

                                                                      SIX MONTHS
                                                                         ENDED         YEAR ENDED DECEMBER 31,
                                                                       JUNE 30,    -------------------------------
                                                                         1997        1996       1995       1994
                                                                      -----------  ---------  ---------  ---------
Revenues............................................................   $  10,452   $  23,716  $  37,212  $  36,171
Cost of operations..................................................       6,033      14,384     20,228     21,151
Selling, general, and administrative expenses.......................       1,161       5,368      5,385      5,160
Depreciation and amortization.......................................       1,050       2,303      2,417      2,298
                                                                      -----------  ---------  ---------  ---------
Operating income....................................................       2,208       1,661      9,182      7,562
Interest expense....................................................          26          32         45        256
Interest income.....................................................          54         215        127         66
                                                                      -----------  ---------  ---------  ---------
Income before state income taxes....................................       2,236       1,844      9,264      7,372
State income taxes..................................................          43          55        133        109
                                                                      -----------  ---------  ---------  ---------
Net income..........................................................   $   2,193   $   1,789  $   9,131  $   7,263
                                                                      -----------  ---------  ---------  ---------
                                                                      -----------  ---------  ---------  ---------

                            See accompanying notes.

                           FRED B. BARBARA COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                   ADDITIONAL                 TOTAL
                                                                       COMMON        PAID-IN    RETAINED   STOCKHOLDERS'
                                                                        STOCK        CAPITAL    EARNINGS      EQUITY
                                                                    -------------  -----------  ---------  ------------
Balance--December 31, 1993........................................    $       1     $   6,450   $   7,235   $   13,686
  Stockholder distributions.......................................           --            --      (5,489)      (5,489)
  Net income......................................................           --            --       7,263        7,263
                                                                             --
                                                                                   -----------  ---------  ------------
Balance--December 31, 1994........................................            1         6,450       9,009       15,460
  Stockholder distributions.......................................           --            --      (7,741)      (7,741)
  Net income......................................................           --            --       9,131        9,131
                                                                             --
                                                                                   -----------  ---------  ------------
Balance--December 31, 1995........................................            1         6,450      10,399       16,850
  Capital contribution of land....................................           --           109          --          109
  Stockholder distributions.......................................           --            --      (2,354)      (2,354)
  Net income......................................................           --            --       1,789        1,789
                                                                             --
                                                                                   -----------  ---------  ------------
Balance--December 31, 1996........................................            1         6,559       9,834       16,394
  Stockholder distributions.......................................           --            --      (1,807)      (1,807)
  Net income......................................................           --            --       2,193        2,193
                                                                             --
                                                                                   -----------  ---------  ------------
Balance--June 30, 1997............................................    $       1     $   6,559   $  10,220   $   16,780
                                                                             --
                                                                             --
                                                                                   -----------  ---------  ------------
                                                                                   -----------  ---------  ------------

                            See accompanying notes.

                           FRED B. BARBARA COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                          SIX MONTHS
                                                                             ENDED         YEAR ENDED DECEMBER 31,
                                                                           JUNE 30,    -------------------------------
                                                                             1997        1996       1995       1994
                                                                          -----------  ---------  ---------  ---------
OPERATING ACTIVITIES
Net income..............................................................   $   2,193   $   1,789  $   9,131  $   7,263
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization.........................................       1,050       2,303      2,417      2,298
  Provision for environmental and landfill costs........................          58         644        758         35
  Changes in current assets and liabilities:
    Trade receivables...................................................       1,246       1,230        555     (1,039)
    Prepaid expenses, cash in escrow, and other assets..................         (61)        243       (438)        79
    Accounts payable, accrued liabilities, and deferred revenue.........        (756)       (389)      (552)       507
                                                                          -----------  ---------  ---------  ---------
Net cash provided by operating activities...............................       3,730       5,820     11,871      9,143

INVESTING ACTIVITIES
Capital expenditures....................................................        (403)     (3,588)    (4,218)    (1,550)
                                                                          -----------  ---------  ---------  ---------
Net cash used in investing activities...................................        (403)     (3,588)    (4,218)    (1,550)

FINANCING ACTIVITIES
Distributions to principal stockholder..................................      (1,807)     (2,015)    (7,741)    (5,489)
Advances from (payments to) principal stockholder, net..................          --      (1,575)       307      1,322
Proceeds from issuance of debt..........................................          --       1,000         --      2,300
Repayments of indebtedness..............................................        (240)       (150)    (1,115)    (2,200)
                                                                          -----------  ---------  ---------  ---------
Net cash used in financing activities...................................      (2,047)     (2,740)    (8,549)    (4,067)
                                                                          -----------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents....................       1,280        (508)      (896)     3,526
Cash and cash equivalents at beginning of year..........................       2,834       3,342      4,238        712
                                                                          -----------  ---------  ---------  ---------
Cash and cash equivalents at end of year................................   $   4,114   $   2,834  $   3,342  $   4,238
                                                                          -----------  ---------  ---------  ---------
                                                                          -----------  ---------  ---------  ---------

Supplemental cash flow information:
  Cash paid for interest................................................   $      26   $      32  $      45  $     256
  Cash paid for income taxes............................................          48         205         62         50

Supplemental disclosure of noncash investing and financing activities:
  Contribution of land from principal stockholder.......................   $      --   $     109  $      --  $      --
  Distribution of property to principal stockholder.....................          --         339         --         --

                            See accompanying notes.

                           FRED B. BARBARA COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                       SIX MONTHS ENDED JUNE 30, 1997 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. FORMATION AND BASIS OF PRESENTATION

    The combined financial statements include the accounts of: (i) Fred B. Barbara Trucking Co., Inc.; (ii) Shred-All Recycling Services, Inc.; (iii) Illinois Bulk Handlers, Inc.; and (iv) Environtech, Inc., (the Combined Companies) all companies under the majority ownership of Fred B. Barbara (the Principal Shareholder) and members of the Barbara family. The Combined Companies operate primarily in the Chicago, Illinois, metropolitan area.

    Fred B. Barbara Trucking Co., Inc., an Illinois corporation, was incorporated in 1979 and is involved in transporting non-hazardous solid wastes.

    Shred-All Recycling Systems, Inc., an Illinois corporation, was incorporated in 1988 and is involved in the collection, transfer, sorting, and recycling of non-hazardous solid wastes.

    Illinois Bulk Handlers, Inc., an Illinois corporation, was incorporated in 1985 and is involved in the rental of heavy equipment, primarily for non-hazardous solid waste management activities and municipal sludge processing and disposal. Illinois Bulk Handlers, Inc., represented less than 1% of combined revenues for all periods presented.

    Environtech, Inc., a Delaware corporation, was incorporated in 1986 and is a disposal facility for non-hazardous solid wastes.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

    The combined financial statements include the accounts of each of the entities comprising the Combined Companies. All significant intercompany balances and transactions have been eliminated.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Combined Companies to concentrations of credit risk consist primarily of trade receivables. The Combined Companies perform ongoing credit evaluations of their customers and maintain an allowance for losses based on the expected collectibility of accounts receivable. Credit losses have been within management's expectations. Generally, the Combined Companies do not require collateral from their customers.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Trade receivables, accounts payables, and debt obligations are carried at cost which approximates fair value.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           FRED B. BARBARA COMPANIES

                       SIX MONTHS ENDED JUNE 30, 1997 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CASH AND CASH EQUIVALENTS

    Cash and cash equivalents represent cash in banks and liquid investments with original maturities of three months or less.

CASH HELD IN ESCROW

    Cash held in escrow represents amounts held by banks restricted to fund obligations for closure and post-closure costs.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Depreciation of equipment is computed using accelerated methods over the estimated useful lives of the respective assets as follows:

Vehicles and equipment.......................................  3 to 10 years
                                                               10 to 39
Buildings....................................................  years

    Expenditures for major renewals are capitalized and expenditures for routine maintenance and repairs are charged to expense as incurred.

    Capitalized landfill costs include expenditures for land and related airspace, permitting costs and preparation costs. Landfill permitting and preparation costs represent only direct costs related to these activities, including legal, engineering, construction of landfill improvements, cell development costs, and the direct costs of the Combined Companies personnel dedicated for these purposes. Management routinely reviews the realizability of the Combined Companies investment in its operating landfills. The disposal site is carried at cost and to the extent this exceeds end-use realizable value, such excess is amortized over the estimated remaining life of the disposal site. Preparation costs for individual secure land disposal cells are recorded in property and equipment and amortized as the airspace is filled.

ACCRUED ENVIRONMENTAL AND LANDFILL COSTS

    Accrued environmental and landfill costs represent landfill accruals which are provided for environmental compliance costs and closure and post-closure reserves. These accruals are based on accounting estimates by management determined primarily from the results of engineering studies and reviews and on interpretation of the technical standards of the Environmental Protection Agency's Subtitle D regulations, or the approved state counterpart, and the proposed air emissions standards under the Clean Air Act as they are being applied on a state-by-state basis. The Combined Companies typically provide accruals for these costs as permitted airspace of such facilities is consumed. Closure and post-closure monitoring and maintenance costs represent the costs related to cash expenditures yet to be incurred when a landfill facility ceases to accept waste and closes. Certain of these accrued environmental and landfill costs, principally capping, leachate collection and removal, and methane gas control and recovery, are operating and maintenance costs to be incurred during the 30-year period after the facility closes, but are accrued during the operating life of the site in accordance with the landfill operation requirements of Subtitle D and the proposed air emissions standards. The Combined Companies have estimated that, as of

                           FRED B. BARBARA COMPANIES

                       SIX MONTHS ENDED JUNE 30, 1997 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
June 30, 1997, closure/post-closure expenses will approximate $4.9 million. These accruals are reviewed by management periodically and revised prospectively for any significant changes in future cost estimates.

REVENUE RECOGNITION

    Revenues are recorded at the date of actual waste disposal. Revenues billed prior to the performance of services are deferred and recorded as income in the period in which the related services are rendered, generally over a two-month period.

3. PROPERTY AND EQUIPMENT

    Property and equipment are summarized as follows (in thousands):

                                                                              DECEMBER 31,
                                                               JUNE 30,   --------------------
                                                                 1997       1996       1995
                                                               ---------  ---------  ---------
Land.........................................................  $   1,316  $   1,316  $   1,191
Landfills....................................................      9,110      9,110      9,073
Buildings....................................................      2,617      2,617        950
Vehicles and equipment.......................................     18,309     17,914     16,374
                                                               ---------  ---------  ---------
                                                                  31,352     30,957     27,588
Less: Accumulated depreciation and amortization..............     18,978     17,936     15,622
                                                               ---------  ---------  ---------
                                                               $  12,374  $  13,021  $  11,966
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

4. ACCRUED LIABILITIES

    Accrued liabilities are summarized as follows (in thousands):

                                                                                       DECEMBER 31,
                                                                       JUNE 30,    --------------------
                                                                         1997        1996       1995
                                                                      -----------  ---------  ---------
Landfill............................................................   $     146   $     161  $     232
Real estate taxes...................................................         155         200        209
State income taxes..................................................         163         169        200
Other...............................................................         121         211        115
                                                                           -----   ---------  ---------
                                                                       $     585   $     741  $     756
                                                                           -----   ---------  ---------
                                                                           -----   ---------  ---------

5. LOANS WITH BANKS

    The Combined Companies entered into a $1 million term loan agreement with Amalgamated Bank of Chicago on September 23, 1996 for working capital purposes. The term loan bore interest at a per annum 6.30% rate and was due on January 2, 1997. On January 2, 1997, the term loan was renewed for $850,000 at a per annum of 6.35% rate and was due on July 3, 1997.

                           FRED B. BARBARA COMPANIES

                       SIX MONTHS ENDED JUNE 30, 1997 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

5. LOANS WITH BANKS (CONTINUED)
    The term loan was renewed on July 3, 1997 for $610,000 and bears interest at a per annum rate of 6.65%. Interest is due monthly and the principal balance is due in full on January 5, 1998. Additionally, the term loan is secured through a personal guarantee by the Principal Stockholder.

    In 1994 and 1993, the Combined Companies borrowed $2.3 million and $900,000, respectively, under separate bank term loan agreements. Both of these loans bore interest at 6.0%, were due in monthly installments, and were fully paid in 1995.

6. INCOME TAXES

    No provision for federal income taxes was required for the six months ended June 30, 1997, or for the fiscal years 1996, 1995, and 1994, as a result of the Combined Companies' elections to be treated as S corporations under the Internal Revenue Code. However, the Combined Companies are subject to certain state income taxes. Generally, the income of the Combined Companies is to be reported on the individual income tax returns of its stockholders.

7. RELATED PARTIES

    Fred B. Barbara Trucking Co., Inc., on occasion, uses subcontractors to haul non-hazardous solid wastes. As part of this subcontracting, a company owned by the Principal Stockholder's brother is used. Hauling fees to this related party subcontractor approximated $49,000, $118,000, $172,000, and $135,000, for the
six months ended June 30, 1997 and for fiscal years 1996, 1995, and 1994, respectively.

    The Combined Companies rent their main office facility and certain equipment on a month-to-month basis, from the Principal Stockholder. Rent expense to the Principal Stockholder approximated $240,000 for the six months ended June 30, 1997 and $480,000 for each of the three years in the period ended December 31, 1996.

8. COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL AND REGULATORY REQUIREMENTS

    The business and activities of the Combined Companies are or may become heavily regulated by the Environmental Protection Agency, the Department of Transportation, the Interstate Commerce Commission, and various state environmental and transportation regulatory authorities. The Combined Companies are subject to various statutes and regulations which include, but are not limited to, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, and various state regulations. The full impact of these laws and regulations and adoption of new statutes and regulations with respect to the Combined Companies' facilities and operations is uncertain and could have material adverse effects on the Combined Companies' business, results of operations, and financial condition in that the Combined Companies: (i) could be required to incur additional expenses in compliance efforts; (ii) might be unable to comply, forcing the Combined Companies to cease operations; and (iii) could incur additional liability for past operation of acquired assets. These regulations may also impose restrictions on the Combined Companies' operations, such as limiting the expansion of disposal facilities, limiting or banning the disposal of out-of-state waste or certain other categories of waste, or mandating the disposal of local refuse.

                           FRED B. BARBARA COMPANIES

                       SIX MONTHS ENDED JUNE 30, 1997 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Although the Combined Companies believe they are in substantial compliance with current regulatory requirements, because of heightened political and public concern over environmental issues, companies in the waste disposal industry, including the Combined Companies, may become subject to judicial and administrative proceedings involving federal, state, or local agencies in the normal course of business.

    The Combined Companies carry a comprehensive general liability insurance policy which management considers adequate to protect the Combined Companies' assets and operation from other risks.

    The Combined Companies also may be subject to claims for personal injury or property damage arising out of motor vehicle accidents involving its trucks. The Combined Companies currently carry insurance with policy limits which management believes to be sufficient to cover these risks. If the Combined Companies were to incur liabilities in excess of its insurance limits, its financial condition could be adversely affected.

    In connection with the Combined Companies' landfill, the Combined Companies have provided $305,000 in letters of credit from a financial institution to provide financial assurance that closure and post-closure expenses will be met in the event that the Combined Companies are not able to fulfill its closure and post-closure obligations.

    At June 30, 1997, future minimum lease payments for processing facilities under noncancelable lease obligations are as follows (IN THOUSANDS):

Remainder of fiscal year 1997........................................  $      25
1998.................................................................         50
1999.................................................................         50
2000.................................................................         50
2001 and thereafter..................................................        275
                                                                       ---------
Total minimum lease payments.........................................  $     450
                                                                       ---------
                                                                       ---------

    Rental expense was approximately $423,000, $675,000, $624,000 and $700,000 for the six months ended June 30, 1997, and for fiscal years 1996, 1995, and 1994, respectively.

9. SIGNIFICANT CUSTOMERS

    One customer accounted for 30%, 33%, 62%, and 65% of the revenues of the Combined Companies for the six months ended June 30, 1997, and for fiscal years 1996, 1995, and 1994, respectively. Another customer accounted for 28%, 24%, 12%, and 4% of the revenues of the Combined Companies for the six months ended June 30, 1997 and for fiscal years 1996, 1995, and 1994, respectively.

                           FRED B. BARBARA COMPANIES

                       SIX MONTHS ENDED JUNE 30, 1997 AND
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

10. STOCKHOLDERS' EQUITY

    Stockholders' equity is as follows:

                                                                                                       DECEMBER 31,
                                                                                       JUNE 30,    --------------------
                                                                                         1997        1996       1995
                                                                                      -----------  ---------  ---------
Fred B. Barbara Trucking Co., Inc.
  Common stock, no par value, 100,000 shares authorized; 1,000 shares issued and
    outstanding.....................................................................   $      --   $      --  $      --
  Additional paid-in capital........................................................           1           1          1
Shred-All Recycling Services, Inc.
  Common stock, no par value, 100 shares authorized and issued and outstanding......          --          --         --
  Additional paid-in capital........................................................          10          10         10
Illinois Bulk Handlers, Inc.
  Common stock, no par value, 100 shares authorized and issued and outstanding......          --          --         --
  Additional paid-in capital........................................................          10          10         10
Environtech, Inc.
  Common stock, $1 par value, 1,000 shares authorized; 804 shares
    issued and outstanding..........................................................           1           1          1
  Additional paid-in capital........................................................       6,538       6,538      6,429
Total common stock..................................................................   $       1   $       1  $       1
                                                                                      -----------  ---------  ---------
Total additional paid-in capital....................................................   $   6,559   $   6,559  $   6,450
                                                                                      -----------  ---------  ---------
                                                                                      -----------  ---------  ---------

11. SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES

    Selling, general, and administrative expenses include incentive compensation charges of $0 in 1997, $2,450,000 in 1996, $3,175,000 in 1995, and $3,185,000 in
1994.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   15
Price Range of Common Stock...............................................   15
Dividend Policy...........................................................   15
Capitalization............................................................   16
Selected Consolidated Financial Data......................................   17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   19
Business..................................................................   27
Management................................................................   38
Principal and Selling Stockholders........................................   40
Description of Capital Stock..............................................   42
Shares Eligible for Future Sale...........................................   44
Underwriting..............................................................   45
Legal Matters.............................................................   47
Experts...................................................................   47
Available Information.....................................................   47
Incorporation of Certain Documents by Reference...........................   48
Index to Financial Statements.............................................  F-1

                                5,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                            OPPENHEIMER & CO., INC.
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                           CREDIT SUISSE FIRST BOSTON

                                           , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table shows the expenses, other than underwriting discounts, which the Company expects to incur in connection with the issuance and distribution of the securities being registered under this registration statement. All expenses are estimated except for the Securities and Exchange Commission registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee............................  $59,896.00
NASD filing fee................................................................   20,266.00
Blue Sky fees and expenses.....................................................      *
Legal fees and expenses........................................................      *
Accounting fees and expenses...................................................      *
Miscellaneous..................................................................      *
                                                                                 ----------
      Total....................................................................  $   *
                                                                                 ----------
                                                                                 ----------

------------------------

*    To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the preceding two paragraphs, Section 145 requires that he be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

    Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145.

    Article Fifth of the Company's Certificate of Incorporation eliminates the personal liability of the directors of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as directors, with certain exceptions, and Article Sixth requires indemnification of directors and officers of the Company, and for advancement of litigation expenses to the fullest extent permitted by Section 145. Article Sixth of the Company's By-laws provides for indemnification of the Company's officers and directors to the fullest extent permitted by Section 145 and other applicable laws as currently in effect and as they may be amended in the future.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT NO.  DESCRIPTION OF EXHIBITS
-----------  -----------------------------------------------------------------------------------------------------
        1.1  Underwriting Agreement*
        4.1  Specimen Common Stock Certificate (1)
        5.1  Opinion of Proskauer Rose LLP*
       23.1  Consent of Ernst & Young LLP
       23.2  Consent of Proskauer Rose LLP (included in exhibit 5.1)
       24.1  Powers of Attorney are set forth on the signature pages hereof

------------------------

*   To be filed by amendment.

(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (333-4889).

    (b) Financial Statement Schedules

    NONE

ITEM 17. UNDERTAKINGS.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described above in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted against the Registrant by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burr Ridge, State of Illinois, on September 24, 1997.

                                AMERICAN DISPOSAL SERVICES, INC.

                                By:             /s/ RICHARD DE YOUNG
                                     -----------------------------------------
                                                  Richard De Young
                                                     PRESIDENT

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below each severally constitutes and appoints Richard De Young, Stephen P. Lavey and Ann L. Straw, and each of them, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registrant's registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ DAVID C. STOLLER
------------------------------  Chairman and Director       September 24, 1997
       David C. Stoller

     /s/ RICHARD DE YOUNG
------------------------------  President, Chief Executive  September 24, 1997
       Richard De Young           Officer and Director

     /s/ STEPHEN P. LAVEY       Chief Financial Officer
------------------------------    (principal financial      September 24, 1997
       Stephen P. Lavey           officer)

 /s/ LAWRENCE R. CONRATH, SR.   Vice President and
------------------------------    Controller (principal     September 24, 1997
   Lawrence R. Conrath, Sr.       accounting officer)

    /s/ MERRIL M. HALPERN
------------------------------  Director                    September 24, 1997
      Merril M. Halpern

    /s/ A. LAWRENCE FAGAN
------------------------------  Director                    September 24, 1997
      A. Lawrence Fagan

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
 /s/ RICHARD T. HENSHAW, III
------------------------------  Director                    September 24, 1997
   Richard T. Henshaw, III

    /s/ G. T. BLANKENSHIP
------------------------------  Director                    September 24, 1997
      G. T. Blankenship

      /s/ NORMAN STEISEL
------------------------------  Director                    September 24, 1997
        Norman Steisel